Exhibit 10.2

EXECUTION VERSION

$215,000,000

SECOND LIEN NOTE PURCHASE AGREEMENT

EMERGE ENERGY SERVICES LP,
as Parent Guarantor,

EMERGE ENERGY SERVICES OPERATING LLC,
SUPERIOR SILICA SANDS LLC,
AND CERTAIN OF THEIR SUBSIDIARIES,
as Issuers,

HPS INVESTMENT PARTNERS, LLC,
as Notes Agent and Collateral Agent,

and

THE NOTEHOLDERS
FROM TIME TO TIME PARTY HERETO,

as Noteholders

January 5, 2018

i

4.15	Inventory	54
4.16	Maintenance of Equipment	55
4.17	Exculpation of Liability	55
4.18	Environmental Matters	55
4.19	Financing Statements	56
4.20	Voting Rights in Respect of Subsidiary Stock	57
4.21	Dividend and Distribution Rights in Respect of Subsidiary Shares	57

V. REPRESENTATIONS AND WARRANTIES		57

5.1	Authority	57
5.2	Formation and Qualification	58
5.3	[Reserved]	58
5.4	Tax Returns	58
5.5	Financial Statements	58
5.6	Entity Names	59
5.7	O.S.H.A.; Environmental Compliance; Flood Laws	59
5.8	Solvency	59
5.9	Litigation	60
5.10	Compliance with Laws; ERISA	60
5.11	Patents, Trademarks, Copyrights and Licenses	61
5.12	Licenses and Permits	61
5.13	No Burdensome Restrictions	61
5.14	No Labor Disputes	61
5.15	Margin Regulations	62
5.16	Investment Company Act	62
5.17	Disclosure	62
5.18	Perfection of Security Interest in Collateral	62
5.19	Swaps	62
5.20	Application of Certain Laws and Regulations	62
5.21	No Brokers or Agents	63
5.22	Commercial Tort Claims	63
5.23	Letter of Credit Rights	63
5.24	Deposit Accounts	63
5.25	Personal Properties	63
5.26	Insurance	63
5.27	Private Offering	63
5.28	Real Property	63

VI. AFFIRMATIVE COVENANTS		64

6.1	Compliance with Law	64
6.2	Conduct of Business and Maintenance of Existence and Assets	64
6.3	Violations	64
6.4	Government Receivables	64
6.5	Financial Covenants	65
6.6	Perfection; Further Assurances	66
6.7	Payment of Obligations	67
6.8	Standards of Financial Statements	67
6.9	Use of Proceeds	67
6.10	[Reserved]	67

6.11	Post-Closing Deliveries	67
6.12	Anti-Terrorism Law; International Trade Law Compliance	67
6.13	Information Regarding Collateral	68
6.14	Flood Insurance	68

VII. NEGATIVE COVENANTS		68

7.1	Merger, Consolidation, Acquisition and Sale of Assets	68
7.2	Creation of Liens	70
7.3	Guarantees	70
7.4	Investments	70
7.5	Dividends and Distributions	71
7.6	Indebtedness	72
7.7	Nature of Business	73
7.8	Transactions with Affiliates	73
7.9	Subsidiaries	74
7.10	Fiscal Year and Accounting Changes	74
7.11	Pledge of Credit	74
7.12	Amendment of Certain Documents	74
7.13	Compliance with ERISA	75
7.14	Prepayment of Indebtedness and Certain Other Obligations	75
7.15	Management Fees	76
7.16	Bank Accounts	76
7.17	[Reserved]	76
7.18	No Integration	76
7.19	Passive Holding Company	76

VIII. CONDITIONS PRECEDENT		76

8.1	Conditions to Initial Note Purchase	76

IX. INFORMATION AS TO NOTE PARTIES		80

9.1	Disclosure of Material Matters	80
9.2	Borrowing Base Certificate; Schedules	80
9.3	Compliance Certificate	81
9.4	Litigation	81
9.5	Material Occurrences	81
9.6	Reserve Reports	81
9.7	Annual Financial Statements	81
9.8	Quarterly and Monthly Reporting	82
9.9	Additional Information	82
9.10	Projected Operating Budget	82
9.11	MD&A	83
9.12	Notice of Suits, Adverse Events	83
9.13	ERISA Notices and Requests	83
9.14	Notice of Leases	84
9.15	SEC Filings	84
9.16	Noteholder Calls	84
9.17	Additional Documents	84

X. EVENTS OF DEFAULT		84

10.1	Nonpayment	84
10.2	Breach of Representation	84
10.3	Financial Information	85
10.4	Judicial Actions	85
10.5	Noncompliance	85
10.6	Judgments	85
10.7	Bankruptcy	85
10.8	Inability to Pay	86
10.9	[Reserved]	86
10.10	Lien Priority	86
10.11	Cross Default	86
10.12	Breach of Guaranty, Security Agreement or Pledge Agreement	86
10.13	[Reserved]	86
10.14	Invalidity	86
10.15	Licenses	86
10.16	Pension Plans	86
10.17	Reportable Compliance Event	87

XI. NOTEHOLDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		87

11.1	Rights and Remedies	87
11.2	Agent’s Discretion	88
11.3	Setoff	88
11.4	Rights and Remedies not Exclusive	89
11.5	Allocation of Payments After Event of Default	89

XII. WAIVERS AND JUDICIAL PROCEEDINGS		89

12.1	Waiver of Notice	89
12.2	Delay	89
12.3	Jury Waiver	90

XIII. EFFECTIVE DATE AND TERMINATION		90

13.1	Term	90
13.2	Termination	90

XIV. REGARDING AGENT		91

14.1	Appointment	91
14.2	Agent in Its Individual Capacity	91
14.3	Exculpatory Provisions	91
14.4	Reliance by Agent	93
14.5	Delegation of Duties	94
14.6	Successor Agent	94
14.7	Indemnification	95
14.8	Non-Reliance on Agent and Other Noteholders	95
14.9	Delivery of Documents	95
14.10	Issuers’ Undertaking to Agent	95

14.11	Agent May File Proof of Claims	95
14.12	Regarding Collateral	96
14.13	Other Documents	97
14.14	Withholding Tax	97
14.15	Release of Collateral and Guaranties	97

XV. BORROWING AGENCY		98

15.1	Borrowing Agency Provisions	98
15.2	Waiver of Subrogation	99

XVI. MISCELLANEOUS		99

16.1	Governing Law	99
16.2	Entire Understanding; Amendments; No Waiver by Course of Conduct	100
16.3	Successors and Assigns; Participations	101
16.4	Application of Payments	103
16.5	Indemnity	103
16.6	Notice	105
16.7	Survival	107
16.8	Severability	107
16.9	Expenses	107
16.10	Injunctive Relief	107
16.11	Consequential Damages	107
16.12	Captions	107
16.13	Counterparts; Facsimile Signatures	108
16.14	Construction	108
16.15	Confidentiality; Sharing Information	108
16.16	Publicity	109
16.17	Certifications From Banks; USA PATRIOT Act	109
16.18	Anti-Terrorism Laws	109
16.19	Concerning Joint and Several Liability of Issuers	109
16.20	[Reserved]	111
16.21	ISSUERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT	111
16.22	Absence of Fiduciary Duties	112
16.23	Intercreditor Agreement	112
16.24	Securities Representations	113
16.25	Electronic Execution of Assignments and Certain Other Documents	115
16.26	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	115
16.27	Amendment and Restatement	116

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.1	Perfection Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Guaranty
Exhibit 1.2(c)	Pledge Agreement
Exhibit 1.2(d)	Issuance Notice
Exhibit 2.1	Note
Exhibits 3.7-1-2	Non-Bank Tax Certificates
Exhibit 8.1(f)	Financial Condition Certificate
Exhibit 8.1(x)	Capital Expenditure Budget
Exhibit 16.3	Transfer Supplement

Schedules

Schedule 1.2(a)	Commitments
Schedule 1.2(c)	Permitted Encumbrances
Schedule 1.2(d)	Specified Obligations
Schedule 1.2(e)	Specified Other Obligations
Schedule 1.2(f)	Specified Documents
Schedule 1.2(g)	Specified Assets
Schedule 5.10(b)	Plans
Schedule 5.12	Licenses and Permits
Schedule 5.13	No Burdensome Restrictions
Schedule 5.14	Labor Disputes
Schedule 6.11	Post-Closing Deliveries
Schedule 7.4	Existing Investments
Schedule 7.6	Existing Indebtedness

SECOND LIEN NOTE PURCHASE AGREEMENT

This Second Lien Note Purchase Agreement, dated as of January 5, 2018, is entered into among EMERGE ENERGY SERVICES LP, a Delaware limited partnership (“Parent Guarantor”), EMERGE ENERGY SERVICES OPERATING LLC, a Delaware limited liability company (“Emerge”), SUPERIOR SILICA SANDS LLC, a Texas limited liability company (“SSS” and together with Emerge and each Person joined hereto as an issuer from time to time, collectively, the “Issuers,” and each individually a “Issuer”), the Noteholders which are now or which hereafter become a party hereto (collectively, the “Noteholders” and each individually a “Noteholder”), and HPS INVESTMENT PARTNERS, LLC (“HPS”), as notes agent for the Noteholders and collateral agent for the Secured Parties (in such capacities, the “Agent”).

WHEREAS, the Issuers, Parent Guarantor, the lenders party thereto, U.S. Bank National Association, as disbursing agent and collateral agent for such lenders, entered into that certain Second Lien Credit and Security Agreement, dated as of April 12, 2017 (the “Existing Credit Agreement”) providing for a $40,000,000 term loan facility to the Issuers;

WHEREAS, the Issuers requested that subject to the satisfaction of the conditions precedent set forth in Article VIII, the Noteholders purchase the Notes referred to below in the aggregate principal amount of $215,000,000 pursuant to the terms of this Agreement;

WHEREAS, on the Closing Date, the Issuers will enter into the Revolving Credit Agreement pursuant to which the Issuers will obtain commitments under the Revolving Credit Agreement in the aggregate principal amount of $75,000,000;

WHEREAS, the proceeds of the Notes together with the proceeds of the loans under the  Revolving Credit Agreement, will be used to finance the Transactions and pay related fees and expenses, provide for the Issuers’ general business purposes, and finance Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto); and

WHEREAS, the Noteholders have indicated their willingness to purchase Notes on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

I.                                        DEFINITIONS.

1.1                         Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  If at any time (i) any change in GAAP or (ii) any change in the application of GAAP concurred by the Note Parties’ independent public accountants would affect the computation of any financial ratio, requirements or covenants set forth in this Agreement or any Other Document, including, without limitation, any change as to whether leases are required to be capitalized for financial reporting purposes, and either the Issuer Representative or the Required Noteholders shall so request, Noteholders and the Note Parties shall negotiate in good faith to amend such ratio or requirement, including, without limitation, the Total Leverage Ratio and the Indebtedness negative covenant, to preserve the original intent thereof in light of such change in GAAP

(subject to the approval of the Required Noteholders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.2                         General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“ABL/Term Intercreditor Agreement” shall mean the First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the Revolving Agent and the Agent and acknowledged by the Note Parties, as amended, supplemented or amended and restated from time to time.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean a transaction or series of transactions resulting, directly or indirectly, in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Note Party or any Subsidiary thereof with another Person that is not a Note Party.

“Activation Notice” shall have the meaning set forth in Section 4.14(g) hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Noteholder” shall have the meaning set forth in Section 3.8 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Second Lien Note Purchase Agreement.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or corruption including, without limitation, any sanctions imposed by the U.S. Government (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, and Her Majesty’s Treasury.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including as to any Collateral located in Canada, the PPSA.

“Applicable Number” shall mean two (2) with respect to Field Examinations, appraisals of Inventory and appraisals of Sand Reserves for any period of four fiscal quarters.

“Applicable Percentage” shall mean, as to any Noteholder, the aggregate unpaid principal amount of such Noteholder’s Notes divided by the aggregate unpaid principal amount of all Notes.  The Applicable Percentage of each Noteholder with respect to the Notes is set forth opposite such Noteholder’s name on Schedule 1.2(a) hereto.

“Applicable Redemption Premium” shall mean, as of any date of determination with respect to any Note being redeemed or accelerated as provided in Section 2.6(c), an amount equal to (a) during the period of time from and after the first anniversary of the Closing Date through the second anniversary thereof, 6% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), (b) during the period of time from and after the second anniversary of the Closing Date through the third anniversary thereof, 3% of the principal amount prepaid or accelerated (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), and (c) after the third anniversary of the Closing Date, zero.

“Applicable Restricted Payment Redemption Amount” shall mean (a) if on a Pro Forma Basis, the Total Leverage Ratio is greater than 1.50:1.00, an aggregate principal amount of the Notes equal to 200% of the aggregate amount of any Restricted Payment to be made pursuant to Section 7.5(a), and (b) if on a Pro Forma Basis, the Total Leverage Ratio is equal to or less than 1.50:1.00, an aggregate principal amount of the Notes equal to 100% of the aggregate amount of any Restricted Payment to be made pursuant to Section 7.5(a),

“Authority” shall have the meaning set forth in Section 4.18(b) hereof.

“Authorized Officer” of any Person shall mean the Chairman, Chief Financial Officer, Chief Executive Officer, Vice President, or other authorized officer of such Person designated by Issuer Representative.

“Available Excess Cash Flow Amount” means, as of any date of determination, an amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period ended immediately prior to such date of determination and for which Excess Cash Flow Period, the financial statements with respect thereto have been delivered to the Agent pursuant to Section 9.7 hereof.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefited Noteholder” shall have the meaning set forth in Section 2.8 hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.14(g)(i) hereof.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person, other than expenditures made utilizing the proceeds of insurance, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds.

“Capital Expenditure Budget” has the meaning set forth in Section 8.1(x).

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP but in any case shall exclude any operating leases that are recharacterized as a Capital Leases due to a change in GAAP after the Closing Date.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of Parent Guarantor and its applicable Subsidiaries, on a consolidated basis, represented by obligations under Capital Leases.

“Cash Equivalents” shall have the meaning set forth in Section 7.4 hereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting or economic Equity Interests of the General Partner in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the General Partner; (b) the Permitted

Holders shall cease to beneficially own and control, directly, at least 10% of the common units representing limited partnership interests in the Parent Guarantor; (c) the General Partner shall cease to be the sole general partner of the Parent Guarantor; (d) (i) the Parent Guarantor shall cease to beneficially own and control, directly, 100% on a fully diluted basis, of the economic and voting interest in the Equity Interests of Emerge or (ii) except as permitted by Section 7.1(a), the Parent Guarantor shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Equity Interests of each Issuer (other than Emerge), or (e) a “change of control” (or similarly defined event) as defined in the documentation governing any other Indebtedness of the Parent Guarantor or any of its Subsidiaries of more than $5,000,000 in principal amount shall occur.

“Change of Control Event” means the occurrence of a Change of Control.

“Change of Control Event Notice” has the meaning set forth in Section 2.6(d)(i) hereof.

“Claims” shall have the meaning set forth in Section 16.5 hereof.

“Closing Date” shall mean January 5, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean and include all right, title and interest of each Note Party in all of the following property and assets of such Note Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)                                 all Receivables;

(b)                                 all Equipment;

(c)                                  all General Intangibles;

(d)                                 all Inventory;

(e)                                  all Investment Property;

(f)                                   all Subsidiary Stock;

(g)                                  all Intellectual Property;

(h)                                 all Real Property that is, or is required to be under the terms of this Agreement, subject to a Mortgage;

(i)                                     all Leasehold Interests that are, or are required to be under the terms of this Agreement, subject to a Mortgage;

(j)                                    all Cash and Cash Equivalents;

(k)                                 all of each Note Party’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Note Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Note Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Note Party’s contract rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, money, fixtures and as-extracted collateral; (vi) each commercial tort claim described on Schedule 12 to the Perfection Certificate (including those described on any updates to such Schedule delivered with any Compliance Certificate) or in which a security interest is otherwise hereafter granted to Agent by a Note Party, whether pursuant to the provision of Section 4.1 or otherwise; (vii) if and when obtained by any Note Party, all real and personal property of third parties in which such Note Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Note Party has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Note Party;

(l)                                     all of each Note Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Note Party or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) above; and

(m)                             all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) above in whatever form, including, but not limited to:  cash, Cash Equivalents, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

but excluding for all purposes any Excluded Collateral.

“Collection Accounts” shall have the meaning set forth in Section 4.14(g)(i) hereof.

“Commitment” shall mean, as to any Noteholder, the obligation of such Noteholder (if applicable), to purchase Notes, in an aggregate principal and/or face amount not to exceed the Commitment Amount of such Noteholder.

“Commitment Amount” shall mean as to any Noteholder, the Commitment Amount set forth opposite such Noteholder’s name on Schedule 1.2(a) hereto.  The aggregate amount of the Commitment Amount as of the Closing Date is $215,000,000.

“Common Unit Purchase Agreement” shall mean the Common Unit Purchase Agreement dated as of the Closing Date among the Parent Guarantor, EES Offshore, LLC, AP Mezzanine Partners III, L.P., Mezzanine Partners III, L.P. and OC II AIV II LP.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by an Authorized Officer of Parent Guarantor, which (a) shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, shall specify such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by the applicable Note Parties with respect to such default, and such certificate shall have appended thereto calculations which set forth the Note Parties’ compliance with the requirements or restrictions imposed by Section 6.5 and (b) shall include any updates to Schedules 5.10(b), 5.12 and 5.14 hereto and a supplement to the Perfection Certificate in the form attached as Annex 6.13(b) to the Compliance Certificate (the “Perfection Certificate Supplement”).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Note Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated” or “consolidated” with reference to any term defined herein, shall mean that term as applied to the accounts of Parent Guarantor and all of its consolidated Subsidiaries or its consolidated Restricted Subsidiaries, as indicated in such reference, in each case, consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” shall mean for any Test Period interest expense of Parent Guarantor and its Restricted Subsidiaries, to the extent paid or payable for such period in cash, as determined in accordance with GAAP, including, without limitation, commitment fees, charges and related expenses in connection with Funded Indebtedness and interest attributable to Capitalized Lease Obligations.

“Consolidated EBITDA” shall mean, for any Test Period, for Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) depreciation, depletion and amortization for such period, (ii) all Consolidated Interest Expense (net of interest income) for such period, (iii) all federal, state, local and excise Tax expense, including franchise Taxes, for such period, (iv) non-cash charges (including non-cash compensation charges resulting from stock, equity option and related grants or any other long-term incentive arrangement, non-cash impairment charges, non-cash losses as a result of changes in the fair value of derivatives and non-cash charges as a result of Equity Investments and any warrants issued in connection therewith) for such period, (v) non-capitalized fees and expenses paid during such period which were incurred in connection with (1) the initial public offering of the Parent Guarantor, (2) the closing of the Existing Credit Agreement, the Osburn Acquisition and the execution and delivery of any amendment to the Prior Revolving Credit Agreement in an aggregate amount not to exceed $4,000,000 and paid during such period and prior to the Closing Date, (3) the closing of the Transactions, Equity Investments as of the Closing Date and the execution and delivery of the Revolving Credit Agreement in an aggregate amount not to exceed $4,000,000 and paid within ninety (90) days of the Closing Date, (4) the execution and delivery of Amendment No. 3 to the Prior Revolving Credit Agreement and documentation relating to the Specified Obligations and the Specified Other Obligations and, in each case, paid during such period and prior to the Closing Date and (5) the execution and delivery of any amendment to the Prior Revolving Credit Agreement on or before August 31, 2016, the Specified Documents and documentation relating to the Fuels Division Sale (including legal expenses) in an aggregate amount under this subclause (5) not to exceed $1,000,000 and paid during such period and prior to the Closing Date, (vi) extraordinary charges for such period, (vii) non-recurring charges for such period, (viii) all non-capitalized transaction expenses paid in such period related to or resulting from each Permitted Acquisition and each Investment permitted under Section 7.4, not to exceed 3% of the aggregate cash consideration paid for such Permitted Acquisition or Investment, and in each case, paid on or within ninety (90) days of the applicable closing date of such Permitted Acquisition or Investment, (ix) all non-capitalized transaction expenses paid in such period related to or resulting from each issuance of Indebtedness permitted under Section 7.6, not to exceed 1.5% of the gross amount of such Indebtedness, and in each case, paid on or within ninety (90) days of the applicable closing date of such issuance, (x) all non-capitalized transaction expenses paid in such period related to or resulting from each equity issuance, not to exceed 3.5% of the gross amount of the proceeds of such equity issuance, and in each case, paid on or within ninety (90) days of the applicable closing date of such equity issuance, (xi) non-capitalized expenses in respect of Specified Other Obligations for any fiscal periods ending prior to March 31, 2017, and (xii) solely for purposes of Section 6.5, non-cash expenses in respect of such period for Railcar Leases and Transload Facilities, provided, that the aggregate amount of all charges and expenses pursuant to clauses (v)(3), (vi), (vii), (viii), (ix) and (x) shall not exceed $7,500,000 in any Test Period, minus (c) (i) to the extent included in determining Consolidated Net Income for such period, (A) Tax benefits for such period, (B) extraordinary or non-recurring gains for such period and (C) non-cash items of income for such period and (ii) solely for purposes of Section 6.5, cash payments made in respect of such period under Railcar Leases and Transload Facilities in excess of the amount of expenses in respect of such Railcar Leases and Transload Facilities already included in determining Consolidated Net Income for such period.

“Consolidated Fixed Charges” shall mean, for any Test Period, the sum (without duplication) of (a) Consolidated Cash Interest Expense paid during such Test Period (other than commitment fees paid pursuant to the Revolving Credit Agreement); and (b) all scheduled payments of principal (and payments required under or in respect of the Midwest Frac Agreement, the Specified Other Obligations and the Specified Note) made in respect of Funded Indebtedness (including the Notes) during such Test Period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder).

“Consolidated Interest Expense” shall mean for any Test Period interest expense of Parent Guarantor and its Restricted Subsidiaries as determined in accordance with GAAP, including, without limitation, commitment fees, charges and related expenses in connection with Funded Indebtedness and interest attributable to Capitalized Lease Obligations.

“Consolidated Net Income” shall mean for any Test Period, the consolidated net income (or loss) of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any such Subsidiary accrued prior to the date it becomes a Restricted Subsidiary of Parent Guarantor or is merged into or consolidated with Parent Guarantor or any of its Restricted Subsidiaries except to the extent included for any calculation of Consolidated EBITDA on a Pro Forma Basis, (b) the net income (or deficit) of any Person (other than a Restricted Subsidiary of Parent Guarantor) in which Parent Guarantor or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent Guarantor or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any such Restricted Subsidiary of Parent Guarantor (other than a Note Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the time prohibited by the terms of any agreement to which such Person is a party or by which it or any of its property is bound, any of such Person’s organizational documents or other legal proceedings binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Controlled Group” shall mean, at any time, each Note Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Note Party, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 412 and 430 of the Code and Title IV of ERISA, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Controlled Investment Affiliates” means, with respect to any Person, any fund or investment vehicle that is organized by such Person or an Affiliate of such Person for the purpose of, or in connection with, making investments in one or more companies, and is controlled by such Person or an Affiliate of such Person or has the same principal fund advisor as such Person or an Affiliate of such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Covered Entity” shall mean (a) each Note Party, each Note Party’s Subsidiaries and each pledgor of Collateral, and (b) to the knowledge of the Note Parties, each Person which, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean (x) the direct or indirect ownership or power to vote 25% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) the direct or indirect power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise; provided that no owner of the Equity Interests of the Parent Guarantor shall be deemed to have control of the Parent Guarantor unless such owner is considered to have control of the Parent Guarantor pursuant to clause (y).

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Note Party, pursuant to which such Note Party is to deliver any personal property or perform any services.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Deposit Account Control Agreements” shall mean the deposit account control agreements or blocked account agreements each in a form that is reasonably satisfactory to the Agent and the Required Noteholders to be executed by each institution maintaining a deposit account or securities account for any of the Note Parties, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations to the extent required by Section 4.14(g) or any other provision of this Agreement or any Other Document. A Deposit Account Control Agreement may be entered into jointly with the Revolving Agent.

“Discharge of Senior Lien Obligations” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Disposition” shall have the meaning set forth in Section 7.1(b) hereof.

“Disqualified Stock” shall mean any Equity Interests of a Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Maturity Date hereunder as in effect at the time of issuance and (ii) upon payment in full of the Obligations (provided that only the portion of Equity Interests which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Equity Interests of the Issuers (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1)                                 any Equity Interests issued to any plan for the benefit of employees of the Note Parties or any of their Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Note Parties or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(2)                                 any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Note Parties or any of their Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the Note Parties or their Subsidiaries.

“Documents” shall have the meaning set forth in Section 8.1(i) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia other than any such Subsidiary that is owned directly or indirectly by an entity that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Emerge” shall have the meaning set forth in the preamble hereto.

“Environmental Complaint” shall have the meaning set forth in Section 4.18(b) hereof.

“Environmental Indemnity Agreements” shall mean any and all environmental indemnity agreements provided by any Note Party to Agent, for the benefit of the Secured Parties, with respect to Real Property subject to a Mortgage.

“Environmental Laws” shall mean all applicable federal, state and local environmental, land use, chemical use, mining, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment or natural resources, governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, legally binding policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto (including, for the avoidance of doubt, the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq. and the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq).

“Equipment” shall mean and include, as to each Note Party, all “equipment,” as such term is defined in the Uniform Commercial Code, of such Note Party, and, in any event, shall include all of such Note Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located, including all equipment, machinery, apparatus, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean, with respect to any Person, any and all Capital Stock and all rights to purchase, options, warrants, participation or other equivalents of or interest in (regardless of how designated) equity of such Capital Stock, but excluding debt securities exchangeable for or convertible into Capital Stock.  For purposes of the definition of “Change of Control,” Equity Interests include all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be:  (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner,” general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests, but in any case, excluding debt securities convertible into or exchangeable for Equity Interests.

“Equity Investments” shall mean an issuance of Equity Interests (other than Disqualified Stock) by, or a contribution to the common equity capital of, the Parent Guarantor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” shall have the meaning set forth in the Revolving Credit Agreement, as in effect on the date hereof.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent Guarantor and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP an amount (if positive) equal to (a) Consolidated EBITDA for such fiscal period minus (b) the cash portion of Capital Expenditures made during such period.

“Excess Cash Flow Period” means each completed full fiscal year of the Parent Guarantor and its Subsidiaries, commencing with the fiscal year of the Parent Guarantor ending on December 31, 2017.

“Excess Funding Issuer” shall have the meaning set forth in Section 16.19(h) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Collateral” shall mean (i) all motor vehicles and other rolling stock and goods covered by a certificate of title, (ii) Excluded Deposit Accounts described in clauses (b) and (c) of the definition thereof, (iii) Equipment owned by any Note Party that is subject to a Lien permitted pursuant to clause (g) of the definition of “Permitted Encumbrances” (but only to the extent that and only for so long as such Permitted Purchase Money Indebtedness restricts the granting of a Lien therein to Agent), (iv) any lease, license, contract, property right or agreement (or any Note Party’s rights or interests thereunder) if and to the extent that the grant of the security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of any Note Party therein, or any legally effective option to purchase or similar right of a third party (other than another Note Party) thereunder, under any lease, license, contract, or agreement giving rise thereto, or (B) a breach or termination pursuant to the terms of, or a default under, or a violation of any legally enforceable provision requiring consent (which has not been obtained) of another party (other than a Note Party) to any such lease, license, contract, property right or agreement, (v) any intent-to-use trademark applications for which no statement of use has been filed and (vi) any stock of any Person that does not constitute Subsidiary Stock, to the extent and for so long as the granting of security interests in such stock would be prohibited by an agreement governing such stock, in the case of clauses (iii), (iv) and (vi), after giving effect to applicable anti-non-assignment provisions of the Uniform Commercial Code or any other Applicable Law; provided that the exclusion in such clauses shall not apply to proceeds and receivables of the applicable assets, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other Applicable Law notwithstanding such prohibition.

“Excluded Deposit Accounts” shall mean (a) those deposit accounts identified as “Excluded Deposit Accounts” on Schedule 5(a) to the Perfection Certificate and any other deposit accounts established after the Closing Date, so long as (i) at any time the balance in any such “Excluded Deposit Account” or other deposit account established after the Closing Date does not exceed $50,000 and the aggregate balance in all such “Excluded Deposit Accounts” or other deposit accounts established after the Closing Date does not exceed $100,000 and (ii) such deposit account does not receive remittances from Customers or other proceeds of Receivables and is not an operating account; (b) other deposit accounts established solely as, and containing no funds other than in respect of, payroll, employee benefits, health care reimbursement and other zero balance accounts; and (c) deposit accounts maintained in bank accounts outside of the United States for Foreign Subsidiaries.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made to such Recipient by or on account of any Obligations:  (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Noteholder, in which its applicable funding office is located or (ii) that are Other Connection Taxes, (b) in the case of any Noteholder, any United States federal withholding Tax that is imposed on amounts payable to such Recipient at the time such Recipient becomes a party hereto or acquires a participation (or designates a new funding office), except to the extent that such Recipient (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new funding office (or assignment or sale of a participation), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.7(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.7(e), or (d) any United States federal Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Extraordinary Receipt” means (a) litigation receipts not received as reimbursements for cash or property losses or payments to third parties previously made or incurred (or reasonably expected to be made or incurred) by Parent Guarantor or any Subsidiary thereof, (b) settlement proceeds to the extent not received as reimbursement for cash losses or payments to third parties previously made or incurred (or reasonably expected to be made or incurred) by Parent Guarantor or any Subsidiary thereof, in the case of clause (a) and (b), net of (x) any Taxes paid or reasonably expected to be payable in respect of such receipts or withheld or paid (or reasonably expected to be withheld or payable) in respect of a distribution of such receipts and (y) costs and expenses incurred in connection with the collection of such receipts, but only to the extent actually paid or payable to a Person that is not an Affiliate of Parent Guarantor or such Subsidiary and properly attributable to such event and (c) any refunds of Taxes paid in the current or any prior fiscal year.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the fair market value thereof as determined in good faith by an Authorized Officer or by the board of directors (or similar governing body) of the Parent Guarantor, in each case as such Person has the appropriate authority as permitted by the corporate policies of the Parent Guarantor and, with respect to any transaction in respect of any asset or group of assets with a value in excess of $10,000,000, such determination shall be made by the board of directors (or similar governing body) of the Parent Guarantor.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version as described above) and any applicable intergovernmental agreements entered into with respect thereto (together with any law implementing such agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the rate for the last day on which such rate was announced.

“Fee Letter” shall mean the Fee Letter dated January 5, 2018 among Emerge, SSS, HPS Investment Partners, LLC and OC II LVS III LP.

“Field Examinations” shall mean, whether as to any one Issuer or all Issuers and whether in one visit or a series of related visits, the audit, inspection and review by any Noteholder or its agents of any Issuer’s (a) books, records, audits, correspondence and all other papers relating to the Collateral, (b) the operations of such Issuer and/or (c) the Collateral.

“Financial Condition Certificate” shall have the meaning set forth in Section 8.1(f) hereof.

“Financial Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated EBITDA minus (ii) the sum of (A) Unfinanced Capital Expenditures, (B) the cash portion of Tax expense paid during such Test Period, (C) Restricted Payments pursuant to Section 7.5(b) paid during such Test Period, each for such Test Period, and (D) commitment fees paid pursuant to the Revolving Credit Agreement (and any Permitted Refinancing in respect thereof) to (b) Consolidated Fixed Charges for such Test Period.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now

or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (vi) any other regulations or requirements that are associated with the National Flood Insurance Program.

“Foreign Noteholder” shall mean any Noteholder that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fraudulent Transfer Laws” shall have the meaning set forth in Section 15.1(d).

“Fuels Division Sale” shall mean the sale of the fuels division of the Issuers.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, the Notes, the revolving loans and letters of credit outstanding under the Revolving Credit Agreement (calculated on a daily average basis for such period), the amount of Capitalized Lease Obligations, Purchase Money Indebtedness, the Specified Obligations (until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement), the Specified Other Obligations, the Specified Note, amounts payable under the Midwest Frac Agreement and obligations (including earn-outs once accrued) in respect of the deferred purchase price of property or services (other than current unsecured trade accounts payable which arise in the ordinary course of business and that are not overdue more than 120 days unless the same are being Properly Contested).

“Funding Office” means, as to any Noteholder, the account, office or offices of such Noteholder described as such in such Noteholder’s Administrative Questionnaire, or such other account, office or offices as a Noteholder may from time to time notify the Issuer Representative and the Agent in writing.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Note Party all of such Note Party’s “general intangibles,” as such term is defined in the Uniform Commercial Code, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trade names, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, Tax refunds, Tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Note Party to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“General Partner” shall mean Emerge Energy Services GP LLC, a Delaware limited liability company.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Parent Guarantor and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons.

“Guaranty” shall mean (a) that certain Amended and Restated Guaranty and Suretyship Agreement, dated as of the Closing Date, by Parent Guarantor (and any other Guarantor joined as a party thereto) in favor of Agent for its benefit and for the ratable benefit of Noteholders, substantially in the form of Exhibit 1.2(b) attached hereto and (b) any other guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Noteholders, in form and substance satisfactory to Agent in its Permitted Discretion (it being understood that a guaranty that is substantially similar to the guaranty delivered under the Existing Credit Agreement, with modifications to reflect the first priority nature of the Lien securing such guaranty, shall be deemed satisfactory).

“Hazardous Discharge” shall have the meaning set forth in Section 4.18(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, or any other substance, material or waste defined as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning or regulatory effect in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hedge” shall mean an interest rate, currency or commodity exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Note Party in order to provide protection to, or minimize the impact upon, such Note Party and/or its respective Subsidiaries of changes in interest rates, currency exchange rates or commodity prices; provided that such agreement is entered into for hedging (rather than speculative) purposes.

“Historical Statements” shall have the meaning set forth in Section 5.5(a) hereof.

“Inactive Subsidiary” shall mean any Subsidiary that does not (a) conduct any business operations (including the operations of a holding company), (b) have any assets or (c) own any Capital Stock of any Note Party or any other Subsidiary (except another Inactive Subsidiary) of any Note Party.

“Indebtedness” shall mean, with respect to any Person, as of the date of determination thereof (without duplication), (i) all obligations of such Person for borrowed money,  (ii) all obligations evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current unsecured trade accounts payable which arise in the ordinary course of business and that are not overdue more than 120 days unless the same are being Properly Contested), (iv) all Capitalized Lease Obligations, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, provided that for the purpose of determining the amount of Indebtedness of the type described in this clause (vii), if recourse with respect to such Indebtedness is limited to the assets of such Person, then the amount of Indebtedness shall be limited to the Fair Market Value of such assets, (viii) all obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a long-term liability on the consolidated balance sheet of such Person, (x) all obligations of such Person under hedging agreements or arrangements therefor, (xi) all guarantees by such Person of Indebtedness of others, (xii) the Specified Other Obligations, the Specified Obligations and amounts payable under the Midwest Frac Agreement, (xiii) all obligations in respect of Disqualified Stock and (xiv) all earn-outs (once accrued), seller notes and similar obligations; provided that (x) operating leases shall not be considered Indebtedness, and (y) any Equity Investments and warrants to purchase Equity Interests issued in connection therewith shall not be considered Indebtedness so long as such investment does not constitute Disqualified Stock.  For purposes of this definition, the “principal amount” of the obligations of any Person in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such hedging agreement were terminated at such time.

“Indemnified Party” shall have the meaning set forth in Section 16.5 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or an account of any Obligation of a Note Party under this Agreement or any Other Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Noteholder” shall mean any Noteholder who is a party to this Agreement on the Closing Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, trademark application, service mark, corporate and trade name, mask work, trade secret or license, in each case whether registered or unregistered, or other right to use any of the foregoing and all goodwill connected with any Note Party’s business, together with any and all (i) rights and privileges arising under Applicable Law with respect to any Note Party’s use of any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Intercreditor Agreements” shall mean the ABL/Term Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Specified Note Subordination Agreement.

“Interest Rate” shall mean (a) from the Closing Date until December 31, 2018, 11.00% per annum and (b) thereafter, (i) if the Total Leverage Ratio for the most recently ended Test Period prior to the date of determination for which financial statements have been delivered to the Agent pursuant to Sections 9.7 and 9.8(a), as applicable, is equal to or greater than 4.00:1.00, 12.00% per annum, (ii) if the Total Leverage Ratio for the most recently ended Test Period prior to the date of determination for which financial statements have been delivered to the Agent pursuant to Sections 9.7 and 9.8(a), as applicable, is less than 4.00:1.00 but greater than or equal to 2.00:1.00, 11.00% per annum, and (iii) if the Total Leverage Ratio for the most recently ended Test Period prior to the date of determination for which financial statements have been delivered to the Agent pursuant to Sections 9.7 and 9.8(a), as applicable,  is less than 2.00:1.00, 10.00%. The Interest Rate shall be adjusted pursuant to clauses (i), (ii) and (iii) above on the first Business Day following the date on which the Issuer delivers to the Administrative Agent financial statements and a related Compliance Certificate in accordance with Sections 9.7, and 9.8(a); provided, that the Interest Rate pursuant to Section 3.1 shall apply in the event that the financial statements and a related Compliance Certificate are not provided to the Administrative Agent in accordance with Sections 9.7, and 9.8(a) as of the first Business Day following the date on which such financial statements were required to be delivered, as applicable, until the date on which such financial statements and a related Compliance Certificate are delivered, the Interest Rate shall be determined as provided for in this definition based upon the calculation of the Total Leverage Ratio set forth in such Compliance Certificate). Notwithstanding the foregoing, in the event that the audited annual financial statements required to be delivered pursuant to Section 9.7 for any fiscal year shall indicate that the actual Total Leverage Ratio for any fiscal quarter in such fiscal year was higher (or lower) than as previously certified in the quarterly Compliance Certificate for such fiscal quarter, and such higher (or lower) Total Leverage Ratio would have led to the application of a higher (or lower) Interest Rate than was actually applied for such fiscal quarter, then the Interest Rate for such fiscal quarter shall be adjusted retroactively (to the effective date of the determination of the Interest Rate that was based upon the delivery of such quarterly Compliance Certificate) to reflect the correct Interest Rate, and the Issuer shall immediately pay to the Administrative Agent the overpayment or accrued additional interest owing, as applicable, as a result of such increased Interest Rate for that period.

“Inventory” shall mean and include as to each Note Party all “inventory,” as such term is defined in the Uniform Commercial Code, of such Note Party, and, in any event, shall include all of such Note Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Note Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) otherwise, other than (i) the acquisition of inventory in the ordinary course of business, including through bulk purchases and (ii) acquisition or investment in equipment in the ordinary course of business.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.  For the purpose of clarity, a Hedge shall not be considered an Investment.

“Investment Property” shall mean and include as to each Note Party, all “investment property,” as such term is defined in the Uniform Commercial Code, of such Note Party, and, in any event, shall include all of such Note Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts and financial assets.

“IRS” shall mean the United States Internal Revenue Service.

“Issuance Notice” means a notice with respect to the issuance of Notes substantially in the form of Exhibit 1.2(d).

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer Representative” shall mean Emerge.

“Joint Obligations” shall have the meaning set forth in Section 16.19(h) hereof.

“Junior Lien Intercreditor Agreement” shall mean the Junior Lien Intercreditor Agreement, dated as of March 1, 2016, among the Note Parties, the Revolving Agent, the holders of the Specified Obligations and the representative of the holders of the Specified Obligations, as amended by that certain Supplement No. 1, dated as of April 12, 2017 and as amended by Supplement No. 2, pursuant to which HPS, as Agent under this Agreement became a “Senior Lien Representative” and the Obligations were designated “Senior Lien Class Debt” as defined thereunder.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“Leasehold Interests” shall mean all of each Note Party’s right, title and interest in and to, and as lessee of, any real property on which any Note Party conducts mining operations, including, without limitation, the premises identified as Leasehold Interests on Schedule 11(b) to the Perfection Certificate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), tax, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquidity” shall mean the sum of (a) Excess Availability plus (b) the aggregate amount of all cash or Cash Equivalents on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries that is not “restricted” for purposes of GAAP, and is pledged to secure the Obligations and subject to a Deposit Account Control Agreement.

“Make Whole Amount” shall mean the sum of (a) the present value, as determined by Issuer Representative and certified by an Authorized Officer of Issuer Representative to the Agent and the Noteholders, of all required interest payments due on the Notes that are redeemed from the date of redemption through and including the first anniversary of the Closing Date (excluding accrued interest) plus (b) the Applicable Redemption Premium that would be due under Section 2.6(c)(iv) if such redemption were made on the day after the first year anniversary of the Closing Date, in each case discounted to the date of redemption on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Material Acquisition/Disposition” shall mean any Investment, Permitted Acquisition or Disposition that involves (a) an Investment, or an Acquisition or a Disposition of assets, the Fair Market Value of which assets, exceeds $25,000,000 or (b) a change in Consolidated EBITDA that exceeds $25,000,000 per four fiscal quarter period.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or liabilities of the Note Parties taken as a whole, (b) any Note Party’s ability to perform its non-monetary Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable) or the ability of the Note Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable), (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Noteholder’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean (a) any agreement, document, instrument, contract or other arrangement to which a Note Party or any of its Restricted Subsidiaries is a party (other than this Agreement and the Other Documents (i) which accounts for more than 10.0% of the consolidated gross revenues of the Parent Guarantor and its Subsidiaries, (ii) that is a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the Securities Exchange Act of 1934, as amended or (iii) for which the nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, or (b) the Design/Build Contract to be entered into between SSS and Market & Johnson, Inc. with respect to the Phase III expansion of the Osburn Facility dry plant and the Design/Build Contract to be entered into between SSS and a counterparty to be determined with respect to the Phase III expansion of the Osburn Facility wet plant.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Midwest Frac Agreement” shall mean that certain Agreement of Purchase and Sale dated as of May 29, 2014 between Midwest Frac and Sands LLC, as seller, and SSS, as purchaser, as amended by the First Amendment to Agreement of Purchase and Sale dated as of July 7, 2014, as amended from time to time.

“Modified Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Mortgages” shall mean any and all mortgages or deeds of trust on any of the Real Property securing the Obligations.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required, by any Note Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Note Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean with respect to any Redemption Event, proceeds received by any Note Party or any Restricted Subsidiary from or in respect of such event (including insurance proceeds in the case of a Redemption Event described in clause (b) of the definition thereof), less (i) any foreign, federal, state or local income Taxes paid or payable in respect of such event, (ii) any customary and reasonable transaction fees and expenses incurred in connection with such event (including financial advisory fees, legal fees and accountants’ fees), and (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets that are the subject of such event and retained by any Note Party or any Restricted Subsidiary thereof.

“Non-Bank Tax Certificate” shall have the meaning set forth in Section 3.7(e)(ii)(C) hereof

“Note Issuance” means an issuance of Notes.

“Note Parties” shall mean the Issuers and the Guarantors, and “Note Party” shall mean any of them.

“Noteholder” has the meaning assigned to such term in the preamble hereto.

“Notes” has the meaning assigned to such term in Section 2.1(a).

“Obligations” shall mean and include any and all loans (including without limitation, all Notes), advances, debts, liabilities, obligations, Redemption Premium, covenants and duties owing by any Note Party to any Secured Party of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Note Party under the terms of this Agreement or any Other Document and any indemnification obligations payable by any Note Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Note Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a loan, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Noteholder’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in any such case to the extent advanced to or owing by any Note Party or any Subsidiary of any Note Party under, in each case, arising under or out of and/or related to this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including, subject to Section 16.9, all costs and expenses of Agent and any Noteholder incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing (including but not limited to reasonable attorneys’ fees and expenses) and all obligations of any Note Party to Agent or Noteholders to perform acts or refrain from taking any action.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Osburn Acquisition” shall mean the acquisition of the assets of Osburn Materials, Inc. pursuant to the Osburn Acquisition Agreement.

“Osburn Acquisition Agreement” means that certain Asset Purchase Agreement dated as of April 12, 2017 by and among Materials Holding Company, Inc., a Texas corporation, Osburn Materials, Inc., a Texas corporation, Osburn Sand Co., a Texas corporation, South Lehr, Inc., a Texas corporation, Clay M. Tooke, an individual, and SSS.

“Osburn Facility” shall mean the Real Property acquired pursuant to the Osburn Acquisition.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document, or sold or assigned an interest in its Commitment or any Notes, this Agreement or any Other Document).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Guaranty, the Security Documents, the Environmental Indemnity Agreements, any and all other agreements, instruments, certificates, statements and documents, including any acknowledgment and waivers, intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed or provided by any Note Party and/or delivered to Agent or any Noteholder in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document, but excluding any and all such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.8) by any Recipient of an interest in its Commitment or any Notes, this Agreement or any Other Document.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.

“Parent Guarantor” shall have the meaning set forth in the preamble hereto.

“Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of Parent Guarantor, dated May 14, 2013 as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Parent Guarantor.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group.

“Perfection Certificate Supplement” shall have the meaning set forth in the definition of “Compliance Certificate.”

“Perfection Certificates” shall mean collectively, the Perfection Certificate(s) and the responses thereto provided by each Note Party and delivered to Noteholders, substantially in the form of Exhibit 1.1 or such other form approved by Agent, as amended or supplemented by each Perfection Certificate Supplement.

“Permitted ABL Facility” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Permitted Acquisition” shall mean any Acquisition by a Note Party which (a) is consented to by the Required Noteholders, (b) is financed entirely with cash contributions to the common equity capital of Parent Guarantor from a Person that is not Parent Guarantor or any Subsidiary thereof or proceeds of the sale of Equity Interests (other than Disqualified Stock) of Parent Guarantor, provided, that contemporaneous with such issuance pursuant to this clause (b), a principal amount of the Notes equal to the Net Cash Proceeds of such issuance shall be redeemed in accordance with Section 2.6(c), or (c) where each of the following conditions is met:

(i)                                     the Acquisition is consensual;

(ii)                                  the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Note Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States or any state or district thereof;

(iii)                               before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Note Party set forth in this Agreement and the Other Documents shall be and remain true and correct in all material respects;

(iv)                              no Indebtedness or Liens are incurred, assumed or result from the Acquisition, except Indebtedness permitted under Section 7.6 and Liens permitted under Section 7.2;

(v)                                 the Person acquired is a wholly-owned Restricted Subsidiary that accedes to this Agreement as a Note Party (or the assets or business acquired, shall be acquired by a Note Party) and where applicable, Section 7.9 shall have been fully satisfied with respect to such acquired assets or Person and the applicable Note Parties shall have executed and delivered, or caused their Restricted Subsidiaries to execute and deliver, all guarantees, Security Documents and other related documents required under, and in accordance with, Section 7.9;

(vi)                              the aggregate consideration (including, without limitation, (A) all Indebtedness and other liabilities assumed by the Note Parties or any Restricted Subsidiary in connection with the Acquisition and (B) all other consideration paid or payable in connection with the Acquisition including, but not limited to, the amount payable in respect of any seller notes or earn-out obligations (subject to adjustment as provided for in FASB Statement No. 141R) for (x) the Acquisition (whether in a single transaction or series of related transactions) shall not exceed $50,000,000 and (y) for all Acquisitions during the term of this Agreement shall not exceed $100,000,000;

(vii)                           after giving effect to such Acquisition on a Pro Forma Basis, (A) the Note Parties would be in compliance with Section 6.5 for the most recently ended Test Period prior to the date of determination, (B) the Total Leverage Ratio would not exceed 2.00:1.00, and (C) (1) the Total Leverage Ratio would be no greater than the Total Leverage Ratio immediately prior to the consummation of such Acquisition and (2) the Fixed Charge Coverage Ratio would be no less than the Fixed Charge Coverage Ratio immediately prior to the consummation of such Acquisition; and

(viii)                        with respect to any such Acquisition where the aggregate consideration (as described in clause (vi) above) is greater than $5,000,000, the Issuers deliver to the Agent, at least five Business Days (or such lesser period as the Agent may consent to) prior to such Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to the Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Discretion” shall mean, a determination made by the Agent in good faith in the exercise of its reasonable business judgment based on how a lender with similar rights providing a secured credit facility of the type set forth herein would act, in the circumstances then applicable to the Note Parties at the time with the information then available to it.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and the other Secured Parties; (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens arising by virtue of the rendition, entry or issuance against any Note Party or any Subsidiary, or any property of any Note Party or any Subsidiary, of any judgment, writ, order, or decree which does not, and could not reasonably be expected to, constitute an Event of Default; (f) mechanics’, workers’, materialmen’s, carrier’s, repairmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not yet due and payable or which are being Properly Contested; (g) Liens securing Capitalized Lease Obligations permitted by Section 7.6(b) or Permitted Purchase Money Indebtedness, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the asset financed with such Indebtedness (or substantially simultaneously with the incurrence of the Capitalized Lease Obligation or Permitted Purchase Money Indebtedness, if later), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property; (h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; (i) Liens disclosed on Schedule 1.2(c), provided that such Liens shall secure only those obligations which they secure on the Closing Date (and Permitted Refinancing in respect thereof) and shall not subsequently apply to any other property or assets of any Note Party (except as to any after-acquired property expressly provided for in the agreements creating such liens); (j) Liens on Real Property (i) which is subject to a Mortgage as of the Closing Date and which are disclosed on any title commitments and surveys provided to Agent with respect to such Mortgage or (ii) which consist of easements, rights-of-way, covenants, zoning, building, and land-use laws, rules and restrictions, or other restrictions on the use of real property which do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Note Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use; (k) statutory Liens in favor of landlords, warehousemen, processors and bailees arising in the ordinary course of business; (l) other Liens incidental to the conduct of any Note Party’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or the other Secured Parties’ rights in and to the Collateral or the value of any Note Party’s or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of any Note Party’s or any Subsidiary’s business or otherwise impair the Liens granted thereon to Agent for the benefit of the Secured Parties; (m) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by any Note Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary course of business of such Note Party or Subsidiary; (n) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases, bailment arrangements and consignment arrangements entered into by any Note Party; (o) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law; (p) Liens securing the Senior Lien Obligations subject to the ABL/Term Intercreditor Agreement; (q) other Liens not specifically listed above securing obligations not to exceed $11,500,000 in the aggregate outstanding at any one time; (r) Liens to renew, extend, refinance or refund a Lien referred to in clauses (g) and (q) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the amount necessary to effect a Permitted Refinancing of such Indebtedness; and (s) Liens on Collateral securing the Specified Obligations as in effect on the Closing Date; provided that (x) the representative of the holders of the Specified Obligations shall be party to, and such representative and the holders of the Specified Obligations shall be bound by, the Junior Lien Intercreditor Agreement and (y) no holders of Specified Obligations (or any representative of such holders) shall be party to any control agreements over deposit accounts or securities accounts of any Note Party or any Subsidiary of any Note Party.

“Permitted Holders” shall mean any of Insight Equity I LP, Insight Equity (Tax-Exempt) I LP, Insight Equity (Cayman) I LP, Insight Equity (Affiliated Coinvestors) I LP and/or any of their Controlled Investment Affiliates.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of any Note Party or any Subsidiary thereof which is incurred after the Closing Date and which is secured by no Lien or only by a Lien permitted by clause (g) of the definition of “Permitted Encumbrance” as defined herein; provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed.

“Permitted Refinancing” shall mean Indebtedness incurred to Refinance other Indebtedness permitted under Section 7.6; provided that (i) the principal amount (or accreted value, if applicable) of the Permitted Refinancing shall not exceed the sum of the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced plus accrued and unpaid interest thereon, any stated premium thereon due upon such Refinancing pursuant to the terms of the documentation governing such Indebtedness and fees and expenses reasonably incurred in connection with such Refinancing, (ii) the terms and conditions of any such Permitted Refinancing, taken as a whole, shall not be materially more restrictive on the Note Parties than the Indebtedness being Refinanced, (iii) the Permitted Refinancing shall not be guaranteed by any Person that is not a guarantor of, or be secured by any assets that are not securing, the Indebtedness being Refinanced, (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to the Obligations on terms taken as a whole at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being Refinanced, (v) except with respect to Indebtedness incurred pursuant to Sections 7.6(b) and (c), such Permitted Refinancing shall have (A) a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, and (B) an Average Life at the time such Permitted Refinancing is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (vi) in the case of any refinancing of the Revolving Credit Agreement (and any Permitted Refinancing thereof), in addition to each of the foregoing clauses (i) to (v), such Indebtedness shall be a Permitted ABL Facility and otherwise permitted pursuant to the ABL/Term Intercreditor Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is a Pension Benefit Plan, a Multiemployer Plan or a Welfare Plan (as defined in Section 3(2) of ERISA) which provides self-insured benefits and which is maintained by any Note Party or any member of the Controlled Group or to which any Note Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean, collectively, (a) that certain Amended and Restated Pledge Agreement, dated as of the Closing Date, among the Parent Guarantor, the Issuers, each other Guarantor from time to time party thereto and Agent, substantially in the form of Exhibit 1.2(c) attached hereto and (b) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall mean PNC Bank, National Association and all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Alberta) or similar personal property security legislation as in effect from time to time in any province or territory of Canada applicable to any Collateral.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prior Revolving Credit Agreement” shall mean that certain $200,000,000 Amended and Restated Revolving Credit and Security Agreement dated as of June 27, 2014, among Issuers, PNC, as agent, and the financial institutions from time to time party thereto as Noteholders.

“Pro Forma Basis” shall mean:

(1)                                 any Material Acquisition/Disposition and any dividend or distribution on, or repurchases or redemptions of, Capital Stock of the Issuers made or to be made by the Issuers or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(2)                                 any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(3)                                 any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(4)                                 Total Leverage Ratio shall be calculated after giving pro forma effect to incurrences and repayments of Indebtedness (other than ordinary course working capital borrowings and repayments under revolving credit facilities unless accompanied by a permanent reduction of the commitments with respect thereto) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (1) above, as if they had occurred on the first day of the applicable reference period;

(5)                                 Consolidated Interest Expense for purposes of calculating the Fixed Charge Coverage Ratio shall not give pro forma effect to incurrences and repayments of Indebtedness during the applicable reference period or subsequent to such reference period and on or prior to the date of determination; and

(6)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Hedge applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Issuer Representative and in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of an Authorized Officer of the Issuer Representative (with supporting calculations) and reasonably acceptable to the Agent, which for purposes of the pro forma calculations made in connection with a Restricted

Payment pursuant to Section 7.5(a), may be included in the Compliance Certificate.  Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Issuer Representative to be the rate of interest implicit in such Capital Lease in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (to the extent required to be computed on a Pro Forma Basis) shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer Representative may designate.  Notwithstanding anything to the contrary contained herein, when calculating the Fixed Charge Coverage Ratio, the Total Leverage Ratio and Consolidated EBITDA for purposes of determining actual compliance and not pro forma compliance (or compliance on a Pro Forma Basis) with any covenant pursuant to Section 6.5, the events described in this definition that occurred after the last day of the most recently completed reference period shall not be given pro forma effect.

“Pro Rata Share” shall have the meaning set forth in Section 16.19(h) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, obligation or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof:  (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of any Note Party or Subsidiary thereof for the payment of all or any part of the purchase price of any Equipment, real property or other fixed assets, (ii) any Indebtedness (other than the Obligations) of any Issuer incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any Equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any Permitted Refinancing thereof outstanding at the time.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Noteholder” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Institutional Buyer” or “QIB” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Railcar Lease and Transload Facilities” shall mean an operating lease of railcars or with respect to transloading facilities in the ordinary course of business of the Issuers, including any such operating lease of railcars that is recharacterized as a Capital Lease due to a change in GAAP after the Closing Date.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property (including fixtures and improvements thereon) owned or leased by any Note Party.

“Receivables” shall mean and include, as to each Note Party, all of such Note Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Note Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Note Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Recipient” shall mean the Agent or any Noteholder.

“Redemption Event” shall mean: (a) any Disposition described in Section 7.1(b)(v), (xiii) - (xv) (including pursuant to a sale and leaseback transaction) or (xvi) (if the aggregate Net Cash Proceeds with respect to all such Dispositions exceed $1,000,000); (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Note Party’s property or asset (if the Net Cash Proceeds with respect to such event exceed $1,000,000); or (c) the incurrence by any Note Party of any Indebtedness, other than any Indebtedness permitted under Section 7.6 or permitted by the Required Noteholders pursuant to Section 16.2(b); or (d) the receipt by any Note Party of any Extraordinary Receipt (if the Net Cash Proceeds with respect to such Extraordinary Receipt exceeds $2,500,000).

“Redemption Premium” shall have the meaning set forth in Section 2.6(c)(iv) hereof.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of the Closing Date among the Parent Guarantor, EES Offshore, LLC, AP Mezzanine Partners III, L.P., Mezzanine Partners III, L.P. and OC II AIV II LP.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Noteholder” shall have the meaning set forth in Section 3.8 hereof.

“Replacement Notice” shall have the meaning set forth in Section 3.8 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period has been waived by regulation).

“Required Noteholders” shall mean (a) Noteholders holding fifty-one percent (51%) or more of the sum of (i) the outstanding Notes and (ii) the Commitment Amounts of all Noteholders, and (b) each Noteholder holding forty (40%) or more of the sum (i) of the outstanding Notes and (ii) the Commitment Amounts of all Noteholders.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Restricted Payment Conditions” shall have the meaning set forth in Section 7.5(a).

“Restricted Subsidiaries” shall mean each Subsidiary of the Parent Guarantor.

“Revolving Advance” shall mean an “Advance” as defined in the Revolving Credit Agreement.

“Revolving Agent” shall mean PNC, in its capacities as Agent and Collateral Agent (each as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, together with its successors and permitted assigns.

“Revolving Credit Agreement” shall mean that certain $75,000,000 Second Amended and Restated Revolving Credit and Security Agreement dated as of January 5, 2018, among Issuers, the Revolving Agent, the financial institutions from time to time party thereto as lenders (as amended, supplemented, amended and restated, refinanced, replaced or otherwise modified from time to time) subject to the ABL/Term Intercreditor Agreement.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any Person, group, regime, entity or thing (a) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred Person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, (b) located, organized or resident in a Sanctioned Country, or (c) owned or controlled by any Person or Persons referenced in the foregoing clause (a) or (b).

“Sand Reserve Appraisal” shall mean the appraisal of the Issuers’ mining locations provided to Agent by John T. Boyd Company as of June 20, 2017, as updated by such appraiser (or any other third party appraiser reasonably acceptable to Agent in form, scope and methodology reasonably acceptable to Agent) pursuant to the terms of this Agreement.

“Sand Reserve Value” shall mean, as of any date of determination, the “DCF/NPV” (as defined in the Sand Reserve Appraisal) of the Sand Reserves less the working capital adjustment provided for in the Sand Reserve Appraisal so long as the locations of such Sand Reserves are (a) subject to Mortgages providing for a first-priority Lien in favor of Agent, subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations, and for which Agent has received all documentation required under Section 6.6(a) and (b) permitted pursuant to all applicable Consents to conduct any current or future mining operations thereon.

“Sand Reserves” shall mean, as of any date of determination, the sand reserve position of the Issuers as set forth in the third party reports referenced in the Sand Reserve Appraisal.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent and Noteholders and each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the provisions of Article IV hereof and any other security agreement in form and substance reasonably satisfactory to Agent executed and delivered by a Note Party in favor of Agent pursuant to this Agreement or any Other Document.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, any Deposit Account Control Agreements, the Intercreditor Agreements, intellectual property agreements, and each other agreement, security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Obligations, and amendments, supplements or joinders to the foregoing.

“Senior Lien Obligations” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Services Agreement” shall mean that certain Administrative Services Agreement, dated as of May 14, 2013, among Insight Equity Management Company LLC, Parent Guarantor and the General Partner.

“Specified Assets” shall mean the assets described on Schedule 1.2(g) hereto.

“Specified Documents” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Event of Default” shall mean an Event of Default occurring under Section 10.1 or Section 10.7 hereof.

“Specified Leases” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Note” shall have the meaning set forth on Schedule 1.2(f) hereto.

“Specified Note Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the Closing Date, among Trinity Industries Leasing Company, SSS and Agent.

“Specified Obligations” shall have the meaning set forth on Schedule 1.2(d) hereto.

“Specified Other Obligations” shall have the meaning set forth on Schedule 1.2(e) hereto.

“SSS” shall have the meaning set forth in the preamble hereto.

“Stated Maturity” shall mean, with respect to any security or other Indebtedness, the date specified in such security or the documents governing such Indebtedness as the fixed date on which the final payment of principal of such security or other Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or other Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” of any Person shall mean a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a)                                 all of the issued and outstanding Equity Interests of each issuer at any time owned or otherwise acquired by any Note Party, in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following; provided that, in the case of any issuer that is a Foreign Subsidiary of a Note Party, and only to the extent a pledge in excess of 65% would result in adverse tax consequences, such Equity Interests shall be limited to sixty-five percent (65%) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each such Foreign Subsidiary of a Note Party (but only to the extent that the pledge of such Non-Voting Equity would not cause the Obligations to be treated as

“United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2) (collectively, the “Pledged Capital Stock”):

(x)           subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(y)           without affecting the obligations of the Note Parties under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

(b)           subject to the percentage restrictions described above, any and all other Equity Interests owned by any Note Party in any Domestic Subsidiary or any Foreign Subsidiary; and

(c)           all proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Supplement No. 2” shall mean that certain Supplement No. 2 to the Junior Lien Intercreditor Agreement, dated as of the Closing Date, among SSS, Emerge, Parent Guarantor, Agent and PNC.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Termination Agreement” has the meaning given in Schedule 1.2(d).

“Termination Date” shall mean the date on which all of the Obligations (excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash; provided, however, if at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy or reorganization of any of the Issuers, or otherwise, the Termination Date shall be deemed to have not occurred.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Note Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA or any termination under Section 4042 of ERISA, or of the appointment of a trustee to administer a Pension Benefit Plan, and with respect to which any Note Party has liability (including liability in its capacity as a member of the Controlled Group of another entity); (iv) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which termination could reasonably result in material liability to any Note Party (including liability in its capacity as a member of the Controlled Group of another entity); (v) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Note Party or any member of the Controlled Group from a Multiemployer Plan, which withdrawal could reasonably result in liability of any Note Party (including liability in its capacity as a member of the Controlled Group of another entity); (vi) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Issuer or any member of the Controlled Group.

“Termination of LTSA Agreement” shall mean the Termination of Lease Termination Settlement Agreement dated as of the Closing Date, among THE CIT GROUP/EQUIPMENT FINANCING, INC., CIT BANK, N.A., Emerge, the Issuers, PNC and U.S. Bank National Association.

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters of the Parent Guarantor most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Sections 9.7 or 9.8; provided, that for purposes of calculating Consolidated EBITDA for the Test Period ending March 31, 2018 for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall be equal to Consolidated EBITDA for the three fiscal quarter period ending March 31, 2018 multiplied by 4/3.

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) all Indebtedness of the type described in clauses (i), (ii) (including, without limitation, the Specified Note), (iv), (vii), (viii) (to the extent constituting unreimbursed amounts in respect of drawings thereunder), (xi) (to the extent the underlying Indebtedness is of the foregoing described types) and (xii) of the definition “Indebtedness” of the Parent Guarantor and its consolidated Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transactions” shall mean (a) the entering into this Agreement, (b) the issuance of Notes on the Closing Date, (c) the granting of Liens to secure the Obligations, (d) the refinancing of Indebtedness under the Prior Revolving Credit Agreement and the Existing Credit Agreement, (e) the consummation of any other transactions in connection with the foregoing, (f) the payment of fees and expenses in connection therewith and (g) the financing of Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto).

“Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Noteholder purchases and assumes a portion of the obligations of Noteholders to purchase Notes, if any, and the Notes purchased by a Noteholder under this Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Treasury Rate” shall mean a rate equal to the then current yield to maturity on actively traded United States Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received or the Obligations are accelerated to the date that falls on the Maturity Date.

“Unfinanced Capital Expenditures” means, for any Test Period, Capital Expenditures made during such Test Period which are not financed from the proceeds of any Indebtedness (other than Revolving Advances that are repaid within 30 days of the initial advance thereof); provided, however, that any Capital Expenditures with respect to the Phase III expansion of the Osburn Facility in amounts not to exceed the amounts set forth in the Capital Expenditure Budget pursuant to Section 8.1(x) shall not be considered to be Unfinanced Capital Expenditures.

“Uniform Commercial Code” or “UCC” shall have the meaning set forth in Section 1.3 hereof; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof, any Security Agreement and any Other Document relating to such perfection or priority and for purposes of definitions relating to such provisions.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3        Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code” or “UCC”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts,” “as-extracted collateral,” “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “financial asset,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “payment intangibles,” “proceeds,” “promissory note” “securities,” “software” and “supporting obligations” as and when used in the description of Collateral or the capitalized terms used within the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4        Certain Matters of Construction.

(a)           The following rules of construction shall apply in this Agreement and the Other Documents:

(i)            The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(ii)           All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(iii)          Any pronoun used shall be deemed to cover all genders.

(iv)          Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.

(v)           All references to Laws shall include any amendments of same and any successor Laws.

(vi)          Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications or amendments thereto, and any and all restatements, amendment and restatements, extensions or renewals thereof, in each case, in accordance therewith and herewith.

(vii)         All references herein to the time of day shall mean the time in New York, New York.

(viii)        Unless otherwise provided, all calculations shall be performed with Inventory valued at the lower of cost (on a weighted average basis) or current market value.

(ix)          [Reserved].

(x)           Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.

(xi)          A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Noteholders or cured to the satisfaction of the Required Noteholders.

(xii)         Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Secured Parties.

(xiii)        Wherever the phrase “to the best of Note Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Issuer are used in this Agreement or Other Documents, such phrase shall mean and refer to (x) the actual knowledge of an Authorized Officer of any Note Party or (y) the knowledge that an Authorized Officer would have obtained if he had engaged in good faith and diligent performance of his duties.

(b)           All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

(c)           All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.  Notwithstanding the foregoing, with respect to any covenant or any representation and warranty relating to ERISA and environmental matters, such covenant and representation and warranty shall control over any non-specific compliance with law covenant or representation to the extent that there is a direct conflict. All references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code shall be deemed to include filings and registrations under the PPSA.

1.5        Accounting for Derivatives.  In making any computation pursuant to Section 6.5 by reference to any item appearing on the balance sheet or other financial statement of Parent Guarantor and its Subsidiaries, all adjustments to such computation resulting from the application of Statement of Financial Accounting Standards No. 133 shall be disregarded, except to the extent a gain or loss is actually realized with respect to any such item.

II.            THE PURCHASE AND SALE OF NOTES; BORROWINGS.

2.1        Notes.

(a)           Authorization of Notes.  On or prior to the execution and delivery of this Agreement, the Issuer will authorize the issuance and sale of the initial senior secured fixed rate notes due 2023 (the “Notes”).  The Notes issued on the Closing Date shall be in the form of Exhibit 2.1 attached hereto.

(b)           Sale and Purchase of Notes.

(i)            Subject to the terms and conditions herein set forth, the Issuer will issue and sell to the Noteholders, and each Noteholder agrees, severally and not jointly, to purchase from the Issuer, on the Closing Date, at a purchase price of 100% of the principal amount thereof net of the Closing Payment, the respective principal amounts of Notes set forth opposite the names of each such Noteholder on Schedule 1.2(a) by delivering said amounts in immediately available funds to an account designated in writing for such purpose by the Agent not later than 1:00 P.M. on the Closing Date.  For purposes hereof, the “Closing Payment” shall mean an amount due to the Noteholders pursuant to the Fee Letter.

(ii)           The obligations of the Noteholders to purchase and pay for the Notes hereunder are several and not joint and no Noteholder shall have any liability to any Person for the performance or non-performance by any other Noteholder in connection therewith.

(iii)          The parties agree (A) that the Notes are debt for United States federal income tax purposes, (B) that the Notes are issued with original issue discount and are described in Treasury Regulations Section 1.1272-1(c)(2) and therefore are governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and are not governed by the rules set out in Treasury Regulations Section 1.1275-4, (C) not to file any tax return, report, or declaration inconsistent with the foregoing, and (D) any such original issue discount shall constitute principal for all purposes under this Agreement. The inclusion of this Section 2.1(b)(iii) is not an admission by any Noteholder of the Notes that it is subject to United States taxation.

(c)           Closing.  By 12:00 p.m. at least one (1) Business Day prior to the Closing, the Issuer Representative shall deliver to the Agent a duly executed Issuance Notice, and the Agent shall promptly notify the Noteholders of the same.  On the Closing Date, the Issuers will deliver to each Noteholder the Notes to be purchased by such Noteholder, registered in the name of such Noteholder (or its nominee), in the denominations and in the aggregate principal amount of the purchase price thereof, all as indicated on Schedule I thereto, dated the Closing Date, and bearing interest from the Closing Date, against payment of the purchase price thereof to (or for the benefit of) the Issuers in immediately available funds in accordance with the wire instructions provided by the Issuer Representative to the Agent in the Issuance Notice.

2.2        [Reserved].

2.3        Termination of Commitments.  The Commitment of each Noteholder shall be automatically and permanently reduced to $0 upon the purchase by such Noteholder of such

Noteholder’s Applicable Percentage of Notes pursuant to Section 2.1(b).  Any termination of the Commitments shall be permanent.

2.4        Payment at Maturity.  The Notes then outstanding shall be due and payable in full in cash on the Maturity Date subject to earlier redemption as herein provided.

2.5        Payments Generally.

(a)           All payments to be made by the Issuers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Issuers hereunder shall be made to the Agent, for the account of the respective Noteholders to which such payment is owed, in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Noteholder its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Noteholder’s Funding Office.  All payments received by the Agent after 1:00 p.m. may (at the sole discretion of the Agent) in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Issuers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Issuer Representative has notified the Agent in writing prior to the date any payment is required to be made by the Issuers to the Agent hereunder for the account of any Noteholder, as applicable, that the Issuers will not make such payment, the Agent may assume that the Issuers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Noteholder.  If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then such Noteholder, as applicable, shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Noteholder in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Noteholder, as applicable, to the date such amount is repaid to the Agent in immediately available funds at the applicable Overnight Rate from time to time in effect.

(d)           If any Noteholder makes available to the Agent funds for any Notes to be purchased by such Noteholder as provided in the foregoing provisions of this Article II, and such funds are not made available to the Issuers by the Agent because the conditions precedent set forth in Section 8.1, are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Noteholder) to such Noteholder, without interest.

(e)           The obligations of the Noteholders hereunder to purchase Notes and to make payments pursuant to Section 14.7 are several and not joint.  The failure of any Noteholder to purchase any Note on any date required hereunder shall not relieve any other Noteholder of its corresponding obligation to do so on such date, and no Noteholder shall be responsible for the failure of any other Noteholder to purchase Notes.

(f)            Nothing herein shall be deemed to obligate any Noteholder to obtain the funds to purchase any Note in any particular manner or to constitute a representation by any Noteholder that it has obtained or will obtain the funds to purchase any Notes in any particular plus or manner.

(g)           Whenever any payment received by the Agent under this Agreement or any of the Other Documents is insufficient to pay in full all amounts due and payable to the Agent and the Noteholders under or in respect of this Agreement and the Other Documents on any date, such payment shall be distributed by the Agent and applied by the Agent and the Noteholders in the order of priority set forth in Section 11.5.  If the Agent receives funds for application to the Obligations of the Note Parties under or in respect of the Other Documents under circumstances for which the Other Documents do not specify the manner in which such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Noteholders in accordance with such Noteholder’s Applicable Percentage of such of the outstanding Notes or other Obligations then owing to such Noteholder.

(h)           If any Noteholder shall fail to make any payment required to be made by it pursuant to Section 2.8 or Section 14.7, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Noteholder for the benefit of the Agent to satisfy such Noteholder’s obligations to the Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Noteholder under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

2.6        Redemptions.

(a)           Amortization. The Parent Guarantor shall redeem (without premium or penalty) the outstanding principal amount of the Notes commencing on September 30, 2018 on the last Business Day of each March, June, September and December prior to the Maturity Date, in an aggregate amount per fiscal quarter equal to (i) for each fiscal quarter ending on or prior to December 31, 2019, 1.25%, and (ii) for each fiscal quarter thereafter and prior to the Maturity Date, 1.875%, of the original principal amount of the Notes as of the Closing Date.

(b)           Optional Redemption.

(i)            The Issuers may, at their option, upon written notice to the Agent, at any time or from time to time, redeem the Notes in whole or in part; provided, that (i) such notice must be received by the Agent not later than 1:00 p.m. three (3) Business Days prior to any date of redemption of Notes (or such shorter period as may be acceptable to the Agent); (ii) any redemption of Notes shall be in a principal amount of $5,000,000 and in an integral multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (iii) any redemption of Notes pursuant to this Section 2.6(b) shall be accompanied by the payment of accrued and unpaid interest on the principal amount of Notes being redeemed to the date of such redemption and shall be subject to Section 2.6(c)(iv).

(ii)           Each notice of redemption pursuant to Section 2.6(b)(i) shall specify the date and the amount of such redemption.  Upon receipt of such notice of redemption the Agent shall provide the Issuer Representative with calculations of the amount of any applicable premium required under Section 2.6(c)(iv).  If such notice is given by the Issuer Representative, the Issuers shall make such redemption and the principal amount of Notes to be redeemed specified in such notice, together with the accrued and unpaid interest thereon and any applicable premium required pursuant to Section 2.6(c)(iv) shall be due and payable on the later of the date specified therein or the Business Day following the date the Agent provides the Issuer Representative with calculations of the amounts of any applicable premium required under Section 2.6(c)(iv); provided, that notwithstanding anything to the contrary contained in this Agreement, the Issuer

Representative may rescind any notice of redemption pursuant to Section 2.6(b)(i) prior to the specified date of redemption.

(c)           Mandatory Redemption/Offers to Purchase.

(i)            In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Note Party in respect of any Redemption Event, Issuers shall (A) immediately, in the case of any Redemption Event described in clause (c) of the definition thereof and (B) no later than three Business Days after such Net Cash Proceeds are received by any Note Party, in the case of any Redemption Event described in clause (a), (b) or (d) of the definition thereof, offer to redeem (or cause such other Note Parties to redeem) the Notes, at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, and subject to payment of the premium in accordance with Section 2.6(c)(iv); provided that, if such Redemption Event is of the type described in clauses (a), (b) or (d) of the definition thereof, (x) the Net Proceeds thereof may be applied in prepayment of Revolving Advances then outstanding under the Revolving Credit Agreement to the extent required to comply with Section 2.17(a), (c) or (d) thereof, in any event so long as there is a corresponding permanent reduction in the Commitments under (and as such term is defined in, as in effect on the Closing Date) the Revolving Credit Agreement or (y) so long as (1) the Net Proceeds thereof are promptly deposited into an account in which the Agent has a perfected security interest for reinvestment (which investment may include the repair, restoration or replacement of the affected assets or reimbursement of the Note Parties for amounts already expended in connection with such Redemption Event) in Collateral (each, a “reinvestment”) within one hundred eighty (180) days following receipt of such Net Proceeds and (2) no Event of Default shall have occurred and be continuing at the time of the sale of such property, at the time of reinvestment or at any time during such 180-day period, then the Issuers may reinvest such Net Cash Proceeds in like-kind assets and/or Collateral without having to redeem the Obligations in accordance with this Section 2.6(c); provided, that any Noteholder may, in its discretion, upon written notice to the Issuer Representative, elect to waive receipt of its Applicable Percentage of any mandatory redemption in respect of a Redemption Event. Notwithstanding the foregoing, (A) if any Event of Default occurs while reinvestment is pending, (B) the Issuers have determined not to make any such reinvestment within such 180-day period or (C) the Net Cash Proceeds have not been so reinvested during such 180-day period, the Issuers shall promptly offer to redeem the Obligations with the Net Cash Proceeds in accordance with this Section 2.6(c); provided further, that for the purposes of this Section 2.6(c)(i), in respect of any Disposition described in Section 7.1(b)(xvi), all references to one hundred eighty (180) days and 180-day period shall be replaced with references to three hundred sixty five (365) days and 365-day period. For the avoidance of doubt, any excess Net Cash Proceeds after application pursuant to clause (x) above, shall otherwise be applied in accordance with this Section 2.6(c)(i).

(ii)           In the event and on each occasion that the Issuer Representative makes a Restricted Payment pursuant to Section 7.5(a)(ii), Issuers shall, contemporaneous with the making of such Restricted Payment, offer to redeem (or cause other Note Parties to redeem) the Notes, in an aggregate principal amount equal to the Applicable Restricted Payment Redemption Amount, provided that any Noteholder may, in its discretion, upon written notice to the Issuer Representative, elect to waive receipt of its Applicable Percentage of any Applicable Restricted Payment Redemption Amount.

(iii)          The Issuers may, at their option, permanently offer to redeem, at any time during the term of this Agreement, all or any portion of any of the Notes without premium or penalty (except as provided in Section 2.6(c)(iv)) in an aggregate principal amount not to exceed the Available Excess Cash Flow Amount minus the aggregate principal amount of the Notes voluntarily redeemed prior to such date in reliance on such Available Excess Cash Flow Amount; provided, that (i) the aggregate amount of any prepayments of Notes made pursuant to this Section 2.6(c)(iii) shall not exceed 25% of the aggregate principal amount of the Notes issued during the term of this Agreement, (ii) such redemption shall not be made with Funded Indebtedness of the Parent Guarantor or any of its Subsidiaries, (iii) no Event of Default shall have occurred and be continuing, and (iv) the Issuers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.5.  The Issuers shall deliver to the Agent irrevocable written notice thereof at least one Business Day prior to the date of redemption, which notice shall specify the date and amount of such redemption. Upon receipt of any such notice the Agent shall promptly notify each Noteholder thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount of Notes redeemed.

(iv)          In the event all or any Notes are (i) optionally redeemed by the Issuers pursuant to Section 2.6(b), (ii) redeemed under Section 2.6(c) as a result of any event described in the definition of “Redemption Event”, (iii) redeemed pursuant to Section 2.6(c)(ii), or (iv) accelerated in accordance with Article XI (including, without limitation, automatic acceleration upon an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), the Issuers shall be required to pay (A) the Make Whole Amount if such redemption or acceleration occurs on or prior to the first anniversary of the Closing Date or (B) the Applicable Redemption Premium if such redemption or acceleration occurs after the first anniversary of the Closing Date. In the event all or any portion of the Notes are redeemed under Section 2.6(c)(iii), the Issuers shall be required to pay (A) the Make Whole Amount if such prepayment or acceleration occurs on or prior to the first anniversary of the Closing Date or (B) 50% of the Applicable Redemption Premium if such prepayment or acceleration occurs after the first anniversary of the Closing Date.  It is understood and agreed that in the event all or any portion of the Notes are so redeemed or accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, an Event of Default under Section 10.7 or operation of law upon the occurrence of a bankruptcy or insolvency event), the Make Whole Amount or Applicable Redemption Premium (the “Redemption Premium”) applicable at the time of such redemption or acceleration shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Noteholder’s lost profits as a result thereof. Any Redemption Premium payable above shall be presumed to be the liquidated damages sustained by each Noteholder as the result of the early termination, and the Issuers agree that it is reasonable under the circumstances currently existing. The Redemption Premium shall also be payable in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REDEMPTION PREMIUM IN CONNECTION WITH SUCH REDEMPTION PREMIUM OR ACCELERATION. The Issuers expressly agree (to the fullest extent that each may lawfully do so) that: (A) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Redemption Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Noteholders and the Issuers giving specific consideration in this transaction for such agreement to pay the Redemption Premium; and (D) the Issuers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuers expressly acknowledge that their agreement to pay the Redemption Premium to the Noteholders as herein described is a material inducement to the Noteholders to provide the Commitments and purchase the Notes.

(v)           No later than 12:00 p.m. one (1) Business Day prior to the required prepayment date under this Section 2.6(c), Issuer Representative shall provide written notice to Administrative Agent specifying the prepayment and the subsection hereunder requiring the same.

(d)           Change of Control.  Unless the Issuer Representative has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes pursuant to Section 2.6(b)(i) (and such notice has not been rescinded):

(i)            not less than ten (10) days nor more than sixty (60) days prior to the expected occurrence of a Change of Control Event, the Issuer Representative shall deliver to the Agent written notice setting forth in reasonable detail the facts and circumstances underlying such Change of Control Event (each, a “Change of Control Event Notice”).  In the Change of Control Event Notice, the Issuers shall make an irrevocable offer to repurchase all, but not less than all, of the Notes held by the Noteholders, at a purchase price equal to 101% of the aggregate principal amount of such Notes to be so repurchased.  Such offer may be contingent upon the occurrence of the Change of Control Event;

(ii)           the Change of Control Event Notice shall also set forth (A) the estimated date on which such Change of Control Event will occur, (B) the date on which the repurchase of the Notes will be consummated (which date shall be prior to, or simultaneous with, the occurrence of such Change of Control Event) and (C) in reasonable detail, the Issuer Representative’s calculation of the interest that would be payable to the Noteholders if such Change of Control Event were consummated on the date of repurchase specified in the Change of Control Event Notice (which, in the case of an offer that is contingent upon the occurrence of the Change of Control Event, shall be the estimated date described in clause (A));

(iii)          following receipt of any Change of Control Event Notice, each Noteholder shall advise the Issuer Representative, by written notice, within fifteen (15) Business Days after receipt of such Change of Control Event Notice, as to whether it desires to sell all or any portion of the Notes held by it, specifying the principal amount of Notes to be sold by it.  If a Noteholder accepts the offer contained in the Change of Control Event Notice but does not specify an amount it wishes to sell, it will be deemed to have elected to sell all of the Notes held by it.  If a Noteholder fails to respond to such offer by the Issuer Representative within such fifteen (15) Business Day period, such Noteholder shall be deemed to have declined the offer contained in the Change of Control Event Notice; and

(iv)          in the case of offers contingent upon the occurrence of the Change of Control Event:

(A)          the Issuer Representative shall keep the Noteholders reasonably informed as to the status of the proposed Change of Control Event;

(B)          if the consummation of such Change of Control Event will be delayed for a period of more than forty-five (45) days after the estimated date therefor set forth in the Change of Control Event Notice, the Issuer Representative shall provide the Noteholders with written notice of the revised estimated date from which such Change of Control Event will have effect and each Noteholder shall have the option, by written notice to the Issuer Representative within fifteen (15) Business Days after receipt thereof, to no longer have its Notes repurchased (in which case such Noteholder shall be treated as a Noteholder that originally rejected the offer set forth in the Change of Control Event Notice). If any Noteholder fails to respond to such notice by the Issuer Representative within such fifteen (15) Business Day period, such Noteholder’s denial of the original offer shall remain effective; and

(C)          the Issuer Representative shall (x) provide the Noteholders with written notice of the actual date of closing of the Change of Control Event and its final calculation of the interest payable upon consummation of such Change of Control Event two (2) Business Days prior to such closing date and (y) on such closing date pay the purchase price for the Noteholders’ Notes described above.

2.7        Statement of Account.  Each Noteholder shall maintain in accordance with its usual practice a record or records evidencing the indebtedness of the Issuers to such Noteholder resulting from each Note purchased by such Noteholder, including the amounts of principal and interest payable and paid to such Noteholder from time to time hereunder. The Agent shall maintain records in which it shall record (i) the amount of each Note purchased hereunder, (ii) the amount of any principal, Redemption Premium or interest due and payable or to become due and payable from the Issuers to each Noteholder hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Noteholders and each Noteholder’s share thereof. If any conflict exists between the accounts and records maintained by any Noteholder and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.8        Pro Rata Sharing.  If any Noteholder (a “Benefited Noteholder”) shall at any time receive any redemption of all or part of its Notes, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Noteholder, if any, in respect of such other Noteholder’s Notes, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Noteholder shall purchase for cash from the other Noteholders a participation in such portion of each such other Noteholder’s Notes, or shall provide such other Noteholder with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Noteholder to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Noteholders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Noteholder, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Issuer consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Noteholder so purchasing a portion of another Noteholder’s Notes may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Noteholder were the direct holder of such portion, and the obligations owing to each such purchasing Noteholder in respect of such participation and such purchased portion of any other Noteholder’s Notes shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Noteholder in respect of such participation and such purchased portion of any other Noteholder’s Notes shall be part of the Obligations secured by the Collateral.

2.9        Use of Proceeds.

(a)           Note Parties shall apply the proceeds of Notes to (i) consummate the Transactions and pay related fees and expenses, (ii) permanent repayment of a portion of the obligations under the Prior Revolving Credit Agreement, (iii) provide for the Issuers’ general business purposes, and (iv) finance Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto), in each case to the extent not prohibited under this Agreement.

(b)           Without limiting the generality of Section 2.9(a) above, neither a Covered Entity nor any other Person which may in the future become party to this Agreement or the Other Documents as a Note Party, intends to use nor shall they use any portion of the proceeds of the Notes, directly or indirectly, for any purpose in violation of Anti-Terrorism Laws.

III.          INTEREST AND FEES.

3.1        Interest.  Interest on the Notes shall be payable in arrears on the last day of each calendar quarter, commencing with the calendar quarter ending March 31, 2018.  Interest charges shall be computed on the actual principal amount of Notes outstanding during the quarter preceding the payment date at a rate per annum equal to the Interest Rate.  Upon the occurrence of a Specified Event of Default, or at the direction of the Required Noteholders upon the occurrence of any Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Interest Rate plus two (2%) percent per annum (the “Default Rate”).  Agent shall notify Issuers of any accrual of interest at the Default Rate, provided, that, any failure to notify shall not impact or affect any of Agent’s rights and remedies hereunder.

3.2        Other Fees.  Issuers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter. Issuers shall pay to Agent such fees as may be separately agreed between Issuers and Agent.

3.3        Computation of Interest and Fees.  All fees and interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate during such extension.

3.4        Maximum Charges.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Issuers, Agent and Noteholders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Issuers and the Noteholders.  This provision shall never be superseded or waived and shall control every other provision of this Agreement or any Other Document and all agreements among Issuers, Agent and Noteholders, or their respective successors and assigns.  If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Noteholders by reason thereof shall be payable in accordance with Section 3.1 hereof.  If by operation of this provision, Issuers would be entitled to a refund of interest paid pursuant to this Agreement, each Noteholder agrees that it shall pay to Issuer Representative, upon Issuer Representative’s request, such Noteholder’s Applicable Percentage of such interest to be refunded, as determined by Agent.  As provided in Section 16.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law provisions.

3.5        Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Noteholder (for purposes of this Section 3.5, the term “Noteholder” shall include Agent, any Noteholder and any corporation or bank controlling Agent or any Noteholder) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)           subject Agent or any Noteholder to any Tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to Agent or such Noteholder in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.7 and any Excluded Tax);

(b)           impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Noteholder, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on Agent or any Noteholder any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Note purchased by any Noteholder;

and the result of any of the foregoing is to increase the cost to any Noteholder of making, converting to, continuing, renewing or maintaining its Notes hereunder by an amount that such Noteholder deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Notes by an amount that such Noteholder deems to be material, then, in any case Issuers shall promptly pay such Noteholder, upon its demand, such additional amount as will compensate such Noteholder for such additional cost or such reduction, as the case may be.  Such Noteholder shall certify the amount of such additional cost or reduced amount to Issuer Representative, and such certification shall be conclusive absent manifest error.  Failure or delay on the part of any Noteholder to demand compensation pursuant to this Section shall not constitute a waiver of such Person’s right to demand such compensation; provided that Issuers shall not be required to compensate a Noteholder pursuant to this Section for any amounts incurred more than one hundred eighty (180) days prior to the date that such Person notifies Issuer Representative of such losses or expenses and of such Person’s intention to claim compensation therefor.

3.6        Capital Adequacy.

(a)           In the event that any Noteholder shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Noteholder (for purposes of this Section 3.6, the term “Noteholder” shall include any Noteholder and any corporation or bank controlling any Noteholder) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Noteholder’s capital as a consequence of its obligations hereunder to a level below that which such Noteholder could have achieved but for such adoption, change or compliance (taking into consideration each Noteholder’s policies with respect to capital adequacy and liquidity) by an amount deemed by any Noteholder to be material, then, from time to time, Issuers shall pay upon demand to such Noteholder such additional amount or amounts as will compensate such Noteholder for such reduction.  In determining such amount or amounts, such Noteholder may use any reasonable averaging or attribution methods.  The protection of this Section 3.6 shall be available to each Noteholder regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)           A certificate of such Noteholder setting forth such amount or amounts as shall be necessary to compensate such Noteholder with respect to Section 3.6(a) hereof when delivered to Issuer Representative shall be conclusive absent manifest error.

(c)           If any Noteholder requests compensation under Section 3.5 or Section 3.6 or if Issuers are required to pay any additional amount to any Noteholder pursuant to Section 3.5 or Section 3.6, then such Noteholder shall use reasonable efforts to designate a different Funding Office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Noteholder, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 3.5 or Section 3.6, as the case may be, in the future, (ii) would not subject such Noteholder to any unreimbursed cost or expense, (iii) would not require such Noteholder to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Noteholder.

3.7        Taxes.

(a)           Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes except to the extent required by Applicable Law; provided that if any Note Party or any applicable withholding agent shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.7), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the applicable withholding agent shall make such deductions or withholding and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law.

(b)           Without limiting the provisions of Section 3.7(a) above, the Issuers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)           The Issuers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to the Issuers by a Noteholder (with a copy to Agent), or by the Agent on its own behalf or on behalf of a Noteholder, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Note Party to a Governmental Body, the Issuers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)

(i)            Any Noteholder that is entitled to an exemption from or reduction of any withholding Tax with respect to payments hereunder or under any Other Document shall deliver to the Issuers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Issuers, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Noteholder, if requested by the Issuers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Issuers as will enable the Issuers to determine whether or not such Noteholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.7(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if, in the Noteholder’s reasonable judgment, such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Noteholder.

(ii)           Without limiting the generality of the foregoing, each Noteholder shall deliver to the Issuers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Noteholder becomes a Noteholder under this Agreement (and from time to time thereafter upon the request of the Issuers or the Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Noteholder claiming the benefits of an income tax treaty to which the United States is a party, two (2) duly executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty,

(B)          two (2) duly executed copies of IRS Form W-8ECI,

(C)          in the case of a Foreign Noteholder claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.7-1 (together with Exhibit 3.7-2, each a “Non-Bank Tax Certificate”) to the effect that such Foreign Noteholder is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Issuer within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to any Issuer described in section 881(c)(3)(C) of the Code and (y) two duly executed copies of IRS Form W-8BEN or W-8BEN-E,

(D)          to the extent a Foreign Noteholder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a certificate substantially in the form of Exhibit 3.7-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Noteholder is a partnership and one or more direct or indirect partners of such Foreign Noteholder are claiming the portfolio interest exemption, such Foreign Noteholder may provide a certificate substantially in the form of Exhibit 3.7-2 on behalf of each such direct and indirect partner,

(E)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Issuers to determine the withholding or deduction required to be made, or

(F)           in the case of a Noteholder that is a United States person within the meaning of section 7701(a)(30) of the Code, two (2) duly completed valid copies of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Noteholder is exempt from United States federal backup withholding tax.

Notwithstanding any other provisions of this Section 3.7(e), a Noteholder shall not be required to deliver any form or other documentation that such Noteholder is not legally eligible to deliver.

(f)            If a payment made to a Noteholder under this Agreement or any Other Document would be subject to United States federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent and the Issuers at the time or times prescribed by Applicable Law or reasonably requested by the Issuers or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Agent or any Issuer sufficient for Agent and the Issuers to comply with their obligations under FATCA and to determine whether such Noteholder has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)           Each Recipient agrees that if any form or certification it previously delivered pursuant to clauses (e) or (f) above expires or becomes inaccurate in any respect, or if Issuer Representative or Agent should request an updated form or certification, it shall update such form or certification or promptly notify the Issuer Representative and the Agent in writing of its legal ineligibility to so.

(h)           Notwithstanding anything to the contrary in this Agreement, with respect to any claim for compensation under this Section 3.7, the Note Parties shall not be required to compensate any Person for any interest or penalties incurred unless such Person notifies the Note Parties within one hundred eighty (180) days following the date that such Person is first assessed by any taxing authority for such amount or otherwise first pays such amount.  If the Issuers determine in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded or additional amounts have been payable hereunder, the Person claiming compensation hereunder shall cooperate with the Issuers in a reasonable challenge of such Taxes if so requested by the Issuers.

(i)            If a Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Issuers or with respect to which the Issuers have paid additional amounts pursuant to this Section 3.7, it shall pay to the Issuers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuers under this Section 3.7 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Issuers, upon the request of such Recipient, agree to repay the amount paid over to the Issuers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this Section 3.7(i), in no event will the Recipient be required to pay any amount to an Issuer pursuant to this Section 3.7(i), the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.7(i) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Issuers or any other Person.

(j)            Each Recipient agrees that, upon the occurrence of any event giving rise to the operation of Section 3.7(a) or (c) with respect to such Recipient, it will, if requested by the Issuers in writing, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event by designating another funding office for any Commitment or Note affected by such event if that would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid, provided, that doing so would not subject such Recipient to any unreimbursed cost or expense or be otherwise be prejudicial to such Recipient, in such Recipient’s reasonable discretion.

(k)           The agreements in this Section 3.7 shall survive the termination of this Agreement and the Commitments and the payment of all amounts payable hereunder and under any Other Document.

3.8        Replacement of Noteholders.  If any Noteholder (an “Affected Noteholder”) (a) makes demand upon Issuers for (or if Issuers are otherwise required to pay) amounts pursuant to Section 3.5, 3.6 or 3.7 hereof, or (b) denies any consent for a supplemental agreement referred to in the proviso of Section 16.2(b) hereof and for which the consent of the Required Noteholders has been obtained, the Issuers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Issuers to be required to pay such compensation), or denial of a request for a consent to a supplemental agreement pursuant to the proviso of Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Noteholder (i) request the Affected Noteholder to cooperate with Issuers in obtaining a replacement Noteholder satisfactory to the Issuers (the “Replacement Noteholder”); (ii) request the non-Affected Noteholders to acquire and assume all of the Affected Noteholder’s Notes and Applicable Percentage, as provided herein, but none of such Noteholders shall be under any obligation to do so; or (iii) propose a Replacement Noteholder.  If any satisfactory Replacement Noteholder shall be obtained, and/or if any one or more of the non-Affected Noteholders shall agree to acquire and assume all of the Affected Noteholder’s Notes and its Applicable Percentage, then such Affected Noteholder shall assign, in accordance with Section 16.3 hereof, all of its Notes and its Applicable Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Noteholder or non-Affected Noteholders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Noteholder.  If any Affected Noteholder does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Issuer Representative, then such assignment shall become effective for purposes of Section 16.3 and this Agreement upon execution by Agent and Issuer Representative.

IV.          COLLATERAL:  GENERAL TERMS.

4.1        Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and each Secured Party of the Obligations (other than any Obligations under Environmental Indemnity Agreements which by their terms are unsecured), each Note Party hereby assigns, pledges and grants to Agent for its benefit and for the benefit of each Secured Party a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Each Note Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest.  Contemporaneously with the delivery of the financial statements required by Section 9.7 or 9.8(a), each Issuer shall identify all commercial tort claims with a value in excess of $1,000,000 in the Compliance Certificate for such period, and Issuers shall include the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such Compliance Certificate, such Note Party shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  The Liens securing the Obligations shall be first priority perfected Liens subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations.

4.2        Perfection of Security Interest.  Each Note Party shall, and hereby authorizes Agent or its designee (without obligation) to, file against such Note Party one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA and other Applicable Laws in form and substance satisfactory to the Agent in its Permitted Discretion (which statements may have a description of collateral which is broader than that set forth herein, including “all assets now owned or hereafter acquired by the Note Party or in which Note Party otherwise has rights”).  Each Note Party shall, and hereby further authorizes Agent or its designee (without obligation) to, file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Note Party hereunder, naming such Note Party, as debtor, and Agent, as secured party.

4.3        Protection of Collateral.  No Note Party shall sell, lease, transfer or otherwise dispose of any Collateral, except as permitted in Section 7.1 hereof.

4.4        Preservation of Collateral.  Each Note Party will safeguard and protect all Collateral for Agent’s and the other Secured Parties’ general account.  In addition to the rights and remedies set forth in Section 11.1 hereof, Agent, subject to the ABL/Term Intercreditor Agreement:  (a) may at any time take such steps as the Agent deems necessary in the exercise of its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including upon the occurrence and during the continuance of an Event of Default, the hiring of such security guards or the placing of other security protection measures as Agent or the Required Noteholders may deem appropriate; (b) upon the occurrence and during the continuance of an Event of Default, may employ and maintain at any of each Note Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) upon the occurrence and during the continuance of an Event of Default, may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) upon the occurrence and during the continuance of an Event of Default, may use any Note Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Note Parties’ owned or leased property, subject to the rights of the landlords of any leased Real Property. Subject to the other provisions of this Agreement regarding Note Parties’ maintenance of Collateral, each Note Party shall cooperate with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as are necessary or as the Agent may direct in its Permitted Discretion.  Subject to Section 16.9, all of Agent’s and Noteholders’ expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations.

4.5        Ownership of Collateral.

(a)           With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) each Note Party is, and shall remain the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and Liens securing the Senior Lien Obligations) in each and every item of its respective Collateral; (ii) except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens; and (iii) each Note Party’s Equipment and Inventory shall be located as set forth on Schedule 15 to the Perfection Certificate and shall not be removed from such location(s) without the prior written consent of Agent, except (1) as may be moved from one location on such schedule to another location on such schedule, (2) Inventory in-transit, (3) Equipment out for repair in the ordinary course of business, (4) the sale, transfer or disposition of assets permitted under this Agreement to a Person that is not a Note Party and (5) as may be located at locations not set forth on Schedule 15 to the Perfection Certificate to the extent the aggregate value of Equipment and Inventory at such locations does not exceed $10,000,000 for any one location or $25,000,000 in the aggregate for all such locations.

(b)           (i) Schedule 15 to the Perfection Certificate contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory having a value in excess of $10,000,000 of any Note Party is stored; none of the receipts received by any Note Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns and (ii) Schedule 3 to the Perfection Certificate sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Note Party and (B) the chief executive office of each Note Party.

4.6        Defense of Agent’s and Noteholders’ Interests.  Until the Termination Date, Agent’s security interests in the Collateral shall continue in full force and effect.  Each Note Party shall use all commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations upon the occurrence of and during the continuance of an Event of Default, subject to the ABL/Term Intercreditor Agreement, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, upon the occurrence of and during the continuance of an Event of Default, Note Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and each of the other Secured Parties shall be entitled to all of the rights and remedies set forth herein and further provided to a secured party on default by the Uniform Commercial Code, the PPSA or other Applicable Law, subject to the ABL/Term Intercreditor Agreement.  Each Note Party shall, and Agent may, at its election upon the occurrence and during the continuance of an Event of Default subject to the ABL/Term Intercreditor Agreement, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Note Party’s possession, they, and each of them, shall be held by such Note Party in trust as Agent’s trustee, and such Note Party will immediately deliver them to Agent in their original form together with any necessary endorsement.  For the purpose of enabling Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Agreement and each Other Document at such time as Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Note Party hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Note Party, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

4.7        Books and Records.  Each Note Party shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP.

4.8        Compliance with Laws.  Each Note Party shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Note Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Each Note Party may, however, if applicable, Properly Contest any Lien or obligation arising under Applicable Law.

4.9        Access to Premises.  Without limiting the Noteholders’ rights with respect to appraisals as set forth herein and without limiting the Agent’s or the Noteholders’ rights under Section 4.4, during normal business hours and upon reasonable notice and mutual agreement (except that, upon the occurrence and continuance of an Event of Default, no notice shall be required and the Agent may exercise such right during any hours), the Noteholders  (through the Agent or one or more third parties designated by them) may (i) enter upon any premises of any Note Party and access any tangible assets, (ii) access and make abstracts and copies from each Note Party’s books, records, audits, correspondence and all other papers relating to the Collateral and (iii) discuss the affairs, finances and business of Note Parties with any officer, employee or director thereof or with their Accountants or auditors, all of whom are hereby authorized to disclose to Agent and the Noteholders all financial statements and other information relating to such affairs, finances or business; provided, however, that (x) unless an Event of Default has occurred and is then continuing, Issuers shall have the opportunity to be present at all such meetings and (y) no such exercise of rights shall interfere with the appraisals and field examinations under the Revolving Credit Agreement. After the Discharge of Senior Lien Obligations, at the sole cost of Issuers and upon reasonable notice to Issuer Representative, the Noteholders (through the Agent or one or more third parties designated by them) will conduct no more than the Applicable Number of Field Examinations and require no more than the Applicable Number of appraisals of the Sand Reserves (including discounted cash flow analyses) and no more than the Applicable Number of appraisals of Issuers’ Inventory (in each case, at such times as shall be mutually agreed among the Agent and the Issuer Representative and in any event not to be within the two week period prior to the date in which the Parent Guarantor is required to file an annual report on Form 10-K or a quarterly report on Form 10-Q with the SEC); provided, however, after the Discharge of Senior Lien Obligations, upon the occurrence of an Event of Default, the Noteholders (through the Agent or one or more third parties designated by them) may conduct such additional Field Examinations and appraisals during the following 12-calendar month period (whether as to Inventory, Equipment or Sand Reserves) as Agent or the Required Noteholders may determine, at any time, which shall be at the cost and expense of the Issuers.

4.10      Insurance.  The assets and properties of each Note Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Note Party so that such insurance shall remain in full force and effect.  Each Note Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Note Party’s own cost and expense in amounts and with licensed and reputable carriers, each Note Party shall (a) keep all its insurable properties and properties in which such Note Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Note Party’s including business interruption insurance for Note Parties that are operating companies; (b) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (c) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Note Party is engaged in business; and (d) furnish Agent with (i) certificates therefor that are reasonably satisfactory to the Agent and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate lender loss payable endorsements in form and substance reasonably satisfactory to the Agent in its Permitted Discretion, naming Agent as an additional insured, lender loss payee or mortgagee, as applicable, as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (A) that all proceeds relating to Collateral thereunder shall be payable to Agent upon the occurrence and during the continuation of an Event of Default and subject to the ABL/Term Intercreditor Agreement, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is endeavored to be given to Agent (but only if the applicable carrier provides such written notice to its customers’ lenders or noteholders generally, and, to the extent it does not, Note Parties shall promptly (but in any event within three (3) Business Days) provide Agent with written notice of any cancellation, amendment or termination after an Authorized Officer of the Issuer Representative obtains knowledge thereof from such carrier).  In the event of any loss relating to the Collateral upon the occurrence and during the continuation of an Event of Default, the carriers named therein hereby are directed by Agent and the applicable Note Party to make payment for such loss to Note Parties and Agent jointly, subject to the ABL/Term Intercreditor Agreement; provided, however, for the avoidance of doubt, for so long as the Revolving Credit Agreement remains in effect, proceeds of business interruption insurance shall be deposited pursuant to the terms of the Revolving Credit Agreement, rather than applied to the Obligations.  If any insurance losses relating to Collateral are paid by check, draft or other instrument payable to any Note Party and Agent jointly, Agent may, upon the occurrence and during the continuation of an Event of Default, subject to the ABL/Term Intercreditor Agreement, endorse such Note Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Upon the occurrence and during the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  Each Note Party shall take all actions required under the Flood Laws and/or requested by Agent or the Required Noteholders to assist in ensuring that each Noteholder is in compliance with the Flood Laws applicable to the Collateral (if any), including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Secured Parties, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.11      Failure to Pay Insurance.  If any Note Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if directed by the Required Noteholders, shall obtain such insurance and pay the premium (but only after first providing Issuer Representative with notice and two (2) Business Day to cure the same) therefor on behalf of such Note Party, and such expenses so paid shall be part of the Obligations.  Failure or delay on the part of Agent to provide notice pursuant to this Section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.11.

4.12      Payment of Taxes.  Each Note Party will pay, when due and payable, (i) all federal income tax and all other material federal, state, local and foreign (if applicable) Taxes and all other material franchise, income, employment, social security benefits, withholding and sales Taxes, lawfully levied or assessed upon such Note Party or any of the Collateral including real and personal property Taxes unless the same are being Properly Contested, and (ii) all other Taxes lawfully levied or assessed upon any Note Party or any of the Collateral, unless the same are being Properly Contested and failure to pay could not reasonably be expected to result in a Material Adverse Effect, an Event of Default or material liability to any Note Party.  If any Taxes are delinquent, or if any claim shall be made which creates a valid Lien on the Collateral (other than Permitted Encumbrances), Agent may (after first providing notice to such Note Party and a reasonable opportunity to cure the same), but shall not be required to, pay the Taxes and each Note Party hereby indemnifies and holds Agent and each Noteholder harmless in respect thereof.  Agent will not pay any Taxes to the extent that any applicable Note Party has Properly Contested such Taxes and provided notice of same to Agent.  The amount of any payment by Agent under this Section 4.12 shall be added to the Obligations and, until Note Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to the Agent in its Permitted Discretion that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Note Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.  Failure or delay on the part of Agent to provide notice pursuant to this Section shall not constitute a waiver of Agent’s rights and remedies hereunder, other than as qualified in this Section 4.12.

4.13      Payment of Leasehold Obligations.  Each Issuer shall at all times pay, when and as due and payable, its rental obligations under all Leasehold Interests containing Sand Reserves that are included in the Formula Amount (as defined in the Revolving Credit Agreement most recently in effect on any date of determination, regardless of whether the Revolving Credit Agreement is actually then in effect) under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep all such leases in full force and effect (unless it would be prudent not to keep such leases in full force and effect in the exercise of such Issuer’s reasonable business judgment).

4.14      Receivables.

(a)           Nature of Receivables.  Each of the Receivables at any time reported to Agent and the Noteholders (whether pursuant to Section 9.2 or otherwise) shall, except as noted therein, be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Note Party, or work, labor or services theretofore rendered by a Note Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Note Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Note Parties to Agent and the Noteholders.

(b)           Location of Note Parties.  Each Note Party’s chief executive office address are as set forth on Schedule 3 to the Perfection Certificate and each other location of books and records pertaining to Receivables are as set forth on Schedules 1, 3 or 11 to the Perfection Certificate.

(c)           Collection of Receivables.  Subject to the ABL/Term Intercreditor Agreement, until any Note Party’s authority to do so is terminated by Agent, after the occurrence and during the continuation of an Event of Default, each Note Party will, at such Note Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Note Party’s funds or use the same except to pay Obligations or amounts under the Revolving Credit Agreement.  Each Note Party shall deposit in the Collection Accounts or, subject to the ABL/Term Intercreditor Agreement and after the Discharge of Senior Lien Obligations, upon request by Agent or Required Noteholders, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Receivables.

(d)           Notification of Assignment of Receivables.  Subject to the ABL/Term Intercreditor Agreement, at any time upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Upon the occurrence and during the continuance of an Event of Default, Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be added to the Obligations.

(e)           Power of Agent to Act on Note Parties’ Behalf.  Subject to the ABL/Term Intercreditor Agreement, upon and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Note Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Note Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Following the Discharge of Senior Lien Obligations, each Note Party hereby constitutes Agent or Agent’s designee (without obligation) as such Note Party’s attorney with power (i) to endorse such Note Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default; (ii) to sign such Note Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables, upon and during the continuance of an Event of Default; (iii) to send verifications of Receivables to any Customer upon and during the continuance of an Event of Default; (iv) to sign such Note Party’s name on any documents or instruments necessary or appropriate to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; (v) to demand payment of the Receivables upon and during the continuance of an Event of Default; (vi) to enforce payment of the Receivables by legal proceedings or otherwise upon and during the continuance of an Event of Default; (vii) to exercise all of such Note Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral upon and during the continuance of an Event of Default; (viii) to settle, adjust, compromise, extend or renew the Receivables upon and during the continuance of an Event of Default; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables upon and during the continuance of an Event of Default; (x) to prepare, file and sign such Note Party’s name on a proof of claim in bankruptcy or similar document against any Customer upon and during the continuance of an Event of Default; (xi) to prepare, file and sign such Note Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon and during the continuance of an Event of Default; (xii) to receive, open and dispose of all mail addressed to any Note Party to the extent such actions are taken in connection with operation and administration of Note Parties’ lockboxes or otherwise in connection with treasury management services upon and during the continuance of an Event of Default; and (xiii) upon and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Commitments or Obligations remain outstanding.  Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default and subject to the ABL/Term Intercreditor Agreement, to change the address for delivery of mail addressed to any Note Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Note Party.

(f)            No Liability.  Neither Agent nor any Noteholder shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Upon the occurrence and during the continuation of an Event of Default and subject to the ABL/Term Intercreditor Agreement, Agent may, without notice or consent from any Note Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept, upon the occurrence and during the continuation of an Event of Default and subject to the ABL/Term Intercreditor Agreement, the return of the goods represented by any of the Receivables, without notice to or consent by any Note Party, all without discharging or in any way affecting any Note Party’s liability hereunder.

(g)           Cash Management.

(i)            All proceeds of assets of the Note Parties and any other amounts payable to any Note Party at any time, shall be deposited by such Note Parties into either (A) a collection account designated as such on Schedule 5(a) to the Perfection Certificate (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Issuers or (B) for so long as the Revolving Credit Agreement is in effect, a collection account established at PNC for the deposit of such proceeds (all such accounts in clauses (A) and (B), the “Collection Accounts”).  Each Note Party shall deliver to Agent on the Closing Date a Deposit Account Control Agreement with respect to each Collection Account which shall be in “springing” form permitting Note Parties to access and use such Collection Accounts unless and until a “notice of sole control” (such notice, or any similar notice described in any applicable Deposit Account Control Agreement an “Activation Notice”) is issued by Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) to the bank at which such Collection Account is maintained; provided, that, Agent shall not issue such an Activation Notice except after the Discharge of Senior Lien Obligations and upon and during the continuance of an Event of Default and shall revoke such Activation Notice if, subsequent thereto, such Event of Default shall have been cured or waived.  Upon issuance of an Activation Notice, such Deposit Account Control Agreements shall provide that all available funds in each Collection Account will be transferred, on each Business Day, to Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), either to any account maintained by Agent (or Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) at such bank or by wire transfer to appropriate account(s) of Agent (or Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), and otherwise be in form and substance (including as to the extent of offset and statutory lien rights) reasonably satisfactory to Agent.  All funds deposited in such Collection Accounts after issuance of an Activation Notice shall immediately become the property of Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) and be applied to the outstanding Notes or the amounts outstanding under the Revolving Credit Agreement.  Neither Agent nor any Noteholder assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank maintaining a Collection Account.

(ii)           Notwithstanding anything to the contrary herein or in any Other Document, Note Parties shall ensure that Agent does not receive, whether by deposit to the Collection Accounts or otherwise, any funds from any Sanctioned Person or Sanctioned Country.

(h)           Adjustments.  Subject to the ABL/Term Intercreditor Agreement, no Note Party will, without the Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the ordinary course of business of such Issuer.

4.15      Inventory.  To the extent Inventory held for sale or lease has been produced by any Issuer, it has been and will be produced, in all material respects, by such Issuer in accordance with the Federal Fair Labor Standards Act of 1938.

4.16      Maintenance of Equipment.  The Equipment useful and necessary to Note Parties’ business shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved consistent with industry standards; provided, that the same shall not be required if not necessary for the continued operation of the Note Parties’ business.  No Note Party shall use or operate the Equipment in violation of any Applicable Law to the extent such use or operation could reasonably be expected to materially and adversely affect the operation of its business as currently conducted.

4.17      Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Noteholder as any Issuer’s agent for any purpose whatsoever, nor shall Agent or any Noteholder be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any Noteholder, whether by anything herein or in any assignment or otherwise, assumes any of any Issuer’s obligations under any contract or agreement assigned to Agent or such Noteholder, and neither Agent nor any Noteholder shall be responsible in any way for the performance by any Issuer of any of the terms and conditions thereof.

4.18      Environmental Matters.

(a)           Except for any deviations, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect:

(i)            Issuers shall maintain the Real Property owned or leased by an Issuer in compliance with all Environmental Laws and the Issuers shall not place or permit to be placed any amount of Hazardous Substances on any Real Property except as permitted by Applicable Law and permits issued thereunder;

(ii)           Issuers shall comply with all applicable Environmental Laws and shall conduct periodic reviews of such compliance;

(iii)          Issuers shall dispose of any and all hazardous waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws; and

(iv)          Issuers shall use commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Issuers in connection with the transport or disposal of any hazardous waste generated at the Real Property as required by Environmental Laws.

(b)           In the event any Note Party or any of their respective Subsidiaries obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice, in each case, with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or such Issuer’s interest therein that could reasonably be expect to result in any Issuer incurring material liabilities (any of the foregoing received by any Issuer is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Issuer shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Issuer is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Noteholder with respect thereto.

(c)           Issuers shall respond promptly in accordance with Environmental Laws to any material Hazardous Discharge or Environmental Complaint and, with respect to same, shall take all actions required by applicable Environmental Law to protect the health and safety of Persons and the environment and to avoid subjecting the Collateral or Real Property to any Lien other than Permitted Encumbrances.  If any Issuer shall fail to respond in all material respects promptly to any Hazardous Discharge or Environmental Complaint or any Issuer shall fail to comply with any of the material requirements of any Environmental Laws, Agent on behalf of Noteholders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices as may be required by Environmental Laws or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as the Agent (or such third parties as directed by Agent (at the direction of the Required Noteholders) or the Required Noteholders) deems reasonably necessary, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint; provided, however, that prior to taking any such action set forth on subpart (i) or (ii), Agent shall provide five (5) Business Days advance written notice to Issuer Representative and a reasonable time to cure or address such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Noteholders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any environmental investigation or remediation, or any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by Issuers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Noteholder and any Issuer.

(d)           Issuers shall defend and indemnify Agent and Noteholders and hold Agent, Noteholders and their respective partners, members, employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, actually suffered or incurred by Agent or Noteholders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, or the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous or other real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to (A) any Hazardous Discharge resulting from actions on the part of Agent or any Noteholder or (B) any act or inaction of Agent or any Noteholder that constitutes gross negligence or willful misconduct.  Issuers’ obligations under this Section 4.18(d) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any Governmental Body has taken or threatened any action in connection with the presence of any Hazardous Substances.  Issuers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(e)           For purposes of Section 4.18 and 5.7, all references to Real Property shall be deemed to include all of each Issuer’s right, title and interest in and to its owned and leased premises.

4.19      Financing Statements.  Except with respect to the financing statements naming Agent as secured party, the financing statements described on Schedule 8 to the Perfection Certificate, and after the Closing Date, those pertaining to Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.20      Voting Rights in Respect of Subsidiary Stock.  Subject to the ABL/Term Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and following written notice by Agent to Issuer Representative, all rights of a Note Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in Agent which shall then have the sole right at the direction of the Required Noteholders to exercise such voting and other consensual rights.

4.21      Dividend and Distribution Rights in Respect of Subsidiary Shares.  Subject to the ABL/Term Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default and following written notice by Agent to Issuer Representative:

(a)           all rights of a Note Party to receive dividends, distributions and interest payments shall cease and all such rights shall thereupon be vested in Agent which shall then have the sole right to receive and hold such dividends, distributions and interest payments; provided, however, that any and all such dividends, distributions and interest payments consisting of rights or interests in the form of securities shall be forthwith delivered to Agent to hold as Collateral and shall, if received by any Note Party, be received in trust for the benefit of Agent, be segregated from the other property or funds of such Note Party and be promptly (but in any event within five days after receipt thereof) delivered to Agent as Collateral in the same form as so received (with any necessary endorsement); and

(b)           all dividends, distributions and interest payments which are received by a Note Party contrary to the provisions of clause (a) shall be received in trust for the benefit of Agent, shall be segregated from other property or funds of such Note Party, and shall be forthwith paid over to Agent as Collateral in the exact form received, to be held by Agent as Collateral and as further collateral security for the Obligations.

V.            REPRESENTATIONS AND WARRANTIES.

Each Note Party represents and warrants as follows, in each case, on the Closing Date:

5.1        Authority.  Such Note Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which any Note Party is a party have been duly executed and delivered by the Note Parties party thereto, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Note Parties party thereto enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which any Note Party is party (a) are within each Note Party’s corporate, limited liability company, limited partnership, partnership or other applicable powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership, partnership or other applicable action, are not in contravention of the terms of each Note Party’s Organizational Documents or other applicable documents relating to such Note Party’s formation or to the conduct of such Note Party’s business, (b) will not conflict with or violate (i) any Applicable Law, or (ii) any Material Contract, (c) will not require the Consent of any Governmental Body or any other Person, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Note Party under the provisions of any Applicable Law, Organizational Document or Material Contract to which such Note Party is a party or by which it or its property is a party or by which it may be bound.

5.2        Formation and Qualification.

(a)           Each Note Party is duly incorporated or formed, as applicable and in good standing under the laws of the state listed on Schedule 1 to the Perfection Certificate and is qualified to do business and is in good standing in the states listed on Schedule 1 to the Perfection Certificate.  Each Note Party is in good standing and is qualified to do business in the states in which qualification and good standing are necessary for such Note Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)           All of the Subsidiaries of Parent Guarantor are listed on Schedule 9 to the Perfection Certificate.  The Persons identified on Schedule 9 to the Perfection Certificate are the record and beneficial owners of all of the shares of Capital Stock of each of the Subsidiaries listed on Schedule 9 to the Perfection Certificate as being owned thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of the shares owned by the Note Parties are owned free and clear of any Liens other than Permitted Encumbrances.

5.3        [Reserved].

5.4        Tax Returns.  The federal taxpayer identification number of each Note Party that is a Note Party is set forth on Schedule 1 to the Perfection Certificate.  The Note Parties have filed all federal, state and local Tax returns and other reports they are required by law to file and have paid all material Taxes that are due and payable.  The provision for Taxes on the books of the Note Parties have been made in accordance with GAAP and the Note Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5        Financial Statements.

(a)           Historical Statements.  The Parent Guarantor and its Subsidiaries have delivered to the Noteholders copies of (i) the Parent Guarantor’s audited consolidated and unaudited consolidating year-end financial statements as of December 31, 2016, and for the fiscal year then ended and (ii) its unaudited balance sheet, statements of income and stockholders’ equity and cash flows on a consolidated and consolidating basis as of September 30, 2017 (the “Historical Statements”).  The Historical Statements were compiled from the books and records maintained by management of the Parent Guarantor and its Subsidiaries, are correct and complete in all material respects and fairly represent the consolidated and consolidating financial condition of the Parent Guarantor and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied, except that the unaudited financial statements are subject to normal year-end adjustments.

(b)           Financial Projections.  The Parent Guarantor and its Subsidiaries have delivered to the Noteholders financial projections (including balance sheets and statements of operation and cash flows) for the period from the Closing Date through 2021 derived from various assumptions of the Parent Guarantor’s management (the “Financial Projections”).  The Financial Projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that such

Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and that actual results may vary from such projections and that such variances may be material.

(c)           No Material Adverse Effect.  Since December 31, 2016, there has been no change, occurrence or development which could reasonably be expected to have a Material Adverse Effect.

5.6        Entity Names.  Except as set forth on Schedule 1 to the Perfection Certificate, no Note Party (i) has been known by any other corporate or trade name in the past five years, (ii) sells Inventory under any other name nor (iii) has been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7        O.S.H.A.; Environmental Compliance; Flood Laws.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Note Parties are and have been in compliance with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are and have been in compliance with, the provisions of the Federal Occupational Safety and Health Act, the Federal Mine Safety and Health Act, Flood Laws and all Environmental Laws, including, without limitation, any provisions relating to financial assurance, reclamation or decommissioning obligations, and, to the knowledge of the Note Parties, the obligations of the Note Parties to maintain compliance with the Federal Occupational Safety and Health Act and all Environmental Laws will not have a Material Adverse Effect.

(b)           The Note Parties have been issued or obtained and have maintained all required federal, state and local licenses, certificates or permits required under all applicable Environmental Laws.

(c)           (i) There have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances (as defined at the time of the representation) at, upon, under or within any Real Property, except as authorized by any permit or certificate issued pursuant to Environmental Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property except those kept in amounts and under circumstances in compliance with Environmental Laws (in effect at the time of the representation); (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Substances, except as previously disclosed to Agent; and (iv) no Hazardous Substances (as defined at the time of the representation) are handled or stored on the Real Property, excepting such quantities as are handled in accordance with all applicable governmental regulations and in proper storage containers as required by Environmental Laws and as are necessary for the operation of the business of any Note Party or of its tenants.

(d)           The Note Parties have not received any Environmental Complaint that has not been fully resolved.

(e)           All Real Property owned by Note Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Note Party in accordance with prudent business practice in the industry of such Note Party.

5.8        Solvency.  Taking into account rights of contribution and subrogation under Applicable Laws, and after giving effect to the Transactions, (a) the Parent Guarantor and its Subsidiaries, taken as a whole, are and will continue to be solvent, able to pay their debts and liabilities, contingent liabilities and other commitments as they mature in the ordinary course of business, and have and will have capital sufficient to carry on their business and all businesses in which they are about to engage and (b) the fair present saleable value of their assets and property, calculated on a going concern basis, are in excess of the amount of their liabilities, including contingent liabilities and will continue to be in excess of the amount of their liabilities.

5.9        Litigation.  No Note Party has any pending, or to the knowledge of the Note Parties, threatened, litigation, arbitration, actions or proceedings which (i) purport to affect or pertain to this Agreement or any Other Document or any of the Transactions or (ii) could reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Note Party or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted, or (iii) any liabilities or indebtedness for borrowed money other than the Obligations and Indebtedness permitted by Section 7.6.

5.10      Compliance with Laws; ERISA.

(a)           No Note Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Note Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.  The Issuers have implemented and maintained in effect policies and procedures designed to ensure compliance by the Issuers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws.

(b)           No Note Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.10(b) hereto with respect to which any Note Party or any member of the Controlled Group has incurred or may incur any material liability.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law.  Except as could not reasonably result in a Material Adverse Effect or an Event of Default or result in material liability to any Note Party:  (i) each Issuer and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the IRS to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income Tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Note Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Note Party nor any member of the Controlled Group knows of any facts or circumstances which would change the value of such assets and accrued benefits and other liabilities; (vi) neither any Note Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Note Party nor any member of the Controlled Group has incurred any liability for any excise Tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Note Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no Reportable Event; (xi) neither any Note Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Note Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Note Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.11                  Patents, Trademarks, Copyrights and Licenses.  All registered trademarks, trademark applications, patents, patent applications, copyright and copyright applications and all licenses for intellectual property held by any Note Party which are material to the conduct of any Issuer’s business are set forth on Schedule 7 to the Perfection Certificate.  All of the owned or, to the knowledge of the Note Parties, licensed, intellectual property set forth on Schedule 7 to the Perfection Certificate (a) is valid and enforceable by the Note Party claiming ownership thereof, (b) with respect to such owned intellectual property, have been duly registered or filed with all appropriate Governmental Bodies and (c) constitute all of the intellectual property rights which are material to the conduct of each Issuer’s business as presently conducted or anticipated to be conducted.  To the knowledge of any Authorized Officer of any Note Party there is no objection or pending challenge to the validity of any such intellectual property and there are no grounds for any such challenge, except, in each case, as could not reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Note Party or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted.

5.12                  Licenses and Permits.  Except as set forth in Schedule 5.12, each Note Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any Applicable Law for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except, in the cases of both (a) and (b) where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect or an Event of Default, result in material liability to such Note Party or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted.

5.13                  No Burdensome Restrictions.  No Note Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Note Party’s ability to comply with the terms of this Agreement.  All Material Contracts are set forth on Schedule 13 to the Perfection Certificate, and the Note Parties have heretofore delivered to the Noteholders true and complete copies of all such Material Contracts to which any of them are a party or to which any of them or any of their properties is subject.  Except as set forth on Schedule 5.13, all Material Contracts are in full force and effect and no material defaults by any Issuer and, to the knowledge of the Issuers, by any other party thereto, currently exist thereunder.  No Note Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14                  No Labor Disputes.  No Note Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Note Party’s employees threatened or in existence and no labor contract is scheduled to expire prior to the Maturity Date other than as set forth on Schedule 5.14 hereto, which, in each case, could reasonably be expected to result in a Material Adverse Effect or an Event of

Default or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted.

5.15                  Margin Regulations.  No Note Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Note will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16                  Investment Company Act.  No Note Party is an “investment company” as defined in, and registered or required to be registered under, the Investment Company Act of 1940, nor is it controlled by such a company.

5.17                  Disclosure.  No representation or warranty made by any Note Party in this Agreement nor any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which the statements were made; provided, that with respect to projected financial information and information of an industry specific or general economic nature, the Note Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of conditions and facts then known; it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Guarantor’s control, and (ii) actual results may vary from such projections and that such variances may be material.  There is no fact known to any Note Party or which reasonably should be known to such Note Party which such Note Party has not disclosed to the Noteholders in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18                  Perfection of Security Interest in Collateral.  The provisions of this Agreement and of each other applicable Other Document and Security Document are effective to create in favor of the Agent, for the benefit of itself and the other Secured Parties, a legal, valid, enforceable and perfected first priority security interest in all right, title and interest of the Note Parties in each item of Collateral, subject to (i) in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law, (ii) Liens perfected only by possession or control (within the meaning of the Uniform Commercial Code) to the extent Agent has obtained and maintains possession or control of such Collateral (provided that, subject to the ABL/Term Intercreditor Agreement, such possession or control of such Collateral shall be given to Agent to the extent such possession or control is required by the terms of this Agreement or any Other Document or Security Document) and (iii) Liens securing the Senior Lien Obligations and subject to the ABL/Term Intercreditor Agreement.

5.19                  Swaps.  No Note Party is a party to, nor will it be a party to, any swap agreement whereby such Note Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20                  Application of Certain Laws and Regulations.  Neither any Note Party nor any Subsidiary of any Note Party is subject to any Law which regulates the incurrence of any Indebtedness, including Laws relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21                  No Brokers or Agents.  No Note Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Note Party or Subsidiary in connection with the Obligations.

5.22                  Commercial Tort Claims.  None of the Note Parties has any commercial tort claims in excess of $1,000,000, except as set forth on Schedule 12 to the Perfection Certificate.

5.23                  Letter of Credit Rights.  No Note Party has any letter of credit rights in excess of $1,000,000, except as set forth on Schedule 5(b) to the Perfection Certificate.

5.24                  Deposit Accounts.  All deposit accounts and securities accounts of the Note Parties are set forth on Schedule 5(a) to the Perfection Certificate.

5.25                  Personal Properties.  The Parent Guarantor and each Restricted Subsidiary has good title to, or valid leasehold interests in, all such personal property material to its business, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Permitted Encumbrances.

5.26                  Insurance.  Section 16 of the Perfection Certificate sets forth the property and casualty insurance programs maintained by the Note Parties.

5.27                  Private Offering.  Subject to the accuracy of the Noteholders’ representations in Section 16.24, as of the Closing Date, to the knowledge of the Note Parties, no Note Party nor anyone acting on its behalf has offered any of the Notes for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Noteholders and not more than five (5) other Institutional Accredited Investors or QIBs, each of which has been offered the Notes at a private sale for investment.  As of the Closing Date, to the knowledge of the Note Parties, no Note Party nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of any of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.28                  Real Property.  Each Note Party has good, valid and marketable fee simple title to all owned Real Property material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral, and a valid, binding and enforceable leasehold interest in each Leasehold Interest material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral, except for (i) minor defects in title that do not, in the aggregate, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Permitted Encumbrances. All Real Property and all other property material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral, is in good operating condition and repair for the use for which they are currently employed (normal wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement) and has been maintained in accordance with industry standards and in conformity in all material respects with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  No subleases, licenses or other occupancy agreements exist whereby any person other than any Note Party uses or occupies or has a right to use or occupy or to acquire any Real Property (or interest in Real Property) set forth on Schedule 11 of the Perfection Certificate, including, but not limited to, rights of first refusal, rights of first offer or any option. Each Note Party has substantially performed all of their obligations under any Real Property agreement or other occupancy agreement. There is no Default or event that has occurred which, with the passage of time, would ripen into an Event of Default and the Note Parties have not received any notice (whether written or verbal) of any such Default. There are no pending or, to the knowledge of any Note Party, threatened condemnation or eminent domain proceedings relating to any such Real Property material to its business, or that constitutes (or is required pursuant to the terms hereof to constitute) Collateral. Each Real Property as currently used, held or occupied, and the conduct of the business thereon, as currently conducted, complies in all material respects with all deed restrictions and Applicable Laws including building codes, zoning, subdivision or other land use or similar Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

VI.                               AFFIRMATIVE COVENANTS.

Each of the Note Parties shall, and shall cause each of their respective Restricted Subsidiaries to, until the Termination Date:

6.1                         Compliance with Law.  Comply with all requirements of all Laws (including applicable anti-money laundering Laws, Anti-Terrorism Laws, anti-corruption Laws and Sanctions) and all orders, writs, injunctions and decrees of any Governmental Body applicable to it or to its business or property except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

6.2                         Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively their business according to good business practices and maintain all of their properties (including each Real Property) useful or necessary in their business in good working order and condition in accordance with industry standards (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material licenses, patents, copyrights, design rights, tradenames, domain names, trade secrets, trademarks, leases and occupancy agreements, and take all actions reasonably necessary to enforce and protect the validity of any material intellectual property right or other material right included in the Collateral; (b) keep in full force and effect their existence and comply in all material respects with the Applicable Laws governing the conduct of their business where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Note Party or Restricted Subsidiary or materially and adversely affect such Note Party’s or Restricted Subsidiary’s ability to conduct its business as currently conducted; and (c) make all such reports and timely pay all such franchise, other Taxes, and license fees, and do all such other acts and things as may be lawfully required to maintain their rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect, result in an Event of Default or result in material liability to such Note Party or Restricted Subsidiary. Each Note Party will perform all of their obligations under any Real Property agreement, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3                         Violations.  Promptly after becoming aware thereof, notify Agent in writing of any violation of any Applicable Law applicable to any Note Party or any of its Restricted Subsidiaries or the Transactions which could reasonably be expected to have a Material Adverse Effect.

6.4                         Government Receivables.  At the reasonable request of Agent or the Required Noteholders, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other Applicable Laws with respect to contracts providing for payments in excess of $10,000,000 in the aggregate, and, subject to the ABL/Term Intercreditor Agreement, deliver to Agent, appropriately endorsed, all instruments or chattel paper connected with any Receivable arising out of contracts between any Issuer and the United States, any state or any department, agency or instrumentality of any of them; provided that the delivery requirement shall not apply to such instruments and chattel paper of up to $5,000,000 in the aggregate.

6.5                         Financial Covenants.

(a)                                 Maximum Total Leverage Ratio.  Maintain, when measured as of the last day of each Test Period ending with the fiscal quarter set forth in the table below, a Total Leverage Ratio not more than the Total Leverage Ratio set forth below opposite the period set forth in the table:

Test Period Ending with Fiscal Quarter Ending	Maximum Total Leverage Ratio
March 31, 2018	6.00:1.00
June 30, 2018	4.75:1.00
September 30, 2018	4.00:1.00
December 31, 2018	3.50:1.00
Thereafter	3.00:1.00

For the avoidance of doubt, this covenant shall not be tested for the fiscal quarters ending prior to March 31, 2018.

(b)                                 Minimum Liquidity.  Cause Liquidity at all times to be at least $20,000,000.

(c)                                  Minimum Fixed Charge Coverage Ratio.  Maintain, when measured as of the last day of each Test Period ending with the fiscal quarter set forth in the table below, a Fixed Charge Coverage Ratio not less than the Fixed Charge Coverage Ratio set forth below opposite the period set forth in the table:

Test Period Ending with Fiscal Quarter Ending	Minimum Fixed Charge Coverage
March 31, 2018	1.10:1.00
June 30, 2018	1.35:1.00
September 30, 2018	1.50:1.00
December 31, 2018	1.75:1.00
March 31, 2019 and thereafter	2.00:1.00

For the avoidance of doubt, this covenant shall not be tested for the fiscal quarters ending prior to March 31, 2018.

(d)                                 Maximum Capital Expenditures.  At any time Excess Availability is less than an amount equal to the lesser of (i) $20,000,000 and (ii) twenty five percent (25%) of the Maximum Revolving Advance Amount (as defined in the Revolving Credit Agreement and calculated on a Pro Forma Basis after giving effect to such Capital Expenditure(s)), permit Capital Expenditures to be more than the respective amounts set forth below for the periods set forth below:

Fiscal Year Ending	Maximum Capital Expenditures
2018	$108,000,000
Thereafter	$36,000,000

; provided, that if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.5(d) for such fiscal year (before giving effect to any carryover), then an amount of up to $18,000,000 of such shortfall (for the fiscal year 2018) or $15,000,000 of such shortfall (for each fiscal year thereafter), as applicable, may be added to the amount of Capital Expenditures permitted under this Section 6.5(d) for the immediately succeeding (but not any other) fiscal year.

6.6                         Perfection; Further Assurances.

(a)                                 Take all action that may be reasonably necessary or desirable, or that Agent or the Required Noteholders may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) subject to any express exclusion or limitations in this Agreement or any Other Document, promptly (but in any event on the Closing Date or within 30 days after the receipt thereof if after the Closing Date and notify Agent of the receipt thereof if after the Closing Date within such 30-day period) delivering to Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations), endorsed or accompanied by such instruments of assignment as the Agent (or the Revolving Agent, as the case may be, prior to the Discharge of Senior Lien Obligations) may specify, and stamping or marking, in such manner as the Agent may specify, any and all certificates, agreements or instruments representing or evidencing Subsidiary Stock and chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iii) entering into lockbox, blocked account or other such arrangements as required under Section 4.14(g) or any other applicable provision of this Agreement or any Other Document (iv) subject to any express exclusion or limitations in this Agreement or any Other Document, executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments (including filings with the United States Patent and Trademark Office and United States Copyright Office), in each case in form and substance satisfactory to the Agent in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in and Lien on assets of the Note Parties under the Uniform Commercial Code, the PPSA or other Applicable Law, (v) providing Mortgages, surveys, title policies (and other documentation, such as owner affidavits associated with obtaining title policies and other similar requests from a title company), appraisals, zoning reports, opinions of counsel, environmental reports and Environmental Indemnity Agreements (in each case, consistent with the requirements for the Mortgages delivered as of the Closing Date) with respect to all (A) Leasehold Interests containing Sand Reserves and (B) Real Property owned in fee having a fair market value in excess of $5,000,000 which is not subject to a Lien (other than a Permitted Encumbrance) securing Permitted Purchase Money Indebtedness the terms of which would prohibit such Mortgage, in the case of this clause (B), within sixty (60) days (or, at the Agent’s Permitted Discretion, ninety (90) days) after such Real Property owned in fee is acquired by a Note Party or exceeds $5,000,000 in fair market value (provided that such fair market value shall be measured only as of the end of any fiscal year or upon the “substantial completion” of any improvements constructed thereon, as reasonably determined by the Issuers in consultation with the Agent); and (vi) otherwise providing such other documents and instruments as Agent or the Required Noteholders may request, in order that the full intent of this Agreement may be carried into effect; provided, however, perfection of Agent’s Liens on assets of the Note Parties shall not be required where the benefits of obtaining such perfection is outweighed by the costs or burdens of providing the same, as determined by the Agent.  If any Note Party shall at any time after the Closing Date (i) obtain any rights to any additional Intellectual Property or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or if any intent-to use trademark application is no longer subject to clause (v) of the definition of “Excluded Collateral,” the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property and Collateral under this Agreement and each Other Document as if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.  Each Note Party shall provide to Agent written notice of any of the foregoing since the delivery of the prior Compliance Certificate (or since the Closing Date) pursuant to each Compliance Certificate delivered pursuant to Section 9.3 and on the date of delivery of such Compliance Certificate confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) immediately above by execution of an instrument in form reasonably acceptable to Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect Agent’s security interest in such Intellectual Property.

(b)                                 Ensure that at all times on and after the Closing Date (subject to Schedule 6.11), Agent shall have received Deposit Account Control Agreements, in form and substance satisfactory to the Agent in its Permitted Discretion, with respect to all accounts listed on Schedule 5(a) to the Perfection Certificate, other than Excluded Deposit Accounts.

6.7                         Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all their obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Agent and/or the Noteholders.

6.8                         Standards of Financial Statements.  Cause all financial statements referred to in this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9                         Use of Proceeds.  The proceeds of the Notes will be used on the Closing Date to finance the Transactions and, in the case of any financing of Capital Expenditures related to the expansion of the Osburn Facility (and costs and expenses related thereto), the proceeds will be used in accordance with the Capital Expenditure Budget; provided, that such financing or costs and expenses will not exceed the amounts set out in the Capital Expenditure Budget by more than 10% (or such greater amount as the Agent may consent to).

6.10                  [Reserved].

6.11                  Post-Closing Deliveries.  Issuers shall satisfy the requirements set forth on Schedule 6.11 on or before the applicable date therefor (or such later date as the Agent may agree).

6.12                  Anti-Terrorism Law; International Trade Law Compliance.  (a) No Covered Entity (i) will become a Sanctioned Person, either in its own right or through any third party, (ii) will have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person or do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned

Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) will engage in any dealings or transactions prohibited by any Anti-Terrorism Law, (iv) will use the Notes to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in any manner that would cause a violation of any Anti-Terrorism Law by any party to this Agreement, or (v) has engaged, done business with or derived income from any Sanctioned Person or Sanctioned Country in violation of any Anti-Terrorism Laws; (b) the funds and proceeds from the Notes Issuances used to repay the Obligations will not be derived from any unlawful activity; (c) each Covered Entity shall comply with all Anti-Terrorism Laws and (d) each Note Party shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

6.13                  Information Regarding Collateral.

(a)                                 Not effect any change (i) in any Note Party’s legal name, (ii) in the location of any Note Party’s chief executive office, (iii) in any Note Party’s identity or organizational structure, (iv) in any Note Party’s federal taxpayer identification number or organizational identification number, if any, or (v) in any Note Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Agent not less than 30 days’ prior written notice (in the form of a certificate executed by any Authorized Officer of the Issuer Representative), or such lesser notice period agreed to by the Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Agent or the Required Noteholders may reasonably request and (B) it shall have taken all necessary action to maintain the perfection and priority of the security interest of Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Note Party agrees to promptly provide Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b)                                 Concurrently with the delivery of the Compliance Certificate pursuant to Section 9.3, deliver to Agent and the Noteholders a supplement to the Perfection Certificate (or Perfection Certificate Supplement) most recently delivered in the form of Annex 6.13(b) to the Compliance Certificate.

6.14                  Flood Insurance.  The Note Parties hereby acknowledge that if any portion of any Real Property that is subject to a mortgage is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws, then such Note Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

VII.                          NEGATIVE COVENANTS.

The Note Parties shall not, and shall not permit their respective Restricted Subsidiaries to, until the Termination Date:

7.1                         Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                 Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Restricted Subsidiary may merge or be consolidated into an Issuer (provided that (x) such Issuer is the continuing or surviving Person or (y) in the case of a merger or consolidation involving the Issuer Representative, the Issuer Representative is the continuing or surviving Person), (ii) any Guarantor (other than Parent Guarantor) or Inactive Subsidiary may merge or be consolidated into any other Guarantor or any Issuer (provided that such Guarantor or Issuer shall be the continuing or surviving Person) and (iii) any Permitted Acquisition.

(b)                                 Sell, lease, sublease, license, transfer. assign or otherwise dispose (collectively, “Dispositions”) of any of their properties or assets, or, except with respect to the Parent Guarantor, issue their own Equity Interests except (i) Dispositions of Inventory and used, surplus or obsolete Equipment in the ordinary course of business, (ii) Dispositions to the Issuer Representative or a Restricted Subsidiary; provided that any such Dispositions shall be treated as an Investment and shall comply with Section 7.4(h), (iii) such subleases or assignments with respect to any leased Real Property (other than Leasehold Interests containing Sand Reserves), to the extent the subject Real Property is not being actively used in the conduct of Issuers’ business, (iv) Dispositions to a Note Party of all (but not less than all) of the assets of an Inactive Subsidiary in connection with the winding down or liquidation of such Inactive Subsidiary, (v) Dispositions for Fair Market Value of surface rights and termination of mining leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining so long as no portion thereof provides any portion of the Sand Reserve Value, (vi) use of cash or Cash Equivalents in any manner not otherwise prohibited by this Agreement, (vii) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business consistent with past practice; provided, however, that any such license or cross-license of technology or other Intellectual Property shall be on a non-exclusive basis, (viii) Dispositions permitted under Section 7.1(a), Section 7.2, Section 7.4, or Section 7.5, (ix) the unwinding of any interest, commodity or currency swap agreements or other similar agreements, (x) the surrender, modification, release, termination or waiver of contract rights (including under leases, subleases and licenses of real property not constituting Leasehold Interests containing Sand Reserves) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind in the ordinary course of business, (xi) the issuance of Equity Interests in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary, (xii) the issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary; provided, that the proportion of Equity Interests held by a Note Party does not change as a result of such issuance, (xiii) Dispositions required by the terms of the Midwest Frac Agreement, as in effect on the Closing Date, (xiv) subleases of leases for Real Property (other than Leasehold Interests containing Sand Reserves that are included in the Formula Amount) to the extent made in the ordinary course of business and not materially and adversely affecting the operations of any Issuer or Agent’s access to any Collateral, (xv) other sales, leases, transfers or dispositions of assets having a Fair Market Value not in excess of (A) $22,000,000 in the aggregate following the Closing Date and (B) $11,000,000 for any individual sale, lease, transfer or disposition during any fiscal year; provided, that (x) no Event of Default shall have occurred and be continuing, (y) at least 75% of the consideration received in respect of such Disposition shall be in the form of cash or Cash Equivalents, and (z) the requirements of Section 2.6(c), to the extent applicable, are complied with in connection therewith, and (xvi) any of the Specified Assets for Fair Market Value; provided, that on the date of consummation of the Disposition of any Specified Assets, (1) the Issuer Representative shall deliver to the Agent a certificate setting forth in reasonable detail the calculation of Net Cash Proceeds thereof, (2) the Issuers shall receive not less than $3,300,000 of Net Cash Proceeds from the first Disposition of any Specified Assets and (3) no Event of Default shall have occurred and be continuing.  To the extent the Required Noteholders waive in writing the provisions of this Section 7.1 or property is sold, leased, transferred or otherwise disposed of as permitted by this Section 7.1 to a Person that is not a Note Party, such property will be sold free and clear or any Liens in favor of Agent and Secured Parties, and the Agent shall take all actions reasonably requested by the Note Parties to effect the foregoing subject to Agent’s receipt of certifications as to compliance with this Section in form and substance reasonably satisfactory to Agent.

7.2                         Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of their property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3                         Guarantees.  Except as otherwise agreed to in writing in advance by the Required Noteholders, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise (other than to Noteholders) except (a) guarantees of Indebtedness that is permitted pursuant to Section 7.6, or other obligations (not constituting Indebtedness) which are not prohibited by this Agreement, of another Note Party or Restricted Subsidiary (provided that guarantees of Indebtedness or other obligations of Restricted Subsidiaries that are not Note Parties shall otherwise be permitted under Section 7.4(h)(iii)) and (b) the endorsement of checks in the ordinary course of business.

7.4                         Investments.  Make any Investments, except (a) obligations issued or guaranteed by the United States of America or any agency thereof that mature within one year of acquisition thereof, (b) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) United States money market funds at least 95% of the assets consists of Investments described in the foregoing clauses (a) through (c) (each of clauses (a) through (d), “Cash Equivalents”), (e) investments in respect of Hedges, (f) extensions of commercial trade credit to Customers in the ordinary course of business, (g) payroll, travel and other loan and advances to officers and employees of it or of Parent Guarantor made in the ordinary course of business not to exceed the aggregate amount of $287,500 at any time outstanding, (h) Investments (i) between Note Parties (including any existing Restricted Subsidiary that becomes a Note Party immediately after giving effect to and as a result of such Investment), (ii) Investments by any Restricted Subsidiary that is not a Note Party in any other existing Restricted Subsidiary that is not a Note Party and (iii) Investments by any Note Party in any Restricted Subsidiary that is not a Note Party, in the case of this clause (iii) in an aggregate amount not to exceed $2,500,000 at any time outstanding, (i) [reserved], (j) Investments existing on the Closing Date and identified on Schedule 7.4 (including any extensions or refinancings thereof that do not increase the original amount of such Investments), (k) [reserved], (l) Investments made in compliance with Section 7.1(a), including Permitted Acquisitions, (m) [reserved], (n) Investments received as non-cash consideration in a Disposition permitted by Section 7.1(b) to the extent such non-cash consideration does not exceed 25% of the aggregate consideration received or to be received in connection with such Disposition, (o) (i) Receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of Receivables created in the ordinary course of business or loans permitted to be made under this Section 7.4, or whether by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any asset received by way of foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default, (p) Investments consisting of deposits permitted under the definition of “Permitted Encumbrances”, (q) Investments consisting of customary indemnification obligations in respect of any Permitted Acquisition, including the Osburn Acquisition, (r) deposits received from Customers in the ordinary course of business, (s) any Investments owned by a Person at the time it is acquired pursuant to a Permitted Acquisition to the extent not made in contemplation of such acquisition including, without limitation, the Osburn Acquisition, (t) guarantees to the extent permitted by Section 7.3, (u) [reserved], (v) other Investments made by Note Parties and their Restricted Subsidiaries not to exceed $11,500,000 in the aggregate since the Closing Date, and (w) loans made by any Restricted Subsidiary that is not a Note Party to any Note Party so long as such loan is subordinated to the Obligations pursuant to an agreement reasonably satisfactory to the Agent.

7.5                         Dividends and Distributions.  Declare, pay or make any dividend or distribution on any of its Equity Interests or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its Equity Interests, or of any options to purchase or acquire any Equity Interests of any Note Party or Subsidiary thereof (each a “Restricted Payment”), except:

(a)                                 the Issuer Representative may make dividends and distributions to Parent Guarantor in order to permit Parent Guarantor to make the Restricted Payments set forth in clause (b) below in an aggregate amount for all such dividends and distributions during any fiscal year equal to (i) (x) $10,000,000 (provided, that if the aggregate amount of Restricted Payments made in any fiscal year shall be less than $10,000,000 (before giving effect to any carryover), then such shortfall may be added to the amount of Restricted Payments permitted under Section 7.5(a)(i) for the immediately succeeding (but not any other) fiscal year) less (y) the aggregate amount of principal payments made or required to be made during such fiscal year (whether prior to, on or after any Restricted Payment during such fiscal year) with respect to the Specified Note, plus (ii) additional amounts; provided, that, in the case of clauses (i) and (ii), as of the date such Restricted Payment is made (A) no Default or Event of Default shall have occurred or be continuing or shall be caused thereby, (B) on a Pro Forma Basis after giving effect to such Restricted Payment, (1) the Total Leverage Ratio shall not exceed 2.00:1.00, (2) the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, and (3) Liquidity shall be at least $75,000,000 for the 30 days preceding such payment and immediately after giving effect thereto, (C) in the case of clause (ii) above only, the Issuer shall redeem the Notes pursuant to Section 2.6(c)(ii) in an amount equal to the Applicable Restricted Payment Redemption Amount contemporaneous with the making of such Restricted Payment) and (D) Parent Guarantor has maintained its qualification as a publicly traded partnership that is not subject to United States federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise) (clauses (A), (B), (C) and (D), the “Restricted Payment Conditions”); provided further, that no Restricted Payment pursuant to this Section 7.5(a) may be made until the date occurring six months after the later of (x) Final Completion (as defined in the contracts described in clause (b) of the definition of Material Contract and such definition subject to Agent’s reasonable discretion) and (y) July 1, 2018;

(b)                                 Parent Guarantor may repurchase, and make quarterly cash distributions on, the common units representing limited partner interests in Parent Guarantor so long as, with respect to such quarterly cash distributions, (i) such distributions are made in accordance with the cash distribution policy adopted by the board of directors of the General Partner pursuant to the Partnership Agreement, (ii) on the date such distributions are declared by the Parent Guarantor, each of the Restricted Payment Conditions shall be satisfied, (iii) such distributions are made within sixty (60) days after the declaration thereof, and (iv) Parent Guarantor has maintained its qualification as a publicly traded partnership that is not subject to United States federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise);

(c)                                  Subsidiaries of any Issuer may declare and pay dividends and distributions to any Issuer;

(d)                                 any Note Party may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock);

(e)                                  Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to permit the General Partner to pay (or to make a payment to any Person that owns a direct Equity Interest in the General Partner to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, payroll and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent such expenses are directly attributable to the ownership or operation of the Issuers and their Subsidiaries; provided, that, unless such expenses are detailed in the financial statements received by Agent and the Noteholders pursuant to Sections 9.7 or 9.8, Agent and the Noteholders shall have received, on a quarterly basis, a report detailing such expenses; and

(f)                                   Parent Guarantor and its Subsidiaries may, directly or indirectly, make dividends and distributions to the General Partner at such times and in such amounts as are necessary to pay amounts due under the Services Agreement (as in effect on the date hereof); provided, that, unless such amounts are detailed in the financial statements received by Agent and the Noteholders pursuant to Sections 9.7 or 9.8, Agent and the Noteholders shall have received, on a quarterly basis, a report detailing such amounts.

7.6                         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except in respect of (a) the Obligations; (b) Capitalized Lease Obligations consisting of the Capital Lease of the wet sand plant located in Barron County, Wisconsin plus additional Capitalized Lease Obligations in an aggregate amount at any time outstanding not to exceed $8,250,000; (c) Permitted Purchase Money Indebtedness in an aggregate amount at any time outstanding not to exceed $4,000,000; (d) Indebtedness under any Hedge so long as such Indebtedness (except to the extent constituting “Hedge Liabilities” (as defined in the Revolving Credit Agreement)) is unsecured; (e) Indebtedness owing to any other Note Party or Restricted Subsidiary thereof so long as (i) such Indebtedness owing to any Person that is not a Note Party is subordinated pursuant to an agreement reasonably satisfactory to the Agent and (ii) any such Indebtedness owing by a Restricted Subsidiary that is not a Note Party, shall be permitted pursuant to Section 7.4(h)(iii); (f) guarantees permitted under Section 7.3; (g) to the extent not otherwise described in this Section 7.6, Indebtedness set forth on Schedule 7.6 and any Permitted Refinancing in respect thereof; (h) Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, and self-insurance obligations, in each case in the ordinary course of business; (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (j) Indebtedness of the Parent Guarantor or any Restricted Subsidiary consisting of the financing of insurance premiums, (k) Indebtedness arising from agreements of the Parent Guarantor or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with a Disposition permitted under Section 7.1(b) or a Permitted Acquisition, (l) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in connection with performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances, (m) Indebtedness in the form of subordinated notes in an aggregate amount at any time outstanding not to exceed $5,750,000 so long as immediately before and after giving effect to the incurrence of any such Indebtedness, and the application of the use of proceeds therefrom:  (i) no Event of Default shall have occurred or be continuing or shall be caused thereby; (ii) after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, Parent Guarantor and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the covenants then in effect set forth in Section 6.5 as of the most recently ended Test Period; and (iii) (A) interest on such Indebtedness may not be paid in cash prior to the Maturity Date, (B) such Indebtedness shall not mature and shall not provide for any mandatory prepayments, offers to repurchase or redemptions (other than customary asset sale and change of control offers) until at least six months after the Maturity Date, (C) such Indebtedness shall be subordinated in right of payment to the Senior Lien Obligations and the Obligations pursuant to subordination terms satisfactory to the Agent, (D) such Indebtedness shall be unsecured and shall not be guaranteed by any person other than a Note Party, (E) the aggregate amount of Indebtedness permitted to be incurred under this Section 7.6(m) by Restricted Subsidiaries that are not Note Parties shall not exceed $2,500,000 at any time outstanding, (F) the covenants, mandatory prepayments, events of default and guarantees of such Indebtedness, taken as a whole, shall not be materially more restrictive to the Note Parties than the terms of this Agreement, as determined by the Issuer Representative in good faith, unless (1) such provisions are added to this Agreement for the benefit of the Noteholders hereunder or (2) any such provisions apply after the Maturity Date, (G) any Indebtedness incurred under this Section 7.6(m) cannot be provided by any Note Party or any of their respective Affiliates and (H) the Issuer Representative shall have furnished to the Agent a certificate from an Authorized Officer certifying as to compliance with the requirements of the preceding clauses (i), (ii) and (iii) and containing the calculations required by the preceding clause (ii), (n) the Specified Note, including interest payments thereon by the increase in the principal amount thereof in accordance with the terms of the Specified Note, (o) the Specified Obligations and the Specified Other Obligations, and (p) the Revolving Credit Agreement in an aggregate principal amount not to exceed $75,000,000 at any time outstanding and, subject to the ABL/Term Intercreditor Agreement, any Permitted Refinancing thereof.

7.7                         Nature of Business.  Engage in any businesses other than the businesses engaged by the Note Parties and their Restricted Subsidiaries on the Closing Date and businesses that are reasonably related or ancillary thereto or reasonable extensions of such businesses or any other business or activity in the energy sector that produces “qualifying income” as such term is defined in Section 7704(d) of the Code.

7.8                         Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment (including payments of management or consulting fees) to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except, in each case to the extent not otherwise prohibited under this Agreement or any Other Document:  (a) transactions which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions among Note Parties not involving any other Affiliates, (c) dividends or distributions permitted by Section 7.5, Indebtedness permitted by Section 7.6 and Investments permitted by Section 7.4(g), (h), (o)(i) and (w), (d) any issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor; (e) transactions provided for in or contemplated by the Services Agreement (in effect on the date hereof), (f) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith, (g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, the Parent Guarantor and the Restricted Subsidiaries in the ordinary course of business; (h) the payment of fees and expenses relating to the Transactions on the Closing Date; (i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the Parent Guarantor; provided that such Affiliate is treated the same as other such holders of Indebtedness or Capital Stock; and (j) transactions for which the Parent Guarantor or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm that is reasonably acceptable to the Agent as to the fairness of the transaction to the Parent Guarantor and its Restricted Subsidiaries from a financial point of view.

7.9                         Subsidiaries.  Form or acquire any Subsidiary (other than any Inactive Subsidiary) unless within ten (10) Business Days (or such longer period as the Agent may consent to) after formation (i) if such Restricted Subsidiary is a Domestic Subsidiary either (A) such Domestic Subsidiary expressly joins in this Agreement as an “Issuer” and becomes jointly and severally liable for the Obligations hereunder, under the Notes, and under any other agreement among any Issuer, Agent or Noteholders and takes all other actions necessary or advisable in the opinion of the Agent to grant a first-priority perfected Lien, subject to the terms of the ABL/Term Intercreditor Agreement, in all of its assets to the extent required by the terms of this Agreement or (B) becomes a “Guarantor” by executing a Guaranty and joinders to the applicable Pledge Agreements and Security Agreements and each applicable Other Document and takes all other actions necessary or advisable in the opinion of the Agent to grant a first priority perfected Lien on all of its assets to the extent required by the terms of this Agreement and each applicable Other Document (subject to the terms of the ABL/Term Intercreditor Agreement), (ii) the Equity Interests of such Restricted Subsidiary are pledged to Agent to the extent constituting “Subsidiary Stock” and all certificates representing such Equity Interests, together with undated stock powers executed in blank, are delivered to Agent or, for so long as the Revolving Credit Agreement remains in effect, the Revolving Agent, and (iii) in the case of clauses (i) and (ii), Agent shall have received all documents, including, without limitation, legal opinions and appraisals, that it may reasonably require in connection therewith.  In addition, if any Restricted Subsidiary that was an Inactive Subsidiary ceases to be an Inactive Subsidiary, the foregoing requirements shall be complied with respect to such Restricted Subsidiary within ten Business Days (or such longer period as the Agent may consent to) after such Restricted Subsidiary ceases to be an Inactive Subsidiary.

7.10                  Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (i) in financial accounting treatment and reporting except as required by GAAP or  in the application of GAAP concurred by the Note Parties’ Accountants, (ii) in Tax accounting method except as required by Applicable Law.

7.11                  Pledge of Credit.  Now or hereafter pledge Agent’s or any Noteholder’s credit on any purchases or for any purpose whatsoever.

7.12                  Amendment of Certain Documents.

(a)                                 Amend, modify or waive any term or provision of its Organizational Documents (including the Partnership Agreement), the Services Agreement, the Midwest Frac Agreement, or any Material Contract in a manner material and adverse to Agent or any Noteholder (for the avoidance of doubt, any amendment, modification or other change in the Partnership Agreement that would result in an increase in dividends or distributions payable thereunder is hereby deemed material and adverse to Agent and the Noteholders); provided, however, a Note Party may amend its Organizational Documents to change its legal name in compliance with Section 6.13(a).

(b)                                 Until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement, amend, modify or waive any term or provision of any documentation relating to the Specified Obligations in a manner material and adverse to Agent or any Noteholder (for the avoidance of doubt, any amendment, modification or other change in such documentation (i) to increase the aggregate amount of the Specified Obligations, (ii) to increase the aggregate amount of Specified Obligations by more than 10% than such amount outstanding on the Closing Date (other than by operation of the terms of such documentation as in effect on the Closing Date or by capitalizing any rental or interest payable in respect of Specified Obligations), (iii) to accelerate or otherwise make earlier any payment date or (iv) to add any restriction on any sale, lease, transfer or other disposition of Collateral or on the amendment, restatement, waiver, supplement or refinancing of any Senior Lien Obligations (as defined in the Junior Lien Intercreditor Agreement) is hereby deemed material and adverse to Agent and the Noteholders);

 provided, that notwithstanding the foregoing, the Note Parties shall not, at any time on and from the Closing Date, amend, modify or waive any term or provision of any documentation relating to the Specified Obligations to incur any Lease Payment Deferral (as defined in the Termination Agreement) or otherwise defer any amount of any lease obligations in respect of the Specified Obligations to a date later than the scheduled date therefor.  The Note Parties shall provide Agent a final draft of any amendment, modification or waiver of any documentation relating to the Specified Obligations at least three Business Days in advance of the proposed effectiveness of any such amendment, modification or waiver; provided that, in the case of any modifications to security documents relating to the Specified Obligations that are required by Section 5.03(b) of the Junior Lien Intercreditor Agreement, no advance notice shall be required but a copy thereof shall be provided to Agent following effectiveness.

(c)                                  Amend, modify or waive any term or provision of any Specified Document in a manner material and adverse to Agent or any Noteholder; provided that the following amendments and modifications are deemed to be material and adverse to the Agent and the Noteholders: (i) any increase in the interest rate under the Specified Note other than as a result of the imposition of the default rate provided for therein as of the Closing Date, (ii) any modification or amendment which makes any payment date under the Specified Documents earlier than such payment date set forth in the Specified Documents as of the Closing Date and (iii) any modification or amendment which restricts or removes the ability to pay interest in kind.

7.13                  Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.10(b) for which there could reasonably be material liability, which may be updated from time to time with the consent of the Agent, which consent shall not be unreasonably withheld, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Note Party or any member of the Controlled Group or the imposition of a lien on the property of any Note Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and such failure to comply could reasonable result in material liability to any Note Party or any members of the Controlled Group, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.10(b) to cease to be true and correct.

7.14                  Prepayment of Indebtedness and Certain Other Obligations.

(a)                                 At any time, directly or indirectly, prepay or repurchase, redeem, retire or otherwise acquire, any Indebtedness permitted under Section 7.6(m) or any other Indebtedness that is subordinated to the Obligations in right of payment or Liens (other than the Specified Obligations, the Specified Other Obligations and the Specified Note, which shall be subject to clauses (b), (c) and (d) below).

(b)                                 Until the payment of the Specified Other Obligations in accordance with the Termination of LTSA Agreement, at any time make any payments on any of the Specified Obligations, other than at their scheduled due dates.

(c)                                  At any time make any payment of Specified Other Obligations, other than in accordance with the Termination of LTSA Agreement as in effect on the Closing Date.

(d)                                 At any time make any cash payments in respect of the Specified Note, including principal, interest, fees and other expenses due thereunder, (i) other than upon the scheduled due date therefor (subject to the terms and conditions therein) as set forth in the Specified Note as in effect on the Closing Date, including without limitation the scheduled maturity date thereof on June 2, 2020, and (ii) unless, as of the date thereof, the Issuers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.5 (and in the case of any payment on the scheduled maturity date thereof on June 2, 2020, such compliance shall be determined on the date of delivery of the Compliance Certificate for the Test Period ending March 31, 2020).

(e)                                  At any time make any payments in respect of the Midwest Frac Agreement other than upon the required dates therefor pursuant to the Midwest Frac Agreement as in effect on the Closing Date.

7.15                  Management Fees.  Except for amounts paid pursuant to the Services Agreement or the Partnership Agreement in each case, as in effect on the Closing Date, and which are otherwise permitted under this Agreement, pay, or permit any of its respective Subsidiaries to pay, any management, consulting, service or other such fees to any Affiliates of any Note Party.

7.16                  Bank Accounts.  Establish or otherwise acquire any deposit accounts or securities accounts, other than Excluded Deposit Accounts, without first providing to Agent an updated Schedule 5(a) to the Perfection Certificate and a Deposit Account Control Agreement with respect thereto in form and substance satisfactory to the Agent in its Permitted Discretion.

7.17                  [Reserved].

7.18                  No Integration.  Neither Parent Guarantor, nor any Issuer, nor any of their respective Affiliates (to the extent controlled by Parent Guarantor or any Issuer) shall make any offer or sale of securities of any class that is or will be integrated with the sale of the Notes by the Issuers to the Noteholders in a manner that would require registration of the Notes under the Securities Act.

7.19                  Passive Holding Company.  With respect to Parent Guarantor, notwithstanding anything herein to the contrary, (a) engage in any business or activity other than (i) owning the Equity Interests of the Issuer Representative, (ii) activities incidental or related thereto or the maintenance of the existence of Parent Guarantor or compliance with Applicable Law and legal, tax and accounting matters related thereto and activities relating to the General Partner and its employees, (iii) the making and receipt of Restricted Payments permitted pursuant to Section 7.5 and (iv) complying with its obligations under the Services Agreement, (b) hold any assets other than the Equity Interests of the Issuer Representative, (c) have any material liabilities other than (i) Indebtedness and Guarantees of such Indebtedness under the Other Documents, the Revolving Credit Agreement and the “Other Documents” (or related term) under the Revolving Credit Agreement, (ii) tax liabilities in the ordinary course of business, (iii) state and federal securities and tax filings, (iv) guarantees of Indebtedness permitted by Section 7.3, (v) obligations with respect to its Equity Interests and (vi) non-consensual obligations imposed by operation of law.

VIII.                     CONDITIONS PRECEDENT.

8.1                         Conditions to Initial Note Purchase.  The agreement of the Noteholders to purchase the Notes requested to be purchased on the Closing Date is subject to the satisfaction, or waiver by the

Noteholders, immediately prior to or concurrently with the purchasing of such Notes, of the following conditions precedent, subject to Schedule 6.11 hereof:

(a)                                 Note.  Each Noteholder shall have received its Note duly executed and delivered by an Authorized Officer of each Issuer;

(b)                                 Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statements and PPSA registrations) required by this Agreement, any Security Document, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (except as provided in Section 4.2) shall have been, or substantially simultaneously with the purchase of the Notes on the Closing Date will be, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received (i) an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation, (ii) satisfactory evidence of the payment of any necessary fee, Tax or expense relating thereto and (iii) satisfactory evidence that no Liens other than Permitted Encumbrances will exist with respect to the Collateral;

(c)                                  Other Documents.  Agent and the Noteholders shall have received, each duly executed and in form and substance satisfactory to the Agent, (i) the Perfection Certificate, (ii) Mortgages with respect to the locations listed on Schedules 11(a) and (b) to the Perfection Certificate, (iii) the Environmental Indemnity Agreements, (iv) the Guaranty, (v) the Pledge Agreement, (vi) the ABL/Term Intercreditor Agreement, (vii) the Supplement No. 2, (viii) the Specified Note Subordination Agreement, (ix) the Common Unit Purchase Agreement, (x) the Registration Rights Agreement, (xi) the Termination of LTSA Agreement, (xii) the Specified Note and (xiii) the Other Documents and Security Documents contemplated to be delivered as of the Closing Date, subject to any express exclusion or limitations in this Agreement or any Other Document, together with all certificates, agreements or instruments necessary to perfect the Agent’s security interest under this Agreement or any other Security Document in all Investment Property, Tangible Chattel Paper and Instruments of each Note Party, together with duly executed instruments of transfer or assignment in blank in form and substance reasonably satisfactory to the Agent;

(d)                                 Title Insurance.  Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), in standard ALTA form (or other form reasonably satisfactory to the Agent), issued by a title insurance company reasonably satisfactory to the Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgages, insuring that each Mortgage creates a valid Lien on the Real Property described therein with no exceptions which Agent shall not have approved in writing and no survey exceptions;

(e)                                  [Reserved].

(f)                                   Financial Condition Certificate.  Agent shall have received an executed certificate in the form of Exhibit 8.1(f) (the “Financial Condition Certificate”);

(g)                                  Closing Certificate.  Agent shall have received a closing certificate signed by an Authorized Officer of each Note Party dated as of the Closing Date as to satisfaction of the conditions set forth in Section 8.1(y) and 8.1(z);

(h)                                 Bank Accounts.  Agent shall have received duly executed Deposit Account Control Agreements with respect to all Collection Accounts and other deposit accounts and securities accounts as required under Section 4.14(g);

(i)                                     Proceedings of Note Parties.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Agent, of the board of directors, management committee, managing member, manager or general partner, as applicable, of each Note Party authorizing (as applicable) (i) the execution, delivery and performance of this Agreement, the Notes, the Guaranty, the Pledge Agreements, the Security Agreements and any Other Documents contemplated to be delivered on the Closing Date (collectively, the “Documents”) and (ii) the granting by each Note Party of the security interests in and liens upon the Collateral in each case certified by an Authorized Officer of each Note Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(j)                                    Incumbency Certificates of Note Parties.  Agent shall have received a certificate of an Authorized Officer of each Note Party, dated the Closing Date, as to the incumbency and signature of the officers of each Note Party, as applicable, executing the Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Authorized Officer;

(k)                                 Organizational Documents.  Agent shall have received a copy of Organizational Documents of each Note Party as in effect on the Closing Date certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of all agreements of each Note Party’s shareholders or members, as applicable, certified as accurate and complete by an Authorized Officer of each Note Party;

(l)                                     Good Standing Certificates.  Agent shall have received good standing certificates for each Note Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Note Party’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Note Party’s business activities or the ownership of its properties necessitates qualification;

(m)                             Legal Opinion.  Agent shall have received the executed legal opinions, each in form and substance satisfactory to Agent of each of Latham & Watkins, LLP, Hinshaw & Culbertson and Jones Walker LLP which shall cover such matters incident to the transactions contemplated by the Documents and Mortgages as Agent may reasonably require, and the Note Parties hereby authorize and direct such counsel to deliver such opinions to Agent and Noteholders;

(n)                                 No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing, or to the knowledge of the Note Parties, threatened against any Note Party or against the officers or directors of any Note Party (A) in connection with this Agreement, the Other Documents or any of the Transactions which is in excess of $500,000 in the aggregate or (B) which would reasonably be expected to have, in the reasonable opinion of the Agent, a Material Adverse Effect, result in an Event of Default, result in material liability to such Note Party or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Note Parties as a whole or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(o)                                 Fees and Expenses.  Agent and the Noteholders shall have received all reasonable and documented out-of-pocket fees and expenses (including but not limited to the fees and expenses of counsel) payable to Agent and Noteholders on or prior to the Closing Date hereunder, including pursuant to Article III hereof, and to the extent required by the Fee Letter;

(p)                                 Insurance.  Agent shall have received in form and substance reasonably satisfactory to the Agent, certificates evidencing the Note Parties’ casualty insurance policies and any certificates evidencing flood insurance coverage, together with loss payable endorsements naming Agent as lender loss payee, and certificates evidencing the Note Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured;

(q)                                 Payment Instructions.  Agent shall have received written instructions from Issuer Representative directing the application of proceeds of the Notes purchased on the Closing Date pursuant to this Agreement;

(r)                                    Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the Transactions;

(s)                                   Know Your Customer.  Agent shall have received such documentation and information, including but not limited to each Issuer’s IRS Form W-9, as is reasonably requested in writing at least five days prior to the Closing Date by the Agent about the Note Parties to the extent the Agent and Parent Guarantor in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(t)                                    Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to the Agent and its counsel in the exercise of its Permitted Discretion;

(u)                                 Financial Statements and Projections.  Agent and the Noteholders shall have received the Historical Statements and the Financial Projections, which shall be in form and substance satisfactory to the Noteholders;

(v)                                 Payoff Letters and Termination Documents. Agent shall have received duly executed payoff letters and applicable lien termination documents with respect to Indebtedness for borrowed money incurred before the Closing Date contemplated to the terminated concurrently with the Closing Date.

(w)                               Revolving Credit Agreement. Agent shall have received the duly executed and delivered Revolving Credit Agreement dated as of the Closing Date, which shall be in form and substance satisfactory to the Agent and which shall amend and restate and refinance that certain Revolving Credit and Security Agreement dated as of May 14, 2013, among, inter alia, the Note Parties, PNC and the lenders party thereto from time to time.

(x)                                 Capital Expenditure Budget.  Agent shall have received a budget of Capital Expenditures (the “Capital Expenditure Budget”) which shall describe Capital Expenditures of the Parent Guarantor and its Restricted Subsidiaries for the fiscal year ending December 31, 2018, which shall be in form and substance acceptable to the Agent, and attached as Exhibit 8.1(x) hereto.

(y)                                 Representations and Warranties.  Each of the representations and warranties made by any Note Party in or pursuant to this Agreement or the Other Documents shall be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty specifically relates to a certain prior date);

(z)                                  No Default.  No Event of Default or Default shall have occurred and be continuing, or would exist after giving effect to the Notes being purchased; and

(aa)                          Issuance Notice.  The Issuer Representative shall execute and deliver to the Agent an Issuance Notice in accordance with Section 2.1.

(bb)                          Common Equity Issuance. Each of EES Offshore, LLC, AP Mezzanine Partners III, L.P., Mezzanine Partners III, L.P. and OC II AIV II LP shall have been issued common equity of the Parent Guarantor in such amounts and as further described in the Common Unit Purchase Agreement and the Registration Rights Agreement.

A request for a Note Issuance by Issuers hereunder shall constitute a representation and warranty by Issuers as of the Closing Date that the conditions contained clauses (y) and (z) in this Section 8.1 shall have been satisfied.

IX.                               INFORMATION AS TO NOTE PARTIES.

Each Note Party shall, or (except with respect to Section 9.9) shall cause Issuer Representative on its behalf to, until the Termination Date:

9.1                         Disclosure of Material Matters.  Promptly, following an Authorized Officer of any Issuer obtaining knowledge thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Issuer’s reclamation or repossession of, or the return to any Issuer of, a material amount of goods or material claims or disputes asserted by any Customer or other obligor.

9.2                         Borrowing Base Certificate; Schedules.  Deliver to Agent:

(a)                                 copies of any borrowing base certificates (together with any supporting information, statements or reports) delivered under the Revolving Credit Agreement and not otherwise required to be furnished to the Agent or the Noteholders pursuant to this Agreement;

(b)                                 after the Discharge of Senior Lien Obligations:

(i)                                     on or before the twentieth (20th) day of each month as and for the prior month:  (A) accounts receivable ageings inclusive of reconciliations to the general ledger, (B) an account rollforward with supporting detail, (C) accounts payable schedules inclusive of reconciliations to the general ledger in electronic format, (D) detailed Inventory perpetual in electronic format, and (E) a cash collection report; and

(ii)                                  at such intervals as Agent may require in its Permitted Discretion:  (A) confirmatory assignment schedules, (B) copies of Customer’s invoices, (C) evidence of shipment or delivery, and (D) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications;

(c)                                  within a reasonable time after Agent’s request therefor (i) all new Material Contracts, (ii) notice of termination of any Material Contract, (iii) copies of any customer agreements, sand processing or transport agreements or fuel transport agreements and (iv) to the extent not otherwise covered by information delivered by Issuers to Agent, a report of all modified, developed or newly acquired material intellectual property.

The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Agent and executed by Issuers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Issuers’ failure to deliver any of such items to Agent and Noteholders shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3                         Compliance Certificate.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8(a), with a Compliance Certificate.

9.4                         Litigation.  Promptly, following an Authorized Officer of any Issuer obtaining knowledge thereof, notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Note Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect, result in an Event of Default, result in material liability to such Note Party or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted.

9.5                         Material Occurrences.  Promptly, following an Authorized Officer of any Issuer obtaining knowledge thereof, notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Parent Guarantor and its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Note Party to a Tax imposed by Section 4971 of the Code; (d) a breach by a Note Party of any Material Contract; (e) any other development in the business or affairs of any Note Party, which could reasonably be expected to have a Material Adverse Effect; and (f) any other material development, change or delay relating to the Osburn Acquisition or Osburn Acquisition Agreement, in each case describing the nature thereof and the action such Note Party proposes to take with respect thereto.

9.6                         Reserve Reports.  Furnish Agent as soon as available and in any event by April 30th and October 31st of each year (or such later date as is reasonably acceptable to the Agent), beginning April 30, 2018, a discounted cash flow appraisal of the Issuers’ mining locations by John T. Boyd Company (or any other third party appraiser reasonably acceptable to the Agent), in form, scope and methodology substantially similar to the Sand Reserve Appraisal.

9.7                         Annual Financial Statements.  Furnish Agent (for distribution to the Noteholders) within ninety (90) days after the end of each fiscal year of Parent Guarantor, commencing with the fiscal year 2017, (i) audited consolidated financial statements of Parent Guarantor and its Subsidiaries including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and accompanied by a report and opinion (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like assumption, qualification or exception as to the scope of the audit) of an independent certified public accounting firm selected by Parent Guarantor and reasonably satisfactory to the Agent (the “Accountants”) and (ii) if available and requested by the Agent or the Required Noteholders, any management letters from the Accountants to Parent Guarantor or to an officer of Parent Guarantor.

9.8                         Quarterly and Monthly Reporting.

(a)                                 Furnish Agent (for distribution to the Noteholders) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2018, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and a comparison against the balance sheet and the statements of income for (i) the period from the beginning of the prior fiscal year to the end of the equivalent quarter in such prior fiscal year and for such equivalent quarter in the prior fiscal year, and (ii) for statements of income only, the equivalent quarter in the Financial Projections, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Noteholders if, in the aggregate, they are material to Issuers’ business.

(b)                                 Furnish Agent (for distribution to the Noteholders) within 30 days after the end of each of the first two months of each fiscal quarter and the final month of each fiscal year, commencing with the month ending January 31, 2018, an unaudited balance sheet of Parent Guarantor and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Parent Guarantor and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, and a comparison against the balance sheet and the statements of income for the period from the beginning of prior fiscal year to the end of the equivalent month in such prior fiscal year and for such equivalent month in the prior fiscal year, in each case, prepared internally on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that are disclosed to Agent and the Noteholders if, in the aggregate, they are material to Issuers’ business.

9.9                         Additional Information.  Furnish Agent promptly upon an Authorized Officer of any Note Party’s obtaining knowledge thereof, notice of any material labor dispute to which such Note Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any material labor contract to which any Note Party is a party or by which any Note Party is bound.

9.10                  Projected Operating Budget.  Furnish Agent (for distribution to the Noteholders), no later than thirty (30) days after the end of Parent Guarantor’s fiscal year commencing with the end of fiscal year 2017, a month by month projected operating budget and cash flow of Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by an Authorized Officer of Parent Guarantor to the effect that such projections have been prepared based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

9.11                  MD&A.  Furnish Agent (for distribution to the Noteholders), upon its request, with respect to the financial statements referred to in Sections 9.7 and 9.8, a management discussion and analysis report relating to the Issuers.

9.12                  Notice of Suits, Adverse Events.  Furnish Agent (for distribution to the Noteholders) written notice, within 5 Business Days of (i) an Authorized Officer of any Note Party having knowledge thereof, any lapse or other termination of any material Consent issued to any Note Party by any Governmental Body or any other Person that is material to the operation of such Note Party’s business, (ii) an Authorized Officer of any Note Party having knowledge thereof, any refusal by any Governmental Body or any other Person to renew or extend any such material Consent; and (iii) filing by any Note Party with any Governmental Body or Person, copies of any material periodic or special reports, if such reports indicate the occurrence of a Material Adverse Effect and (iv) an Authorized Officer of any Note Party having knowledge thereof, copies of any notices and other communications from any Governmental Body or Person which specifically relate to any Note Party and are material and adverse to a Note Party.

9.13                  ERISA Notices and Requests.  Furnish Agent with immediate written notice in the event that (i) any Note Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Note Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (ii) any Note Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred that is reasonably likely to result in a material liability to any Note Party together with a written statement describing such transaction and the action which such Note Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Note Party or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Note Party or any member of the Controlled Group was not previously contributing, and for which it is reasonably likely that any Note Party may have any material liability, shall occur, (v) any Note Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Note Party or any member of the Controlled Group shall receive any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code pursuant to which any Note Party has material liability, together with copies of each such letter; (vii) any Note Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Note Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Note Party or any member of the Controlled Group knows that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (D) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.14                  Notice of Leases.  Furnish Agent, within 15 Business Days of the effectiveness thereof, copies of any new lease for real property or other occupancy agreement upon which any Sand Reserves are to be located or any material books and records of an Issuer are to be located.

9.15                  SEC Filings.  Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Parent Guarantor, any Issuer or any Subsidiary files with the SEC or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Agent pursuant to any other Section of this Article IX.

9.16                  Noteholder Calls.  If requested by the Agent or the Required Noteholders, within 15 days following delivery of the financial statements described in Section 9.8(a) for each fiscal quarter, the Issuer Representative shall hold a conference call at a date and time reasonably determined by the Issuer Representative with all Noteholders who choose to attend such conference call during which the Parent Guarantor shall (a) review the financial results of such fiscal quarter, the financial condition of the Parent Guarantor and its Restricted Subsidiaries, and the budget for such fiscal quarter delivered pursuant to Section 9.10 above and (b) provide an update on any change in circumstance, amendment, modification, termination or cancellation of (i) any lease of Real Property that is material to its business or that constitutes Collateral, (ii) any Railcar Lease and Transload Facilities that, individually or in the aggregate, is material to its business, (iii) the Osburn Facility and any of the Note Parties’ other sand mining or processing facilities, (iv) the Midwest Frac Agreement, and (v) any of the top 20 customer contracts.

9.17                  Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent or the Required Noteholders may, from time to time, reasonably request (including, documents relating to the Collateral) to carry out the purposes, terms or conditions of this Agreement but excluding any “cash creation day” presentation prepared by the Issuers.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1                  Nonpayment.

(a)                                 Failure by any Issuer to pay when due any principal on the Obligations and any Redemption Premium thereon;

(b)                                 Failure by any Issuer to pay when due any interest on the Obligations within three (3) Business Days after such interest becomes due; and

(c)                                  Failure by any Issuer to pay when due any other fee, charge, amount or liability provided for herein (specifically excluding principal and interest which are addressed in subparagraphs (a) and (b) above) or in any Other Document, within the time period specified herein or therein and, if no time period is specified, then within three (3) Business Days after a demand or notice has been provided to the Issuer Representative requesting payment of such amount;

10.2                  Breach of Representation.  Any representation or warranty made or deemed made by any Note Party in this Agreement, any Other Document or any related agreement or any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading or untrue in any material respect on the date when made or deemed to have been made;

10.3                  Financial Information.  Failure by any Issuer to (i) furnish financial, collateral or other information when due under Article IX hereof, or if no due date is specified herein, within fifteen (15) days after requested by Agent or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4                  Judicial Actions.  Issuance of any Lien, levy, assessment, injunction or attachment against any Issuer’s Inventory or Receivables with an aggregate value in excess of $5,750,000 (for all such Inventory or Receivables) or against a material portion of any Issuer’s other property that is not a Permitted Encumbrance which is not stayed or lifted within sixty (60) days;

10.5                  Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3, 10.12 or 10.17:

(i)                                     except as set forth in Section 10.5(iii) below, failure or neglect of any Note Party to perform, keep or observe any term, provision, condition, covenant contained in Article IV, Article VI or Article VII of this Agreement,

(ii)                                  failure or neglect of any Note Party to perform, keep or observe any term, provision, condition, or covenant contained in any Other Document (other than this Agreement) which is not cured within twenty (20) days from the earlier of (A) receipt by Issuer Representative of written notice from Agent or the Noteholders of such failure or neglect and (B) the time at which an Authorized Officer had knowledge of such failure or neglect, or

(iii)                               failure or neglect of (A) any Note Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 4.6, 4.7, 4.8, 4.13, 4.14(c), 4.18, 6.3, 6.4, or 7.9 hereof or (B) any other term, provision, condition or covenant of this Agreement to the extent not addressed in clause (i) hereof, in each case, which is not cured within twenty (20) days from the earlier of (X) receipt by Issuer Representative of written notice from Agent or the Noteholders of such failure or neglect and (Y) the time at which an Authorized Officer had knowledge of such failure or neglect;

10.6                  Judgments.  Any judgment or judgments are rendered against any Note Party for an aggregate amount in excess of $5,750,000 (for all such judgments), in each case to the extent not fully covered by a third party insurer and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7                  Bankruptcy.  Any Note Party or the General Partner shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8                  Inability to Pay.  Any Note Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9                  [Reserved].

10.10           Lien Priority.  Any Lien on assets in excess of $11,500,000 in the aggregate created hereunder or under any Other Document or provided for hereby or under any Other Document for any reason ceases to be or is not a valid and perfected first priority Lien in favor of the Agent for the benefit of the Secured Parties (subject only to Permitted Encumbrances);

10.11           Cross Default.  Any “event of default” under (i) the Specified Note or (ii) any Indebtedness (other than the Obligations) of any Note Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,750,000 or more (in the aggregate for all such Indebtedness as to which an event or circumstance under this Section 10.11 has occurred), or any other event or circumstance which would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of any Note Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness); provided, that the occurrence of any “Event of Default” under and as defined in the Revolving Credit Agreement as a result of any breach of Section 6.5 of the Revolving Credit Agreement shall result in an Event of Default under this Section 10.11 only if the Indebtedness under the Revolving Credit Agreement is declared to be due and payable prior to its stated maturity and the commitments thereunder terminated as a result thereof;

10.12           Breach of Guaranty, Security Agreement or Pledge Agreement.  (i) Termination of any Guaranty, Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Issuer, or if any Note Party attempts to terminate, challenges in writing the validity of, or its liability under, any such Guaranty, Security Agreement, Pledge Agreement or similar agreement, or (ii) if any breach of the terms of any such agreement occurs (other than termination in clause (i) above or termination in accordance with its terms), which, in the case of this clause (ii) is not remedied within twenty (20) days after the occurrence thereof;

10.13           [Reserved];

10.14           Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Note Party or any Note Party shall so claim in writing to Agent or any Noteholder;

10.15           Licenses.  Any Governmental Body shall revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Note Party or Restricted Subsidiary that is material to an Issuer’s business and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Note Party’s ability to conduct its business as currently conducted;

10.16           Pension Plans.  An event or condition specified in Section 7.13 or Section 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Issuer or any member of the Controlled Group shall incur liability (including liability of any Issuer in its capacity as a member of a Controlled Group) to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect or result in material liability to any Note Party; or

10.17           Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Note Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

XI.                               NOTEHOLDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1                  Rights and Remedies.

(a)                                 Upon the occurrence of:  (i) an Event of Default pursuant to Section 10.7, all Obligations (including the Make Whole Amount or other Redemption Premium applicable in accordance with Section 2.6(c)(iv)) shall be immediately due and payable and this Agreement and the obligation of Noteholders to purchase Notes shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Noteholders all Obligations (including the Make Whole Amount or other Redemption Premium applicable in accordance with Section 2.6(c)(iv)) shall be immediately due and payable and Noteholders shall have the right to terminate this Agreement and to terminate the obligation of the Noteholders to purchase Notes; and (iii) a filing of a petition against any Issuer in any involuntary case under any state or federal bankruptcy laws, all Obligations (including the Make Whole Amount or other Redemption Premium applicable in accordance with Section 2.6(c)(iv)) shall be immediately due and payable and the obligation of Noteholders to purchase Notes hereunder shall be terminated and other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Issuer.  Upon the occurrence and during the continuation of any Event of Default, subject to Applicable Law and the Intercreditor Agreements, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and other Applicable Law and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Subject to the Intercreditor Agreements, Agent may enter any of any Note Party’s premises or other premises without legal process and without incurring liability to any Note Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent or the Required Noteholders may deem advisable and Agent may require Note Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, subject to the Intercreditor Agreements, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Note Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Issuer Representative at least ten (10) days prior to such sale or sales is reasonable notification.  Subject to the Intercreditor Agreements, at any public sale Agent or any Noteholder may bid for and become the purchaser, and Agent, any Noteholder or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Note Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Note Party’s (x) trademarks, trade styles, trade names, trade name applications, domain names, domain name applications, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (y) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof unless required otherwise by Applicable Law or the Intercreditor Agreements.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Note Parties shall remain liable to Agent and Noteholders therefor.

(b)                                 To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Note Party acknowledges and agrees that it is not commercially unreasonable for Agent:  (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Note Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment; (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Note Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Note Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2                  Agent’s Discretion.  Subject to the Intercreditor Agreements, Agent, at the direction of the Required Noteholders, shall have the right to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Noteholders’ rights hereunder.

11.3                  Setoff.  In addition to any other rights which Agent or any Noteholder may have under Applicable Law, upon the occurrence of an Event of Default hereunder and subject to the Intercreditor Agreements, Agent and such Noteholder shall have a right, immediately and without notice of any kind, to apply any Note Party’s property held by Agent and such Noteholder to reduce the Obligations. The applicable Noteholder shall notify the Note Parties and the Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 11.3. The rights of each Noteholder under this Section 11.3 are in addition to other rights and remedies (including other rights of setoff) which such Noteholder may have.

11.4                  Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5                  Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all fees, indemnities or expenses owed to the Agent, including, without limitation, all costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Noteholders under this Agreement and the Other Documents, under or pursuant to the terms of this Agreement;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Noteholders to the extent owing to such Noteholder pursuant to the terms of this Agreement;

THIRD, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest with respect to all Notes;

FOURTH, the payment of the outstanding principal of all Notes and any Make Whole Amount or other Redemption Premium thereon;

FIFTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH”; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Noteholders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Notes held by such Noteholder bears to the aggregate then outstanding Notes) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH”.

XII.                          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1                  Waiver of Notice.  To the fullest extent permitted by Applicable Law, each Issuer hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2                  Delay.  No delay or omission on Agent’s or any Noteholder’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3                  Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                     EFFECTIVE DATE AND TERMINATION.

13.1                  Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Note Party signatory hereto, Agent and each Noteholder, shall become effective on the Closing Date and shall continue in full force and effect until the Maturity Date unless sooner terminated as herein provided.  Issuers may terminate this Agreement at any time upon five (5) days’ prior written notice upon payment in full of the Obligations (other than contingent indemnity claims not yet asserted or threatened) and termination of the Commitments.  Each notice delivered by the Issuers under this Section 13.1 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Issuers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

13.2                  Termination.  The termination of this Agreement shall not affect any Note Party’s, Agent’s or any Noteholder’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than contingent indemnity claims not yet asserted or threatened) have been fully and indefeasibly paid, disposed of, concluded or liquidated and all Commitments have been terminated.  The security interests, Liens and rights granted to Agent for the benefit of the Secured Parties hereunder and the financing statements filed in connection therewith shall continue in full force and effect, notwithstanding the termination of this Agreement, until the Termination Date.  Upon the occurrence of the Termination Date or any release of Collateral or any part thereof in accordance with the provisions of this Agreement, then the Collateral (or such part of the Collateral) shall be released from the security interests created by this Agreement and Agent shall, upon the written request and at the sole cost and expense of the Issuers and receipt by Agent of a certificate from an Authorized Officer of the Issuer Representative confirming that such release (other than in connection with the occurrence of the Termination Date) is permitted under this Agreement and each Other Document, assign, transfer and deliver to Note Parties, without recourse to or representation or warranty, express or otherwise, by Agent, such of the Collateral or any part thereof as may be in possession of and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination of the Liens granted pursuant to this Agreement, each as provided to Agent.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnity claims not yet asserted or threatened) are indefeasibly paid and performed in full and all Commitments have been terminated.

XIV.                      REGARDING AGENT.

14.1                  Appointment.

(a)                                 Each Noteholder hereby designates HPS to act as Agent for such Noteholder under this Agreement and the Other Documents, and HPS hereby accepts such appointment on the Closing Date subject to the terms hereof. Each Noteholder irrevocably authorizes the Agent in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the Other Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Noteholder directs Agent and Agent is authorized to enter into this Agreement and the Other Documents and any other related agreements in the forms presented to Agent. For the avoidance of doubt, each Noteholder agrees that it will be subject to and bound by the terms of this Agreement and the Other Documents. The provisions of this Article XIV are solely for the benefit of the Agent and the Noteholders, and no Note Party shall have rights as a third party beneficiary of any such provisions (other than with respect to the Issuers’ consent rights under Section 14.6).

(b)                                 Each Noteholder agrees that in any instance in which this Agreement provides that Agent’s consent may not be unreasonably withheld, provide for the exercise of Agent’s reasonable discretion, or provides to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Documents. No Agent shall have liability for any failure, inability or unwillingness on the part of any Note Party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any Other Document, and shall have no liability for any inaccuracy or error in the performance or observance on any Agent’s part of any of its duties hereunder or under any Other Document that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(c)                                  For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” and phrases of similar import that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Agent receiving written direction from the Noteholders or Required Noteholders, as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Agent to exercise any discretionary acts.

14.2                  Agent in Its Individual Capacity.  Each person serving as Agent hereunder shall have the same rights and powers in its capacity as a Noteholder as any other Noteholder and may exercise the same as though it were not the Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Note Party or Affiliate thereof as if it were not the Agent hereunder and without duty to account therefor to the Noteholders.

14.3                  Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the Other Documents to which it is a party, and no implied covenants, duties, obligations or liabilities shall be read into this Agreement or any Other Documents on the part of Agent. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (b) except as expressly set forth in this Agreement or the Other Documents, Agent shall not have any duty to disclose or be liable for the failure to disclose any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity. As to any matters not expressly provided for by this Agreement (including collection of any promissory notes) or any matter that would require Agent to exercise any discretion hereunder or under any Other Document, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Noteholders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action unless it is furnished with an indemnification satisfactory to Agent with respect thereto and Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law. Agent may at any time request instructions from the Noteholders with respect to any actions or approvals which by the terms of this Agreement or of any of the Other Documents Agent is permitted or required to take or to grant. If Agent shall request any such instructions, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Noteholders, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Noteholders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Noteholders. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Noteholders (or such other number or percentage of the Noteholders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 16.2(b)). Agent shall not have any liability for any failure, inability or unwillingness on the part of the Noteholders or any Note Party to provide accurate and complete information on a timely basis to Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is received by Agent from the Issuers or a Noteholder pursuant to Section 16.6 below, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Other Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any Other Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any Other Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VIII or elsewhere in this Agreement or any Other Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to this Agreement or the Other Documents and the notification to the Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Issuers. Agent shall not be liable for any action taken or not taken by any such service provider. Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Noteholder to provide, written instruction to exercise such discretion or grant such consent from any such Noteholder, as applicable). Agent shall not be liable for any error of judgment made in good faith unless it shall be proven that Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Other Document or related documents shall obligate Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not indemnified to its satisfaction. Agent shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Any permissive grant of power to Agent hereunder shall not be construed to be a duty to act. Before acting hereunder, Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Agent shall not be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Agent shall not be liable for interest on any money received by it. For the avoidance of doubt, Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under this Agreement or any Other Documents and any other related agreements in any of their capacities.

14.4                  Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. In determining compliance with any condition hereunder to the purchase of a Note that by its terms must be fulfilled to the satisfaction of a Noteholder, Agent may presume that such condition is satisfactory to such Noteholder unless Agent shall have received written notice to the contrary from such Noteholder prior to the purchase of such Note. Agent may consult with legal counsel (who may be counsel for the Issuers), independent accountants, experts and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or advisors. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the Other Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (i) makes no warranty or representation to any Noteholder or any other Person and shall not be responsible to any Noteholder or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the Other Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Other Documents or any related documents on the part of the Note Parties or any other Person or to inspect the property (including the books and records) of the Note Parties; (iii) shall not be responsible to any Noteholder or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the Other Documents, any related document or any other instrument or document furnished pursuant hereto or thereto; and (iv) shall incur no liability under or in respect of this Agreement or any Other Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties. Agent shall not have any liability to any of the Note Parties or any Noteholder or any other Person for any of the Note Parties’ or any Noteholder’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any Other Document. The Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the Other Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Other Document.

14.5                  Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by Agent. Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

14.6                  Successor Agent.  Agent may resign as such at any time upon at least 30 days’ prior notice to the Noteholders and Issuer Representative. Upon any such resignation, the Required Noteholders shall have the right to appoint a successor Agent from among the Noteholders with the consent of Issuer Representative (such consent not to be unreasonably withheld, delayed or conditioned and not required if a Default or Event of Default shall have occurred and be continuing). If no successor shall have been so appointed by the Required Noteholders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Noteholders, appoint a successor Agent, with the consent of Issuer Representative (such consent not to be unreasonably withheld, delayed or conditioned and not required if a Default or Event of Default shall have occurred and be continuing), which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any Collateral held by the Agent on behalf of the Noteholders under this Agreement or any of the Other Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and the Noteholders shall assume and perform all of the duties of Agent under this Agreement and the Other Documents until such time, if any, as the Required Noteholders appoint a successor Agent.

Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under this Agreement and the Other Documents. The fees payable by the Issuers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuers and such successor. After Agent’s resignation hereunder, the provisions of this Article XIV, Section 12.3, Section 16.1, Section 16.5, Section 16.9, and Section 16.22 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

14.7                  Indemnification.  To the extent Agent is not reimbursed and indemnified by Issuers, each Noteholder will reimburse and indemnify Agent in proportion to its respective portion of the Notes (or, if no Notes are outstanding, according to its Applicable Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including, without limitation, the fees and expenses of its agents and attorneys, whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Noteholders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8                  Non-Reliance on Agent and Other Noteholders.  Each Noteholder acknowledges that it has, independently and without reliance upon Agent or any other Noteholder or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Noteholder also acknowledges that it will, independently and without reliance upon Agent or any other Noteholder or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Other Document or related agreement or any document furnished hereunder or thereunder. Agent shall not be responsible to any Noteholder for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Note Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Note Party, or the existence of any Event of Default or any Default.

14.9                  Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.3, 9.7, 9.8, 9.10 and 9.11 from Issuers pursuant to the terms of this Agreement which any Issuer is not obligated to deliver to each Noteholder, Agent will promptly furnish such documents and information to Noteholders.

14.10           Issuers’ Undertaking to Agent.  Without prejudice to their respective obligations to Noteholders under the other provisions of this Agreement, each Issuer hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Noteholders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Issuer’s obligations to make payments for the account of Noteholders or the relevant one or more of them pursuant to this Agreement.

14.11           Agent May File Proof of Claims.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Issuers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal, Make Whole Amount or other Redemption Premium and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Noteholders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Noteholders and the Agent and their respective agents and counsel and all other amounts due the Noteholders and the Agent under this Agreement and the Other Documents) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Noteholders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under this Agreement and the Other Documents.

14.12           Regarding Collateral.

(a)                                 Agent hereby disclaims any representation or warranty to the Noteholders concerning and shall have no responsibility to Noteholders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Other Document or in the value of any of the Collateral and shall not be responsible or liable to the Noteholders for any failure to monitor or maintain any portion of the Collateral. Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Note Parties to the Collateral, as to the security afforded by this Agreement or any Other Document. Agent shall not be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or liens upon the Collateral. Agent shall not be responsible for the maintenance of the Collateral, except as expressly provided in the immediately following sentence when Agent has possession of the Collateral. Agent shall have no duty to the Noteholders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any Note Party or any other party selected by Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, Agent shall not be responsible to the Noteholders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided, however, that if instructed by the Required Noteholders and at the expense of the Issuers, the Agent shall arrange for the filing and continuation of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral; provided, that, the Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements, all of which shall be provided in writing to the Agent by the Required Noteholders including the jurisdictions and filing offices where the Agent is required to file such financing statements.

(b)                                 In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any Real Property-related collateral pursuant to this Agreement or any Other Document, the Agent shall not be obligated to take title to or possession of Real Property in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Agent to incur, or be exposed to, any Environmental Liability or any liability under any other federal, state or local law, the Agent reserves the right, instead of taking such action, either to resign as Agent subject to the terms and conditions of Section 14.6 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.

(c)                                  In connection with any tax affidavit or similar instrument required to be filed or delivered by the Agent in connection with any Mortgage, the Agent shall complete such tax affidavit or similar instrument pursuant to the information provided to it in a certificate executed by an Authorized Officer of Issuers. The Agent shall be entitled to conclusively rely on the information provided to it in such certificate and shall not be liable to the Note Parties, the Noteholders or any other Person for its acting in reliance thereon.

14.13           Other Documents.  Anything in this Agreement to the contrary notwithstanding, each of the Noteholders agrees that it shall not take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Noteholders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of the Required Noteholders.

14.14           Withholding Tax.  To the extent required by any Applicable Law, Agent may deduct or withhold from any payment to any Noteholder an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Body asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Noteholder for any reason (including because the appropriate form was not delivered or was not properly executed or because such Noteholder failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Noteholder shall indemnify and hold harmless Agent fully for all amounts paid, directly or indirectly, by Agent for Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to any Noteholder by Agent shall be conclusive absent manifest error.  Each Noteholder hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Noteholder under this Agreement or any Other Document against any amount due Agent under this Section 14.14.  The agreements in this Section 14.14 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Noteholder, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

14.15           Release of Collateral and Guaranties.  Each of the Noteholders irrevocably authorizes the Agent (a) to release any Lien on any property granted to or held by the Agent under this Agreement and/or any applicable Other Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted under this Agreement to a Person that is not a Note Party if the Note Party disposing of such property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) that constitutes Excluded Collateral, (iv) as contemplated pursuant to the terms of any Intercreditor Agreement or (v) if approved, authorized or ratified in writing in accordance with Section 16.2 and (b) to release any Guarantor from its obligations under this Agreement and the Other Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.  In addition, in the event that all or any portion of any property subject to a Mortgage is determined by the Agent or the Required Noteholders to be environmentally impaired or to be subject to any adverse environmental condition, then the Agent may (without obligation) or shall, if requested by the Required Noteholders, elect to release or reconvey the applicable Mortgage; provided that, such release by the Agent unilaterally or at the direction of the Required Noteholders will not constitute a Default or Event of Default under this Agreement or any Other Document. Except as provided in the two preceding sentences, the Agent will not release any Liens on Collateral without the prior written authorization of the Required Noteholders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Note Parties in respect of) all interests retained by the Note Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In no event shall the Agent be obligated to execute or deliver any document evidencing any release or re-conveyance without receipt of a certificate executed by a duly Authorized Officer of the Note Party or Note Parties disposing of such property certifying that such release complies with this Agreement and the Other Documents, and that all conditions precedent to such release or re-conveyance have been complied with. Upon request by the Agent at any time, the Required Noteholders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and the Other Documents pursuant to this Section 14.15.

XV.                           BORROWING AGENCY.

15.1                  Borrowing Agency Provisions.

(a)                                 Each Issuer hereby irrevocably designates Issuer Representative to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Issuer or Issuers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Issuer Representative.

(b)                                 The handling of this credit facility as a co-borrowing facility with an Issuer Representative in the manner set forth in this Agreement is solely as an accommodation to Issuers and at their request.  Neither Agent nor any Noteholder shall incur liability to Issuers as a result thereof.

(c)                                  Each of the Issuers shall be jointly and severally liable with respect to their Obligations under this Agreement and the Other Documents to which it is party (including the Obligations to redeem or repurchase the Notes and Redemption Premium, interest and fees thereon, together with each other payment, reimbursement, indemnification and contribution Obligation under this Agreement and any Other Document).  Such joint and several liability of each Issuer shall not be impaired or released by, and each Issuer irrevocably waives any defense it might have by virtue of:  (i) the failure of any Noteholder or the Agent or any successor or assign thereof to assert any claim or demand or to exercise or enforce any right, power or remedy against any Issuer, any other Person, any collateral under this Agreement or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the obligations under this Agreement or any Other Document or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including any collateral under this Agreement or otherwise) securing payment, performance and/or observance of any of the obligations under this Agreement or the Other Documents or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) any action or inaction on the part of any Noteholder, the Agent or any other Person, or any other event or condition with respect to any other Issuer, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Issuer, or a guarantor or surety of or for any or all of the Obligations under this Agreement or the Other Documents, (v) any disability, incapacity or lack or powers, authority or legal personality of or dissolution or change in the members or status of any Issuer or any other person, (vi) any unenforceability, illegality or invalidity of any obligation of any other Person under this Agreement or any Other Document or any other document, guaranty or security, (vii) any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Note Party under this Agreement or any Other Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of such other Issuer’s obligations hereunder be construed as if there were no such circumstances, (viii) the release or substitution of any other Issuer in respect of the Obligations, or (ix) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the joint and several nature of the obligations of such or any other Issuer.  It is understood and agreed that the Noteholders and the Agent shall be entitled to payment from any one or more Issuers, as determined by the Agent in its discretion, of any amount due in accordance with this Agreement and the Other Documents, and no Noteholder nor the Agent shall be required to seek prior or simultaneous payment from any other Issuer.  Until the indefeasible payment in full in cash of all Obligations and the expiration or termination of the Commitments under this Agreement, each Issuer hereby agrees that it shall not exercise any right or remedy arising by reason of any performance by such Issuer of its obligations hereunder, whether by subrogation, reimbursement, contribution, indemnification or otherwise, against any other Issuer or any other Person or any Collateral for any of the Obligations.

(d)                                 Notwithstanding anything to the contrary in Section 15.1(c), the obligations of each Issuer under Section 15.1(c) with respect to advances made by a Secured Party to one or more other Issuers shall be limited to a maximum aggregate amount equal to the largest amount that would not render such Issuer’s undertakings hereunder subject to avoidance as a fraudulent transfer or fraudulent conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case taking into account the provisions of Section 16.19(h), and after giving effect to all other liabilities of such Issuer, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Issuer pursuant to Applicable Law or any agreement providing for an equitable allocation among such Issuer and the other Issuers and Affiliates of the Issuers of obligations arising under co-borrowings or guarantees by such parties.

15.2                  Waiver of Subrogation.  Each Issuer expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Issuer may now or hereafter have against the other Issuers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Issuers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the Termination Date.

XVI.                      MISCELLANEOUS.

16.1                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Note Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Note Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Note Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Issuer Representative at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Issuer Representative which each Note Party irrevocably appoints as such Note Party’s agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Noteholder to bring proceedings against any Note Party in the courts of any other jurisdiction.  Each Note Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens with respect to any action brought in the aforesaid courts.  The provisions Section 16.21 are included solely out of an abundance of caution and shall not be construed to mean that any provisions of Texas law are in any way applicable to this Agreement, the Other Documents or any of the Obligations.

16.2                  Entire Understanding; Amendments; No Waiver by Course of Conduct.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding among each Note Party, Agent and each Noteholder and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Note Party’s, Agent’s and each Noteholder’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Note Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Noteholders and the applicable Note Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than with respect to the Fee Letter, which shall require only the consent of the parties thereto) executed by the applicable Note Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Noteholders, Agent or Note Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)                                     increase the Applicable Percentage, or the maximum dollar amount of the Commitment Amount of any Noteholder without the consent of such Noteholder directly affected thereby;

(ii)                                  extend the Maturity Date or the time for payment of principal, Redemption Premium or interest on any Note (excluding the due date of any mandatory redemption of a Note), or any fee payable to any Noteholder, or reduce the principal amount of, Redemption Premium on, or the rate of interest borne by any Notes or reduce any fee payable to any Noteholder, without the consent of each Noteholder directly affected thereby (except that Required Noteholders may elect to waive or rescind any imposition of the Default Rate under Section 3.1);

(iii)                               alter the definition of the term Required Noteholders or alter, amend or modify this Section 16.2(b) without the consent of all Noteholders;

(iv)                              alter, amend or modify the provisions of Section 2.8, Section 11.5, or any other provision hereof providing for the pro rata sharing by the Noteholders of payments received on the Notes without the consent of all Noteholders;

(v)                                 other than in accordance with the provisions of this Agreement upon the occurrence of the Termination Date or with respect to any disposition of Collateral permitted under this Agreement, release all or substantially all of the Collateral without the consent of all Noteholders;

(vi)                              change the exculpatory provisions in this Agreement benefitting Agent without the consent of all Noteholders;

(vii)                           release any Guarantor or Issuer (except as otherwise permitted under this Agreement) without the consent of all Noteholders; or

(viii)                        amend, modify or otherwise affect the rights or duties of the Agent under this Agreement or the Other Documents without the prior written consent of the Agent.

(c)                                  Any such supplemental agreement shall apply equally to each Noteholder and shall be binding upon Issuers, Noteholders and Agent and all future holders of the Obligations.  In the case of any waiver, Issuers, Agent and Noteholders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)                                 Nothing herein contained, and no act done or omitted by the Agent pursuant to the powers and rights granted it herein, shall be deemed to be a waiver by the Agent of its rights and remedies under this Agreement, any Organizational Document of any Note Party or any related document, but this Agreement is made and accepted without prejudice to any of the rights and remedies possessed by the Agent under the terms hereof or thereof.  The right of the Agent to collect any amounts due to the Secured Parties hereunder or any Other Document and to enforce its rights with respect to Collateral may be exercised by the Agent either prior to, simultaneously with or subsequent to any action taken by it hereunder or any Other Document.

16.3                  Successors and Assigns; Participations.

(a)                                 This Agreement shall be binding upon and inure to the benefit of each Note Party, Agent, each Noteholder, all future holders of the Obligations and their respective successors and permitted assigns, except that Note Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Noteholder.

(b)                                 Except as expressly required by Section 2.8, participation in the Notes or any rights or obligations of the Noteholders under this Agreement (including with respect to Commitments) are prohibited and shall be void ab initio.

(c)                                  Any Noteholder, upon written notice to Agent, may assign all or any part of its rights and obligations under or relating to Notes under this Agreement and the Other Documents to one or more additional banks or financial institutions (each such assignee, a “Purchasing Noteholder”), in minimum amounts of not less than $5,000,000, pursuant to a Transfer Supplement, executed by a Purchasing Noteholder and the transferor Noteholder, and delivered to Agent for recording; provided that any such assignment will require the consent of Issuer Representative (not to be unreasonably withheld or delayed), except that no consent of Issuer Representative shall be required for an assignment during an Event of Default or to a Noteholder or an Affiliate of a Noteholder, and provided further, that no assignment shall be made to the Issuers or any of their respective Affiliates.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Transfer Supplement, (i) Purchasing Noteholder thereunder shall be a party hereto and, to the extent provided in such Transfer Supplement, have the rights and obligations of a Noteholder thereunder with an Applicable Percentage as set forth therein, and (ii) the transferor Noteholder thereunder shall, to the extent provided in such Transfer Supplement, be released from its obligations under this Agreement, the Transfer Supplement creating a novation for that purpose.  Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Noteholder and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Noteholder of all or a portion of the rights and obligations of such transferor Noteholder under this Agreement and the Other Documents.  Each Issuer hereby consents to the addition of such Purchasing Noteholder and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Noteholder of all or a portion of the rights and obligations of such transferor Noteholder under this Agreement and the Other Documents.  Issuers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Noteholder, upon notice to Agent, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Notes under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity, that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Noteholder or an Affiliate of such Noteholder (a “Purchasing CLO” and together with each Purchasing Noteholder, each a “Transferee” and collectively the “Transferees”), pursuant to a Transfer Supplement modified as appropriate to reflect the interest being assigned (a “Modified Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, and the transferor Noteholder, and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Transfer Supplement, have the rights and obligations of a Noteholder thereunder and (ii) the transferor Noteholder thereunder shall, to the extent provided in such Modified Transfer Supplement, be released from its obligations under this Agreement, the Modified Transfer Supplement creating a novation for that purpose.  Such Modified Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Issuer hereby consents to the addition of such Purchasing CLO.  Issuers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent shall maintain at its address a copy of each Transfer Supplement and Modified Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Noteholder and the outstanding principal, Redemption Premium, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Issuer, Agent and Noteholders shall treat each Person whose name is recorded in the Register as the owner of the Note recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by any Issuer or any Noteholder (with respect to its own interests) at any reasonable time and from time to time upon reasonable prior written notice.  Agent shall receive (i) all documentation and other information required by required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the

USA PATRIOT Act and (ii) a fee in the amount of $3,500 payable by the applicable Purchasing Noteholder and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Noteholder and/or Purchasing CLO.

(f)                                   Each Issuer authorizes each Noteholder to disclose to any Transferee and any prospective Transferee any and all financial information in such Noteholder’s possession concerning such Issuer which has been delivered to such Noteholder by or on behalf of such Issuer pursuant to this Agreement or in connection with such Noteholder’s credit evaluation of such Issuer; provided that the Transferee or prospective Transferee agrees to be bound by a non-disclosure agreement approved by Issuers pursuant to which Issuers are third party beneficiaries.

(g)                                  Notwithstanding anything to the contrary in this Section 16.3, no sale, transfer or assignment of all or any portion of any Noteholder’s rights and obligations under or relating to Notes under this Agreement shall be made to any natural person or to any Note Party or any of their respective Affiliates.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement, any Noteholder may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Noteholder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Noteholder from any of its obligations hereunder or substitute any such pledgee or assignee for such Noteholder as a party hereto.

(i)                                     Replacement of Notes.  Upon receipt of evidence reasonably satisfactory to the Issuer Representative of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Issuer Representative, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Issuers will issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, that if any Note held by a Noteholder that is an Initial Noteholder (or its Affiliate) is lost, stolen or destroyed, an affidavit of loss executed by such Noteholder setting forth the circumstances with respect to such loss, theft or destruction and including indemnification undertakings in favor of the Issuers and in form and substance reasonably satisfactory to the Issuer Representative shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Issuers of a new Note in replacement of such lost, stolen or destroyed Note.

16.4                  Application of Payments.  Subject to application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Issuer makes a payment or Agent or any Noteholder receives any payment or proceeds of the Collateral for any Issuer’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Noteholder.

16.5                  Indemnity.  Each Note Party shall defend, protect, indemnify, pay and save harmless Agent, each Noteholder and each of their respective officers, directors, members, partners, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of:  (a) this Agreement, the Other Documents, the Notes and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Note Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent or any Noteholder under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Note Party, any Affiliate or Subsidiary of any Note Party, (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not brought by any Note Party, any director, equity holder or creditor thereof, any Indemnified Party or any other Person and whether or not any Indemnified Party is a party thereto and (g) arising from or incurred by reason of the handling of the financing arrangements of Issuers as provided in Section 15.1, reliance by Agent or any Noteholder on any request or instruction from Issuer Representative or any other action taken by Agent or any Noteholder with respect to Section 15.1; provided, however, notwithstanding anything in this Section 16.5 to the contrary, no Note Party shall be required to indemnify any Indemnified Party for any Claim which, in each case is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s own gross negligence or willful misconduct or that of its respective Affiliates or each of their respective officers, directors, employees, advisors and agents, or (y) any dispute solely among Indemnified Parties and not involving a Note Party or any Subsidiary or Affiliate thereof and not arising out of or in connection with, in each case as found in a final non-appealable judgment by a court of competent jurisdiction, (i) the Agent’s capacities in connection with this Agreement or in fulfilling its roles as Agent or (ii) any action or inaction of a Note Party, any of its Subsidiaries or Affiliates.  Without limiting the generality of any of the foregoing (but subject to clauses (x) and(y) above), each Note Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous or other real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Noteholder. To the extent relating to Hazardous Substances at the Real Property, the Note Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that the presences of any Hazardous Substances results from the actions on the party of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing (but subject to clauses (x)-(z) above), this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Note Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances.  No Indemnified Party shall be liable for any damage arising from the use by others of information relating to the Note Parties obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnified Person.  This Section 16.5 shall not apply to Taxes, other than any Taxes that represent claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses or disbursements arising from any non-Tax claim.

16.6                  Notice.  Any notice or request hereunder to any Note Party may be given to Issuer Representative at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice or request hereunder to Agent or any Noteholder may be given at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, when actually received;

(f)                                   In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)                                  If given by any other means (including by overnight courier), when actually received.

Any Noteholder giving a Notice to Issuer Representative or any Issuer shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Noteholders of its receipt of such Notice.

(A)                               If to Agent at:

HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention:                                         Piero Russo
Telephone:                                   (212) 287-4271
Facsimile:                                         (646) 344-4271
Email:                                                            piero.russo@hpspartners.com

(B)                               If to (i) MP III Offshore Mezzanine Investments, L.P., Mezzanine Partners III, L.P. or AP Mezzanine Partners III, L.P., to the address set forth in (A) above, or (ii) any other Noteholder, to the address for such Noteholder as set forth on its signature page hereto or in the applicable Transfer Supplement.

(C)                               If to Issuer Representative or any Issuer:

Emerge Energy Services Operating LLC
5600 Clearfork Main Street
Fort Worth, Texas  76109
Attention:                                         Deborah Deibert
Telephone:                                   (817) 618-4012
Facsimile:                                         (817) 488-7739
Email:            DDeibert@emergelp.com

with copies to:

Insight Equity Management Company LLC
1400 Civic Place, Suite 250
Southlake, Texas  76092
Attention:                                         Warren Bonham
Telephone:                                   (817) 488-5917
Facsimile:                                         (817) 488-7739
Email:            wbonham@insightequity.com

Attention:                                         Robert J. Conner, General Counsel
Telephone:                                   (817) 865-2534
Facsimile:                                         (817) 488-7739
Email:            rconner@insightequity.com

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas  77002
Attention:                                         M. Catherine Ozdogan
Telephone:                                   (713) 546-7494
Facsimile:                                         (713) 546-5401

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16.6. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

16.7                  Survival.  The obligations of Issuers under Sections 2.1(a), Article III, 4.18(d), and 16.5 and the obligations of Noteholders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations. The obligations of Issuers under Article V shall survive the execution delivery and acceptance of this Agreement and the Other Documents by the parties thereto and the closing of the transactions described therein or related to.

16.8                  Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9                  Expenses.  All documented costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) shall be reasonable and which in each case below, includes the costs and disbursements of one (1) lead counsel for Agent and one (1) lead counsel for Noteholders and one (1) additional local counsel for each of them in each applicable jurisdiction) incurred by Agent and Noteholders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, (b) in connection with the entering into, syndication, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Noteholder’s rights hereunder or under any Other Document, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Noteholder’s transactions with any Note Party or any other creditor of a Note Party, (e) in connection with any advice given to Agent or any Noteholder with respect to its rights and obligations under this Agreement and the Other Documents or (f) without limiting the foregoing, in ensuring compliance with Article IV and Section 6.6, and all of the foregoing shall be part of the Obligations.

16.10           Injunctive Relief.  Each Issuer recognizes that, in the event any Issuer fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Noteholders; therefore, Noteholders, if the Required Noteholders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11           Consequential Damages.  Neither Agent nor any Noteholder, nor any agent or attorney for any of them, shall be liable to any Note Party (or any Subsidiary of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12           Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.14           Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15           Confidentiality; Sharing Information.

(a)                                 Agent, each Noteholder and each Transferee shall hold all non-public information of the Issuers and their Subsidiaries obtained by Agent, such Noteholder or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Noteholder’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Noteholder and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Noteholder or to any prospective Transferees (provided that any prospective Transferee has agreed in writing to hold such information confidential), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Noteholder and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Issuer of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Noteholder or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Noteholder or any Transferee be obligated to return any materials furnished by any Issuer other than those documents and instruments in possession of Agent or any Noteholder in order to perfect its Lien on the Collateral once the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and this Agreement has been terminated.  Each Issuer acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Issuer or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Noteholder or by one or more Subsidiaries or Affiliates of such Noteholder and each Issuer hereby authorizes each Noteholder to share any information delivered to such Noteholder by such Issuer and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Noteholder to enter into this Agreement, to any such Subsidiary or Affiliate of such Noteholder, it being understood that any such Subsidiary or Affiliate of any Noteholder receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Noteholder hereunder.  Such authorization shall survive the redemption of the other Obligations and the termination of this Agreement.

(b)                                 Each Issuer acknowledges that upon receipt of written request by the Agent, it will not provide any further material non-public information of the Issuers and their Subsidiaries to the Agent, any Noteholder of any of their respective affiliates until the Agent’s further notice; provided, that this provision does not affect any Note Party’s obligation to provide notice of an Event of Default under this Agreement.

16.16           Publicity.  Each Issuer agrees that any references to Agent, any Noteholder or any of their respective affiliates made in connection with the Transactions are subject to the prior approval of Agent or such Noteholder, as applicable, which approval shall not be unreasonably withheld.  Agent and Noteholders shall not be permitted to use information related to the syndication and arrangement of the Notes in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense, without the prior written consent of Parent Guarantor (such consent not to be unreasonably withheld or delayed); provided, that (I), notwithstanding anything to the contrary herein, Agent and Noteholders may include references to the Notes in their marketing materials without the prior written consent of Issuers so long as such references shall be limited to:  (i) a description of the Transactions, including industry type; (ii) a reproduction of any Issuer’s logo; (iii) a description of Agent’s and/or Noteholders’ roles in the Transactions (e.g., notes agent, Noteholder); (iv) the date and amount of the Notes; and (v) the names of the Issuers and the other Note Parties, and (II) upon the consent by Parent Guarantor, Agent and Noteholders may make and distribute reproductions of such consented-to marketing, press releases or other transactional announcements or updates.

16.17           Certifications From Banks; USA PATRIOT Act.

(a)                                 Each Noteholder or assignee of a Noteholder that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Noteholder is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations:  (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)                                 The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Noteholders may from time to time request, and Issuers shall provide to any such Noteholder, each Issuer’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Noteholder to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18           Anti-Terrorism Laws.  Each Note Party represents and warrants to the Agent, as of the Closing Date, the date of any renewal, extension or modification of this Agreement, and at all times until the Termination Date, that:  (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (c) engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.

16.19           Concerning Joint and Several Liability of Issuers.

(a)                                 Each of Issuers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Noteholders under this Agreement, for the mutual benefit, directly and indirectly, of each of Issuers and in consideration of the undertakings of each of Issuers to accept joint and several liability for the obligations of each of them.

(b)                                 Each of Issuers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Issuers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Issuers without preferences or distinction among them.

(c)                                  If and to the extent that any of Issuers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Issuers will make such payment with respect to, or perform, such Obligation.

(d)                                 The obligations of each Issuer under the provisions of this Section 16.19 constitute full recourse obligations of such Issuer, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided herein, each Issuer hereby waives notice of acceptance of its joint and several liability, notice of any Note purchased under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Noteholder under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Issuer hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Noteholder at any time or times in respect of any default by any Issuer in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Noteholder in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Issuer.  Without limiting the generality of the foregoing, each Issuer assents to any other action or delay in acting or failure to act on the part of any Noteholder, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the Applicable Laws or regulations thereunder which might, but for the provisions of this Section 16.19, afford grounds for terminating, discharging or relieving such Issuer, in whole or in part, from any of its obligations under this Section 16.19, it being the intention of each Issuer that, so long as any of the Obligations remain unsatisfied, the obligations of such Issuer under this Section 16.19 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Issuer under this Section 16.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Issuer or any Noteholder.  The joint and several liability of Issuers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Issuer or any Noteholder.

(f)                                   The provisions of this Section 16.19 are made for the benefit of the Noteholders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of Issuers as often as occasion therefor may arise and without requirement on the part of any Noteholder first to marshal any of its claims or to exercise any of its rights against any of the other Issuers or to exhaust any remedies available to it against any of the other Issuers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 16.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy or reorganization of any of Issuers, or otherwise, the provisions of this Section 16.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g)                                  Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of an Issuer shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Issuer hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h)                                 Issuers hereby agree, as among themselves, that if any Issuer shall become an Excess Funding Issuer (as defined below), each other Issuer shall, on demand of such Excess Funding Issuer (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Issuer an amount equal to such Issuer’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Issuer) of such Excess Payment (as defined below).  The payment obligation of any Issuer to any Excess Funding Issuer under this Section 16.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Issuer under the other provisions of this Agreement, and such Excess Funding Issuer shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations.  For purposes hereof, (i) “Excess Funding Issuer” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), an Issuer that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Issuer in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share,” for the purposes of this Section 16.19(h), shall mean, for any Issuer, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Issuer (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Issuer hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Issuer and all of the other Issuers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Issuer and the other Issuers hereunder) of such Issuer and all of the other Issuers, all as of the Closing Date (if any Issuer becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.19(h) such subsequent Issuer shall be deemed to have been an Issuer as of the Closing Date and the information pertaining to, and only pertaining to, such Issuer as of the date such Issuer became an Issuer shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Issuers in this Section, the failure of an Issuer to make any payment to an Excess Funding Issuer as required under this Section shall not constitute an Event of Default.

16.20           [Reserved].

16.21           ISSUERS’ WAIVER OF RIGHTS UNDER TEXAS DECEPTIVE TRADE PRACTICES ACT.  EACH ISSUER HEREBY WAIVES ANY RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF THE ISSUERS’ OWN SELECTION, EACH ISSUER VOLUNTARILY CONSENTS TO THIS WAIVER.  EACH ISSUER EXPRESSLY WARRANTS AND REPRESENTS THAT EACH ISSUER (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO AGENT OR THE NOTEHOLDERS, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION

WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER DOCUMENTS.

16.22           Absence of Fiduciary Duties.  Each of the Note Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the Other Documents and any communications in connection therewith, the Note Parties and their respective Affiliates, on the one hand, and each Noteholder and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Noteholder or Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

16.23           Intercreditor Agreement.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, (i) the Liens granted to the Agent pursuant to this Agreement are expressly subject and subordinate to the Liens securing the Senior Lien Obligations as and to the extent set forth in the ABL/Term Intercreditor Agreement and (ii) the exercise of any right or remedy by the Agent hereunder is subject to the limitations and provisions of the ABL/Term Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, with respect to any Collateral, until the occurrence of the Discharge of Senior Lien Obligations, any obligation of any Note Party hereunder or under any other Security Document with respect to the delivery or control of any Collateral, the notation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be subject and subordinate to the rights of the Revolving Agent pursuant to the Senior Lien Collateral Documents (as such term is defined in the ABL/Term Intercreditor Agreement). To the extent that compliance by any Note Party with any actions specified in the immediately preceding sentence would (x) conflict with the exercise of or direction by the Revolving Agent of comparable rights, (y) require delivery of Collateral which can only be delivered to one Person or (z) be, under Applicable Law, prohibited or unable to be completed, then the applicable Note Party shall not have to take any such actions so long as the applicable Note Party is, with respect to clause (x), complying with the exercise of, or direction by, the Revolving Agent, with respect to clause (y), has delivered such collateral to the Revolving Agent or any of its agents, and, with respect to clause (z), only so long as Applicable Law would prevent such compliance.  Any reference herein to the Lien of Agent being “first priority” or words of similar effect shall mean that such Lien is a first priority Lien, subject only to the prior Lien securing the Senior Lien Obligations and any Permitted Encumbrances that have priority by operation of law. In the event of any conflict between the terms of (i) the Intercreditor Agreements and this Agreement, the terms of the Intercreditor Agreements shall govern and control or (ii) the ABL/Term Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the terms of the ABL/Term Intercreditor Agreement shall govern and control.

(b)                                 Notwithstanding any other provision hereof or of any Other Document, for so long as the Discharge of Senior Lien Obligations has not occurred and the documentation for any Senior Lien Obligation shall require the delivery of possession or control to the Revolving Agent, any covenant hereunder or under any Other Document requiring the delivery of possession or control to the Agent or any of the Noteholders of Collateral shall be deemed to have been satisfied if such possession or control shall have been delivered to or given in favor of the applicable Revolving Agent (or its agents or bailees), as provided in the ABL/Term Intercreditor Agreement, or such first-priority lien on such Collateral shall have been granted to applicable the Revolving Agent and a lien on such Collateral shall have been granted to Agent or the applicable Noteholder, in each case, subject to Permitted Encumbrances.  The representations and warranties of the Note Parties contained in the Other Documents representing or warranting that the Lien in favor of the Agent or any of the Noteholders under any Other Document is a first-priority lien shall be deemed to be modified mutatis mutandis to take into account the foregoing provisions of this paragraph.

(c)                                  Each Noteholder acknowledges and agrees that, upon the Agent’s entry into the Junior Lien Intercreditor Agreement, such Noteholder will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as a Senior Lien Secured Party (as defined in the Junior Lien Intercreditor Agreement).

16.24           Securities Representations.  Each Noteholder severally and not jointly represents and warrants to, and agrees with, each of the Issuers and each Guarantor as of the Closing Date and as of each date it acquires any Notes (whether by assignment or otherwise) that:

(a)                                 It is either (A) a Qualified Institutional Buyer, (B) an Institutional Accredited Investor or (C) a non-U.S. Person (as such term is defined in Regulation S under the Securities Act) and will not acquire the Notes for the account or benefit of any U.S. Person;

(b)                                 It is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act and any Applicable Law;

(c)                                  It (i) understands that the Notes have not been registered under the Securities Act and the Notes are being issued by the Issuers in transactions exempt from the registration requirements of the Securities Act and (ii) agrees that all or any part of the Notes may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws;

(d)                                 It understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Noteholder) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

(e)                                  Except as disclosed, it did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Noteholders; it being understood that the Closing Payments do not constitute fees or commissions; and

(f)                                   It has been furnished with or has had access to the information it has requested from the Note Parties and has sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of having invested in, the Notes.

(g)                                  Each Noteholder understands that the Issuers will rely upon the accuracy and truth of the foregoing representations and warranties and each Noteholder hereby consents to such reliance.

(h)                                 Each Noteholder acknowledges that Notes shall bear a legend substantially in the following form:

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3. THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUERS WILL PROVIDE TO ANY NOTEHOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF

THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER REPRESENTATIVE AT THE FOLLOWING ADDRESS (OR AT SUCH OTHER ADDRESS AS MAY BE SPECIFIED IN WRITING FROM TIME TO TIME BY THE ISSUERS): EMERGE ENERGY SERVICES OPERATING LLC, 6000 WESTERN PLACE, SUITE 465, FORT WORTH TEXAS, 76107, ATTENTION: DEBORAH DEIBERT.

(i)                                     Each Noteholder acknowledges that Notes shall bear a legend substantially in the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.

BY ITS ACCEPTANCE HEREOF, THE NOTEHOLDER OF THIS NOTE (I) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), AND (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH ANY ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT, SUBJECT TO THE RESTRICTIONS IN THE NOTE PURCHASE AGREEMENT, (A) (I) TO ANY ISSUER OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $1,000,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE AGENT FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER REPRESENTATIVE SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE

WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BY ITS ACCEPTANCE HEREOF, THE NOTEHOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (A)(I) ABOVE, THE NOTEHOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE AGENT AND THE ISSUER REPRESENTATIVE SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(j)                                    Each Noteholder acknowledges that the Notes shall bear any legend set forth in any applicable Intercreditor Agreement until no longer required by such document.

16.25           Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Transfer Supplement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.26           Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Noteholder that is an EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Noteholder that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

16.27           Amendment and Restatement.

(a)                                 On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and the Existing Credit Agreement shall thereafter be of no further force and effect except to evidence the incurrence by the Issuers of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Closing Date).

(b)                                 The terms and conditions of this Agreement and the rights and remedies of the Agent and the Noteholders under this Agreement and the Other Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement.

(c)                                  The Note Parties hereby reaffirm the Liens granted pursuant to the Existing Credit Agreement and the Other Documents (as defined in the Existing Credit Agreement) and existing immediately prior to the Closing Date to the Agent for the benefit of the Secured Parties, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations. After giving effect to this Agreement and the transactions contemplated hereby, neither the modification of the Existing Credit Agreement effected pursuant to this amendment and restatement nor the execution, delivery, performance or effectiveness of this Agreement (i) impairs the validity, effectiveness or priority of the Liens granted pursuant to this Agreement or any Other Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (ii) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens. The Parent Guarantor hereby reaffirms its obligations under the Guaranty, which shall remain in full force and effect.

(d)                                 On and after the Closing Date, (i) all references to this Agreement in the Other Documents (other than this Agreement) shall be deemed to refer to this Agreement and (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Other Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement.

(e)                                  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any Other Document, all terms and conditions of the Other Documents remain in full force and effect unless otherwise specifically amended hereby or by any Other Document.

(f)                                   For the avoidance of doubt, unless otherwise specified in this Agreement, all “baskets” set forth in this Agreement shall be calculated from the Closing Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Second Lien Note Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ISSUERS:

EMERGE ENERGY SERVICES OPERATING LLC

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

SUPERIOR SILICA SANDS LLC

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

PARENT GUARANTOR:

EMERGE ENERGY SERVICES LP

By: Emerge Energy Services GP LLC, its general partner

By:	/s/ Warren B. Bonham
Name: Warren B. Bonham
Title: Vice President

[Signature page to Second Lien Note Purchase Agreement]

NOTES AGENT AND COLLATERAL AGENT:

HPS INVESTMENT PARTNERS, LLC, solely in its capacities as notes agent and collateral agent and not in its individual capacity

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

[Signature page to Second Lien Note Purchase Agreement]

NOTEHOLDER:

MP III OFFSHORE MEZZANINE INVESTMENTS, L.P.,

By: HPS Mezzanine Management III, LLC, as investment manager
By: HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

[Signature page to Second Lien Note Purchase Agreement]

NOTEHOLDER:

MEZZANINE PARTNERS III, L.P.,

By: HPS Mezzanine Management III, LLC, as investment manager
By: HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

[Signature page to Second Lien Note Purchase Agreement]

NOTEHOLDER:

AP MEZZANINE PARTNERS III, L.P.,

By: HPS Mezzanine Management III, LLC, as investment manager
By: HPS Investment Partners, LLC, its sole and managing member

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

[Signature page to Second Lien Note Purchase Agreement]

NOTEHOLDER:

OC II LVS III LP

By:	/s/ Adam Gubner
Name:	Adam Gubner
Title:	Authorized Person

Address for Notices:

c/o Pacific Investment Management Company
650 Newport Center Drive
Newport Beach, California 92660
Attention: Adam Gubner
Telephone: (949) 720-6813
Facsimile: (949) 720-1376
Email: adam.gubner@pimco.com
And attention: Christopher Neumeyer
Telephone: (949) 720-6809
Facsimile: (949) 720-1376
Email: chris.neumeyer@pimco.com
And attention: General Counsel
Telephone: (949) 720-6000
Facsimile: (949) 720-6079
Email: thevault@pimco.com

With a copy to:

Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, California 90067
Attention: Stacey L. Rosenberg, Esq.
Telephone: (310) 785-4660
Facsimile: (310) 785-4601
Email: stacey.rosenberg@hoganlovells.com

[Signature page to Second Lien Note Purchase Agreement]

Schedule 1.2(a)

COMMITMENTS

Noteholder	Commitment Amount	Applicable Percentage
MP III Offshore Mezzanine Investments, L.P.	$112,692,852.78	52.4153%
Mezzanine Partners III, L.P.	$48,646,933.26	22.6265%
OC II LVS III LP	$45,000,000.00	20.9302%
AP Mezzanine Partners III, L.P.	$8,660,213.96	4.0280%
TOTAL:	$215,000,000.00	100.0000%